Exhibit 10.13

Execution Version

SECOND LIEN CREDIT AGREEMENT

DATED AS OF

DECEMBER 9, 2016

AMONG

LD INTERMEDIATE HOLDINGS, INC.,

AND

LD LOWER HOLDINGS, INC.,

AS CO-BORROWERS,

LD TOPCO, INC.,

AS HOLDINGS,

ROYAL BANK OF CANADA,

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT,

THE OTHER LENDERS PARTY HERETO,

RBC CAPITAL MARKETS1,

NORTHWESTERN MUTUAL INVESTMENT MANAGEMENT COMPANY, LLC

AND

TD SECURITIES (USA) LLC,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

-i-

-ii-

-iii-

SCHEDULES

A	Cash Management Obligations
1	Subsidiary Guarantors
1.01(e)	Contracts Prohibiting Subsidiary Guarantees
1.01(f)	Pro Forma Consolidated Financial Information
2.01	Commitments and Pro Rata Shares
5.08(b)	Owned Real Property
5.12	Restricted Subsidiaries
5.16	Intellectual Property Matters
6.16	Post-Closing Undertakings
7.01	Existing Liens
7.02	Existing Investments
7.03	Permitted Surviving Debt
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice

-iv-

B	Note
C	Closing Certificate
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Affiliate Lender Assignment and Assumption
F-1	Holdings Guaranty
F-2	Subsidiary Guaranty
G	Security Agreement
H	Intercompany Subordination Agreement
I-1	U.S. Tax Compliance Certificate
I-2	U.S. Tax Compliance Certificate
I-3	U.S. Tax Compliance Certificate
I-4	U.S. Tax Compliance Certificate
J	Solvency Certificate
K	Optional Prepayment of Loans
L	Perfection Certificate
M	Intercreditor Agreement

-v-

This SECOND LIEN CREDIT AGREEMENT dated as of December 9, 2016, among LD Lower Holdings, Inc., a Delaware corporation (“LD Lower”) and LD Intermediate Holdings, Inc. (“LD Intermediate”), a Delaware corporation (and, together with LD Lower, each a “Borrower” and collectively, the “Borrowers”), LD Topco, Inc., a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Royal Bank of Canada (“Royal Bank”), as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS

WHEREAS, pursuant to that certain Unit Purchase Agreement, dated as of October 21, 2016 (as amended and restated on December 8, 2016 and together with all exhibits and schedules thereto, collectively, the “Acquisition Agreement”) by and among, inter alios, LD Lower, as buyer, and Corporate Risk Holdings, LLC, a Delaware limited liability company, as the seller, LD Lower will indirectly acquire certain foreign subsidiaries of Kroll Ontrack, LLC, a Minnesota limited liability company, and directly acquire the Company Units (as defined in the Acquisition Agreement) (the “Acquisition”); and

WHEREAS, in connection with the Transaction, the Borrowers have requested that, upon the satisfaction (or waiver) in full of the conditions precedent set forth in Section 4.01, the applicable Lenders make second lien term loans to the Borrowers in an aggregate principal amount of $125,000,000 on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“Acquisition Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum equal to (a) the Statutory Reserve Rate (which shall not be less than zero) multiplied by (b) the greatest of (i) LIBOR, (ii) 0.00% per annum and (iii) solely with respect to the Initial Loans, 1.00% per annum.

“Administrative Agent” means Royal Bank, acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or in each case, such other address or account as the Administrative Agent may from time to time notify the Borrower Representative and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Lender Assignment and Assumption” has the meaning specified in Section 10.07(i)(i).

“Affiliate Lenders” means, collectively, the Sponsor and its Affiliates (other than Holdings, a Borrower and any of their respective Subsidiaries).

“Agency Matters” means any matters relating to the Facility.

“Agent-Related Distress Event” means, with respect to the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent by a Governmental Authority or an instrumentality thereof.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arrangers and the Syndication Agent.

“Agreement” means this Second Lien Credit Agreement.

“Aggregate Commitments” means the Commitments of all the Lenders.

“All-In Yield” has the meaning specified in Section 2.14(f).

“Applicable Intercreditor Arrangements” means customary intercreditor arrangements reasonably satisfactory to the Administrative Agent; provided that (i) in the case of Indebtedness secured by Liens ranking pari passu with the First Lien Obligations, the Intercreditor Agreement shall be deemed satisfactory and (ii) in the case of Indebtedness secured by Liens ranking pari passu with the Obligations, such arrangements shall include a customary pari passu intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Applicable Rate” means a percentage per annum equal to (A) 10.00% per annum for Eurocurrency Rate Loans and (B) 9.00% per annum for Base Rate Loans.

“Appropriate Lender” means, at any time, (a) with respect to the Initial Facility, a Lender that has an Initial Commitment with respect to such Facility or Tranche thereunder or holds an Initial Loan at such time, (b) with respect to any New Facility, a Lender that holds a New Commitment or a New Loan at such time, and (c) with respect to any Specified Refinancing Debt, a Lender that holds a Specified Refinancing Commitment or Specified Refinancing Loans.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means with respect to any Lender any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means each of RBC Capital Markets, Northwestern and TD Securities (USA) LLC, in their respective capacities as exclusive joint lead arrangers and bookrunners, as applicable.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed, advised or administered by the same investment advisor/manager or affiliated investment advisors/managers.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means, collectively, (a) the audited financial statements for LDisc Holdings, LLC and its Subsidiaries for the fiscal year ending December 31, 2014 and the fiscal period ending December 22, 2015 and (b) the audited financial statements for Holdings and its Subsidiaries for the 10-day accounting period ending December 31, 2015.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 0.50%, (b) the prime commercial lending determined by Royal Bank as the “prime rate” and (c) the Adjusted Eurocurrency Rate determined on such date (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day, subject to the interest rate floors set forth therein); provided that in no event shall the Base Rate be less than, in the case of Initial Loans, 2.00%; provided, further, that if any of the rates set forth above shall be less than zero percent per annum, such rate shall be deemed to be zero percent per annum for purposes of this Agreement.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the

Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to Holdings, the Borrowers and the Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrower Representative” means LD Intermediate.

“Borrowing” means a borrowing of the same Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Eurocurrency Rate Loans, the same Interest Period.

“Business Day” means:

(a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in New York City; and

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any such day described in clause (a) above which is also a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of the Borrower Parties on a consolidated basis for such period (whether paid in cash or accrued as liabilities), that are required to be capitalized in accordance with GAAP (including acquisitions of IP Rights made in cash during such period to the extent the cost thereof is treated as a capitalized expense in accordance with GAAP); provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) an Investment permitted under Section 7.02 (but shall include all Capital Expenditures made with the proceeds of such Investment by a Borrower Party that is the recipient thereof), (b) to the extent permitted by this Agreement, (i) a reinvestment of the Net Cash Proceeds of any Disposition or Casualty Event in accordance with Section 2.05(b)(ii) or (ii) the purchase of property, plant or equipment or software to the extent financed with the proceeds of Dispositions or Casualty Events that are not required pursuant to Section 2.05(b)(ii) to be applied to prepay Loans or to be reinvested, (c) capitalized interest in respect of operating or capital leases, (d) the book value of any asset owned to the extent such book value is included as a capital expenditure as a result of reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (e) any non-cash amounts reflected as additions to property, plant or equipment on the Borrowers’ consolidated balance sheet and (f) expenditures that are accounted for as capital expenditures by a Borrower or any Restricted Subsidiary and that actually are paid for or reimbursed (including by means of the issuance of Equity Interests by Holdings or any Parent Holding Company) by a Person other than a Borrower or any Restricted Subsidiary and for which neither of the Borrowers nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date that are recharacterized as Capitalized Leases due to a change in GAAP after the Closing Date shall not be treated as Capitalized Leases for any purpose under this Agreement, but instead shall be accounted for as if they were operating leases for all purposes under this Agreement as determined under GAAP as in effect on the Closing Date.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrowers and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrowers and the Restricted Subsidiaries.

“Cash-Capped Incremental Facility” has the meaning specified in Section 2.14(a).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by a Borrower or any of their respective Restricted Subsidiaries:

(a) Dollars;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits or eurodollar time deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any domestic or foreign commercial bank that (i) issues (or the parent of which issues) commercial paper rated at least P-2 (or the then equivalent grade) by Moody’s or at least A-2 (or the then equivalent grade) by S&P and (ii) has combined capital and surplus of at least $250,000,000 (or, in the case of any non-U.S. banks, the equivalent amount thereof in a currency other than Dollars determined in accordance with Section 1.07 of this Agreement) (any such bank being an “Approved Bank”), in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by a domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than 24 months from the date of acquisition thereof;

(e) marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers);

(f) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 (or, in the case of any non-U.S. banks, the equivalent amount thereof in a currency other than Dollars determined in accordance with Section 1.07 of this Agreement) for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(g) Investments, classified in accordance with GAAP as Consolidated Current Assets of a Borrower or any Restricted Subsidiary, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000 (or, in the case of any non-U.S. banks, the equivalent amount thereof in a currency other than Dollars determined in accordance with Section 1.07 of this Agreement), and the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (b) through (f) and (j) of this definition;

(h) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (b) through (g) above;

(i) solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (b) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes; and

(j) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or the equivalent thereof).

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (i) above; provided that such amounts are converted into any currency listed in clause (a) or (i) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Casualty Event” means any event that gives rise to the receipt by a Borrower or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“Change of Control” means: (a) for any reason whatsoever Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of each Borrower; (b) at any time prior to a Qualified IPO and for any reason whatsoever, the Permitted Holders shall cease to own, directly or indirectly, at least 50.1% of the Equity Interests of Holdings having the power, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings; (c) at any time after a Qualified IPO and for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date, but excluding any employee benefits plan of any Borrower or any of its Subsidiaries) other than the Permitted Holders shall beneficially own a percentage of the then outstanding Voting Equity Interests of Holdings that is more than the greater of (A) 35% of the outstanding Voting Equity Interests of Holdings and (B) the percentage of such Voting Equity Interests owned, directly or indirectly, beneficially by the Permitted Holders, or (d) at any time, a Change of Control (as defined in the First Lien Credit Agreement) shall have occurred.

“Class” means (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan or Interest Period or, unless such differences result in such Loans not being fungible for U.S. federal tax purposes, upfront fees or original issue discount or similar fees paid or payable in connection with such Commitments or Loans), and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” means December 9, 2016.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Royal Bank, acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any), the Intercreditor Agreement, any other intercreditor agreement required to be entered into pursuant to this Agreement, each of the mortgages, collateral assignments, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Sections 6.12, 6.14 or 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to each Lender, such Lender’s Initial Commitment, Commitment Increase, New Commitment or Specified Refinancing Commitment.

“Commitment Increase” has the meaning specified in Section 2.14(a).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans, in each case, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company Competitor” means any Person that competes with the business of Holdings, the Borrowers and their Subsidiaries from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or such other form as may be agreed between the Borrowers and the Administrative Agent.

“Consolidated Cash Taxes” means, for an applicable period with respect to the Borrower Parties on a consolidated basis, the aggregate of all taxes based on income, profits or capital of the Borrowers and the Restricted Subsidiaries (including (i) federal, state, franchise, excise and similar taxes and foreign withholding taxes, (ii) penalties and interest related to such taxes or arising from any tax examinations and (iii) taxes in respect of repatriated funds), paid in cash during such period, to the extent they exceed the amount of taxes deducted in determining Consolidated Net Income for such period.

“Consolidated Current Assets” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees and (v) amounts related to current or deferred Taxes (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) (so long as the items described in clauses (iv) and (v) are non-cash items.

“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) escrow account balances, (g) any letter of credit obligations, swing line loans or revolving loans under any revolving credit facility (including in respect of the First Lien Credit Agreement), (h) the current portion of pension liabilities, (i) liabilities in respect of unpaid earn outs and (j) amounts related to derivative financial instruments and assets held for sale.

“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the sum of:

(a) Consolidated Net Income; plus

(b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted (and not added back) (or, in the case of amounts pursuant to clauses (vi), (x) or (xi) below, not already included in Consolidated Net Income) for, without duplication,

(i) total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, made (less net amounts, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to the Facility, the First Lien Facilities and with respect to other Indebtedness permitted to be incurred hereunder and (G) any expensing of bridge, commitment and other financing fees, but excluding total interest expense associated with Synthetic Lease Obligations) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income or gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

(ii) provision for taxes based on income, profits or capital of the Borrowers and the Restricted Subsidiaries, including corporate income tax, federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) in respect of repatriated funds,

(iii) depreciation and amortization expense and impairment charges (including amortization of intangible assets (including goodwill), deferred financing fees or costs, capitalized software expenditures (including capitalized software development expenditures), customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs),

(iv) other non-cash charges, expenses or losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down or reserves with respect to current assets but including (A) any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization and variances), (B) charges recognized in relation to post-retirement benefits or other charges necessary to adjust the defined benefit pension expense to reflect service cost only, (C) losses on minority interests owned by such Person, (D) the non-cash impact of accounting changes or restatements, (E) non-cash fair value adjustments in Investments, (F) the non-cash portion of “straight line” rent expense and (G) any other non-cash losses and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations) all as determined on a consolidated basis,

(v) restructuring charges, accruals or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with the Transactions, Permitted Acquisitions and other acquisitions permitted under Section 7.02 after the Closing Date, project start-up costs, losses, charges and expenses relating to any strategic initiatives (including any multi-year strategic initiatives), costs related to the closure, relocation, reconfiguration and/or consolidation of facilities, reconfiguration of fixed assets for alternative uses and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs, excess pension charges (including curtailments and modifications to pensions and post retirement employee benefit plans), and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing,

(vi) the amount of “run rate” net cost savings, operating expense reductions, other operating improvements and acquisition synergies, in each case, projected by the Borrowers in good faith to be realized (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of specified actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrowers), net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) the Compliance Certificate required to be delivered pursuant to Section 6.02 for the applicable period shall include a certification that such cost savings, operating expense reductions, other operating improvements, synergies are, in the good faith judgment of the Borrowers, (1) factually supportable and (2) reasonably anticipated to be realized within 18 months after the consummation of any operational change or the acquisition or disposition or the entry into any new agreements or amendments to existing agreements with customers or joint ventures, in each case, which is expected to result in such cost savings, expense reductions, operating improvements or synergies, as the case may be, (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (vi) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period and (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vi) to the extent occurring more than six full fiscal quarters after the specified action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies; provided that, amounts added to Consolidated EBITDA pursuant to this clause (vi), other than to the extent in connection with the Transactions or the LDiscovery Transactions, shall not, when combined with amounts added to Consolidated EBITDA pursuant to Section 1.09(b), in the aggregate exceed 25% of Consolidated EBITDA (determined prior to giving effect to such amounts) in any four consecutive fiscal quarter period,

(vii) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options and other equity and equity-based interests to employees or other service providers of a Borrower or any Restricted Subsidiary pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options and other equity and equity-based interests prior to the Closing Date) or the treatment of such options and other equity and equity-based interests under variable plan accounting,

(viii) (A) management, consulting and advisory fees, termination payments, transaction fees, indemnities and expenses permitted under Section 7.08(c) and (B) the amount of expenses, if any relating to payments made to holders of stock options or other compensatory equity-based awards in Holdings or any Parent Holding Company in connection with, or as a result of, any distribution being made to equity holders or unit holders of such Person or its direct or indirect parent companies, which payments are being made to compensate such holders of compensatory equity-based awards as though they were shareholders or unit holders at the time entitled to share in such distribution, in each case to the extent permitted by this Agreement,

(ix) any costs or expenses incurred pursuant to any management equity plan or share or unit option plan or any other management, director or employee benefit plan or agreement or share or unit subscription or shareholder or similar agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of a Borrower or the Net Cash Proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests) of a Borrower (or any Parent Holding Company thereof),

(x) proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related loss was deducted in the determination of Consolidated Net Income),

(xi) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with the Transaction, a Permitted Acquisition or any other acquisition permitted by Section 7.02 or any transaction permitted by Section 7.04, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to a Borrower or a Restricted Subsidiary in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xi) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period),

(xii) Synthetic Lease Obligations, to the extent deducted as an expense in such period,

(xiii) any losses realized upon a Disposition of property (including abandoned or discontinued operations or product lines) outside of the ordinary course of business,

(xiv) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,

(xv) net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (or any similar pronouncement) (including net realized losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains from related Swap Contracts) (entered into in the ordinary course of business or consistent with past practice),

(xvi) cash expenses relating to earn outs and similar obligations including the LDiscovery Acquisition Earnout Payment and any other earn-out obligations incurred prior to the date thereof or in connection with any acquisition, buyout or other investment paid or accrued during the applicable period, including any mark-to-market adjustments,

(xvii) Initial Public Company Costs,

(xviii) any loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice),

(xix) the amount of any non-controlling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, excluding cash distributions in respect thereof, and

(xx) compensation and reimbursement of expenses of non-management members of the board of directors (or similar body) of such Person (other than employees of the Sponsor);

minus

(c) an amount which, in the determination of Consolidated Net Income, has been included for:

(i) other non-cash income or gains, including (A) any non-cash portion of “straight line” rent expense, (B) credits recognized in relation to post-retirement benefits or other credits necessary to adjust the defined benefit pension income to reflect service cost only, (C) gains on minority interests owned by any Person, (D) the non-cash impact of accounting changes or restatements and (E) non-cash fair value adjustments in Investments but excluding (x) accrual of revenue in the ordinary course, (y) any such items in respect of which cash was received in a prior period or will be received in a future period (and, in the case of cash that was received in a prior period, such amounts previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to clause (b) of this definition)) or (z) any such items which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required (and where such accrual or reserve previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to clause (b) of this definition)) and (F) any other non-cash gains and income resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, all as determined on a consolidated basis,

(ii) any gains realized upon the Disposition of property (including abandoned or discontinued operations or product lines) outside of the ordinary course of business,

(iii) the amount of cash received in such period in respect of any non-cash income or gain in a prior period (and such non-cash income or gain previously increased Consolidated Net Income in a prior period (and would not have been required to be deducted pursuant to clause (c)(i) of this definition)),

(iv) net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (or any similar pronouncement) (including net realized gains from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized losses from related Swap Contracts) (entered into in the ordinary course of business or consistent with past practice), and

(v) any gain related to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice).

Notwithstanding anything to the contrary and without duplication of any adjustment provided for in clauses (a) to (c) above, Consolidated EBITDA shall be deemed to be $21,300,000 for the fiscal quarter ended September 30, 2016, $20,900,000 for the fiscal quarter ended June 30, 2016, $21,100,000 for the fiscal quarter ended March 31, 2016 and $21,900,000 for the fiscal quarter ended December 31, 2015.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, net income, excluding, without duplication:

(i) extraordinary, unusual or non-recurring charges, expenses, losses or gains (including (A) accruals for amounts payable and payments under executive employment agreements, severance costs, relocation costs, signing, retention and completion bonuses and (B) gains and losses realized on disposition of property outside of the ordinary course of business);

(ii) any amounts attributable to Investments in any non-wholly owned Restricted Subsidiary, Unrestricted Subsidiary or Joint Venture (other than a Guarantor or any Person at the Closing Date accounted for by the equity method of accounting; provided that to the extent not already excluded or deducted as minority interest expense, payments made in respect of interests of third parties shall be excluded) to the extent that such amounts have not been distributed in cash or Cash Equivalents to such Person and its Restricted Subsidiaries during such applicable period;

(iii) (x) any net unrealized gains and losses resulting from fair value accounting (including as a result of the mark-to-market of obligations of Swap Contracts and other derivative instruments) and (y) any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies (including net unrealized gain and losses from exchange rate fluctuations on intercompany balances and balance sheet items), in each case, to the extent included in Consolidated Net Income;

(iv) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis);

(v) [reserved];

(vi) the net income for such period shall not include the cumulative effect of a change in or the adoption, application or modification of accounting principles or policies during such period, whether effected through a cumulative effect adjustment or a retroactive application;

(vii) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements resulting from the application of purchase accounting (including any step-ups with respect to re-valuing assets and liabilities) in relation to the Transactions and any investment, acquisition, merger or consolidation (or resulting from any reorganization or restructuring) that is consummated after the Closing Date or the depreciation, amortization or write-off of any amounts thereof shall be excluded;

(viii) Transaction Costs; and

(ix) transaction fees and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any Debt Issuance, any Equity Issuance, any Disposition, any Casualty Event, recapitalization or any amendments or waivers of the Loan Documents the First Lien Facility Documentation, documentation governing other securities, credit facilities or debt instruments (including, in each case listed above, any amendments or other modifications thereto) and Permitted Refinancings in connection therewith, in each case, whether or not consummated.

There shall be excluded from Consolidated Net Income for any period (A) the accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrowers and/or the Restricted Subsidiaries), as a result of any acquisition consummated prior to the Closing Date, the Transactions and any Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions) or any Investment permitted under Section 7.02 or the amortization or write-off of any amounts thereof and (B) any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts and (iii) other derivative instruments.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the sum of all scheduled payments of principal made in cash during such period on Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capitalized Leases during such period to the extent not deducted in the calculation of Consolidated Net Income), less the reduction in such scheduled payments resulting from voluntary prepayments pursuant to Section 2.05(a) or mandatory prepayments required pursuant to Section 2.05(b), in each case as applied pursuant to Section 2.05, as determined in accordance with GAAP.

“Consolidated Total Assets” means, the consolidated total assets of the Borrowers and their respective Restricted Subsidiaries as set forth on the consolidated balance sheet of the Borrowers as of the most recent period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment, Restricted Payment, Permitted Acquisition or other acquisition, on a Pro Forma Basis including any property or asset being acquired or disposed of in connection therewith); provided that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial information of the Borrowers and their respective Subsidiaries set forth on Schedule 1.01(f) hereto.

“Consulting Services Agreement” means those certain Consulting Services Agreements in the form made available to the Arrangers on or around the Closing Date, between Holdings, on the one hand, and the Sponsor, on the other hand, dated as of December 22, 2015, as such consulting services agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent that such amendments, supplements or modifications (i) do not increase the obligation of Holdings or any of its Subsidiaries to make payments thereunder and (ii) are otherwise permitted under the terms of the Loan Documents.

“Contract Consideration” has the meaning given it in clause (b)(xv) of the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, loan agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.

“Controlled Foreign Subsidiary” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Credit Extension” means a Borrowing.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of (without duplication):

(a) $15,000,000, plus

(b) the percentage of Excess Cash Flow (if any) not required to be applied towards repayment of the Loans pursuant to Section 2.05(b) (with such amount determined without giving effect to the minimum threshold set forth in Section 2.05(b)(i)(A)), determined for the period (taken as one accounting period) commencing with the fiscal year of the Borrowers ending December 31, 2017 to the end of the fiscal year most recently ended in respect of which a Compliance Certificate has been delivered pursuant to Section 6.02(b), plus

(c) the Net Cash Proceeds of any Permitted Equity Issuance after the Closing Date (other than Cure Amounts, but including the Net Cash Proceeds of issuances or incurrences of Indebtedness or Disqualified Equity Interests by a Borrower or any Restricted Subsidiaries owed or issued, as applicable, to a Person other than a Borrower or any Restricted Subsidiary after the Closing Date which shall have been subsequently exchanged for or converted into Permitted Equity Issuances of Holdings or any Parent Holding Company) at such time and any direct contribution to the common capital of a Borrower, in each case, that is Not Otherwise Applied, plus

(d) in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 7.02(s) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the acquisition of Equity Interests of an Unrestricted Subsidiary or the acquisition of any Investment, an amount equal to the aggregate amount received by a Borrower or any of the Restricted Subsidiaries in cash and Cash Equivalents from: (i) the sale (other than to any of the Restricted Subsidiaries of a Borrower) of any such Equity Interests of any such Unrestricted Subsidiary or any such Investment less any amounts that would be deducted pursuant to clause (a)(ii) of the definition of “Net Cash Proceeds” if such sale constituted a Disposition, (ii) any dividend or other distribution by any such Unrestricted Subsidiary or received in respect of any such Investment or (iii) interest, returns of principal, repayments and similar payments by any such Unrestricted Subsidiary or received in respect of any such Investment, plus

(e) in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 7.02(s) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and such Unrestricted Subsidiary is thereafter redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, a Borrower or any of the Restricted Subsidiaries, an amount equal to the fair market value of the Investments of the Borrowers and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(f) any Declined Amounts (other than any Declined Amounts attributable to a prepayment that is declined by an Affiliate Lender (other than a Debt Fund Affiliate)), plus

(g) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by a Borrower or any Restricted Subsidiary in respect of any Investments pursuant to Section 7.02(s); provided that in no case shall such amount exceed the amount of such Investment made using the Cumulative Credit pursuant to Section 7.02(s), plus

(h) the proceeds and the fair market value (as reasonably determined by the Borrowers) of marketable securities or other property contributed to a Borrower or any Restricted Subsidiary since Closing Date from any Person (other than Holdings, a Borrower or its Subsidiaries);

as such amount shall be reduced dollar for dollar from time to time to the extent that all or a portion of the Cumulative Credit is applied prior to such date to make Investments, Restricted Payments or prepayments of Junior Financing to the extent permitted hereunder.

“Cure Amount” has the meaning given to such term in the First Lien Credit Agreement.

“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than Holdings and its Subsidiaries or a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such Affiliate.

“Debt Issuance” means the issuance by any Person of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.05(c).

“Declining Lender” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Eurocurrency Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurocurrency Rate Loans may not be converted to, or continued as, Eurocurrency Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the Base Rate plus the Applicable Rate with respect to the Initial Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under the First Lien Credit Agreement, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; or (iv) become subject to a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (y) the occurrence of any of the events described in clause (d)(i), (d)(ii), (d)(iii) or (d)(iv) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement or (z) the occurrence of an Undisclosed Administration. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower Representative and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by a Borrower or any of the Restricted Subsidiaries in connection with a Disposition made pursuant to Section 7.05(s) that is designated as “Designated Non-Cash Consideration” on the date received pursuant to a certificate of a Responsible Officer of the Borrowers setting forth the basis of such fair market value (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced for purposes of Section 7.05(s) to the extent a Borrower or any of the Restricted Subsidiaries converts the same to cash or Cash Equivalents within 180 days following the closing of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date of the Facility at the time of issuance of the respective Disqualified Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees or other service providers of Holdings (or any Parent Holding Company), a Borrower or any of the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings or any of the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or in connection with such employee’s or other service provider’s termination, death or disability.

“Disqualified Institution” means (a) each bank, financial institution or other institutional lender or investor identified on a written list (if any) made available to the Administrative Agent on or prior to October 21, 2016, (b) any Company Competitor specified by the Borrower Representative to the Administrative Agent in writing from time to time and (c) known Affiliates of any such Persons described in clauses (a) and (b) that are readily identifiable as Affiliates of such Persons solely based on the similarity of such Affiliate’s name (in each case, other than a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the lender or investor described in clause (a) or (b), as applicable, does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity), which designations shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans or the Commitments. Notwithstanding the foregoing, (i) the assignment by any Lender of its Loans and/or Commitments to a Disqualified Institution shall be prohibited only to the extent the list of Disqualified Institutions has been made available to any requesting Lender (or potential Lender) and (ii) any Disqualified Institution shall be prohibited from being a Participant only to the extent the list of Disqualified Institutions has been made available to the Lenders.

“Dollar” or “$” means lawful money of the United States.

“Dutch Auction” means an auction (an “Auction”) conducted by any Borrower or one of its Subsidiaries in order to purchase any Loans under a Tranche (the “Purchase”) in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Borrowers:

(a) Notice Procedures. In connection with any Auction, the Borrower Representative shall provide notification to the Administrative Agent (for distribution to the Appropriate Lenders) of the Loans under such Tranche that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) the total cash value of the bid, in an amount equal to the applicable Threshold Amount (the “Auction Amount”) and (ii) the discounts to par, which shall be expressed as a range of percentages of the par principal amount of the Loans under such Tranche at issue (the “Discount Range”), representing the range of purchase prices that could be paid in the Auction.

(b) Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the

Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Loans such Lender is willing to sell in an amount equal to the applicable Threshold Amount (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Administrative Agent.

(c) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrowers, will determine the applicable discount (the “Applicable Discount”) for the Auction, which shall be the lowest Reply Discount for which any Borrower or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow any Borrower or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), such Borrower or such Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. A Borrower or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, a Borrower or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(d) Additional Procedures. Once initiated by an Auction Notice, a Borrower or any of its Subsidiaries, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. The Purchase shall be consummated pursuant to and in accordance with Section 10.07 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Borrower or such Subsidiaries, as applicable) reasonably acceptable to the Administrative Agent and the Borrowers.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan and/or Commitments to such Person under Section 10.07(b)(iii)).

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution, the protection of the environment, human health (to the extent relating to exposure to Hazardous Materials) or safety, including those related to Hazardous Materials, air emissions and discharges to public pollution control systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” has the meaning given to such term in the definition of “Transactions”.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged, except, solely for purposes of a pledge of Equity Interests in connection with this Agreement, to the extent such instrument could be treated as “stock” of a Controlled Foreign Subsidiary for purposes of Treasury Regulation Section 1.956-2(c)(2).

“Equity Issuance” means any issuance by any Person to any other Person of (a) its Equity Interests for cash, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or written notification that a Multiemployer Plan is “in reorganization” (within the meaning of Section 4241 of ERISA) or “insolvent” (within the meaning of Section 4245 of ERISA); (d) the filing of a written notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in “endangered status” or “critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means, with respect to any Credit Extension, LIBOR.

“Eurocurrency Rate Loan” means a Loan which bears interest at a rate based on the applicable Adjusted Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to:

(a) the sum, without duplication, of (i) Consolidated Net Income of Holdings and its Restricted Subsidiaries for such Excess Cash Flow Period, plus (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, plus (iii) the aggregate net amount of non-cash loss on Dispositions by the Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, plus (iv) to the extent not otherwise included in determining Consolidated Net Income, the aggregate amount of cash receipts for such period attributable to Swap Contracts or other derivative instruments (other than commodity Swap Contracts); minus

(b) the sum, without duplication (in each case, for Holdings and its Restricted Subsidiaries on a consolidated basis), of:

(i) without duplication of amounts deducted pursuant to clause (xv) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed or accrued during such period and Capitalized Software Expenditures made in cash or accrued during such period, except to the extent that such Capital Expenditures and acquisitions were financed by the issuance or incurrence of Indebtedness (other than revolving Indebtedness) by, or the issuance of Equity Interests by, or the making of capital contributions to, the Borrowers or any of their respective Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business or other proceeds not included in Consolidated Net Income;

(ii) the amount of Consolidated Scheduled Funded Debt Payments (except to the extent financed with the proceeds of Funded Debt other than any revolving loans under the First Lien Credit Agreement) and, to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes, in each case, actually made during such period;

(iii) to the extent not deducted in arriving at Consolidated Net Income, Restricted Payments made in cash during such period by the Borrowers to the extent that such Restricted Payments are made under Sections 7.06(e), (h), (j)(i), (k) and (l), solely to the extent made, directly or indirectly, with the net cash proceeds from events or circumstances that were included in the calculation of Consolidated Net Income;

(iv) the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of (A) Indebtedness for borrowed money and (B) the principal component of payments in respect of Capitalized Leases of the Borrower Parties (in each case, excluding the Obligations and the First Lien Loans) made by the Borrower Parties during such period; provided that (A) such prepayments or repurchases are otherwise permitted hereunder, (B) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (C) such prepayments or repurchases are not made, directly or indirectly, using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness) or (2) the Cumulative Credit;

(v) (A) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by a Borrower or any Restricted Subsidiaries during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness of a Borrower or any Restricted Subsidiaries (except to the extent financed with the proceeds of Funded Debt other than any revolving loans under the First Lien Credit Agreement) to the extent that the amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow and (B) to the extent included in determining Consolidated Net Income, the aggregate amount of any income (or loss) for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments (other than commodity Swap Contracts);

(vi) cash payments made by a Borrower or any Restricted Subsidiaries during such period (to the extent not deducted in arriving at such Consolidated Net Income) in satisfaction of non-current liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness) or (2) the Cumulative Credit;

(vii) to the extent not deducted in arriving at Consolidated Net Income, fees, expenses and purchase price adjustments paid in cash during such period by the Borrower Parties in connection with the Transactions (other than any LDiscovery Acquisition

Earnout Payment) or, to the extent permitted hereunder, any Investment permitted under Section 7.02, any Disposition permitted by Section 7.05, Equity Issuance or Debt Issuance (whether or not consummated) and any Restricted Payment made in cash by any Borrower Party pursuant to Section 7.06(g) to pay any of the foregoing;

(viii) to the extent not deducted in arriving at Consolidated Net Income, the aggregate amount of expenditures actually made in cash by the Borrower Parties during such period (including expenditures for payment of financing fees) to the extent such expenditures are (1) not expensed during such period and (2) made with cash from operations;

(ix) without duplication of amounts deducted pursuant to clause (xv) below in prior fiscal years, cash from operations used by the Borrower Parties or committed to be used by the Borrower Parties to consummate a Permitted Acquisition or acquisition, in each case, as permitted under Section 7.02;

(x) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income;

(xi) the amount of cash expenditures in respect of Swap Contracts during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period;

(xii) the aggregate principal amount of all mandatory prepayments of the Facility made during such Excess Cash Flow Period pursuant to Section 2.05(b)(ii) or any amounts offered pursuant to Section 2.05(c) and constituting Declined Amounts, or reinvestments of Net Cash Proceeds in lieu thereof, to the extent that the applicable Net Cash Proceeds resulted in an increase of Consolidated Net Income (and are not in excess of such increase) for such Excess Cash Flow Period;

(xiii) the amount representing accrued expenses for cash payments (including with respect to retirement plan obligations) that are not paid in cash during such Excess Cash Flow Period; provided that such amounts will be added to Excess Cash Flow for the following Excess Cash Flow Period to the extent not paid in cash within six months after the end of such Excess Cash Flow Period (and no future deduction shall be made for purposes of this definition when such amounts are paid in cash in any future period);

(xiv) the aggregate net amount of any non-cash gains and credits to the extent included in arriving at Consolidated Net Income;

(xv) without duplication of amounts deducted from Excess Cash Flow in other periods, the aggregate consideration required to be paid in cash by a Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions (or similar acquisitions permitted under Section 7.02), Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property (to the extent not expensed) to be consummated or made during the period of four consecutive fiscal quarters of the Borrowers following the end of such period; provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or similar acquisitions permitted under Section 7.02), Capital Expenditures, Capitalized

Software Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters (A) is financed by the issuance or incurrence of Indebtedness by, or the issuance of Equity Interests by, or the making of capital contributions to, a Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business or other proceeds not included in Consolidated Net Income or (B) if not so financed, is less than the Contract Consideration, then the portion so financed in clause (A) or the amount of such shortfall in clause (B) shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters;

(xvi) at the option of the Borrowers, any amounts in respect of Investments and acquisitions (including related earnouts and similar payments) which could have been deducted pursuant to clauses (vii) or (ix) above if made in such period, but which are made after the end of such period and prior to the date upon which a mandatory prepayment for such period would be required under Section 2.05(b) (it being understood that such amounts shall not reduce Excess Cash Flow in such subsequent period);

(xvii) reimbursable or insured expenses incurred during such fiscal year to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income;

(xviii) amounts received from customers in the ordinary course of business representing an overfunding or overpayment of amounts owed to the Borrower Parties; and

(xix) the amount of Tax distributions actually distributed for such period pursuant to Section 7.06(e)(ii);

minus

(c) any increase in Net Working Capital during such Excess Cash Flow Period (measured as the excess, if any, of Net Working Capital at the end of such Excess Cash Flow Period minus Net Working Capital at the beginning of such Excess Cash Flow Period) or increases in long-term accounts receivable and decreases in the long term portion of deferred revenue for such period, except as a result of the reclassification of items from short-term to long-term or vice versa; plus

(d) any decrease in Net Working Capital during such Excess Cash Flow Period (measured as the excess, if any, of Net Working Capital at the beginning of such Excess Cash Flow Period minus Net Working Capital at the end of such Excess Cash Flow Period) or decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue for such period, except as a result of the reclassification of items from short-term to long-term or vice versa;

provided that for purposes of calculating any increase or decrease in Net Working Capital, long-term accounts receivables or long-term portion of deferred revenue for such period pursuant to clauses (c) and (d) above, (1) any such increase or decrease shall be disregarded if attributable to property Disposed by Holdings and its Restricted Subsidiaries during such period and (2) the Net Working Capital, long-term accounts receivables or long-term portion of deferred revenue at the beginning of such period shall include such amounts as set forth on the opening balance sheet of any entity acquired (or combined into) Holdings and its Restricted Subsidiaries at the time of any Permitted Acquisition or similar acquisition consummated during such period.

“Excess Cash Flow Period” means any fiscal year of the Borrowers, commencing with the fiscal year ending on December 31, 2017.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any applicable date, the currency exchange rates selected in good faith by the Borrowers and used in preparing the Borrowers’ financial statements most recently delivered prior to such date.

“Excluded Information” has the meaning set forth in Section 10.07(i).

“Excluded Property” means, (a) any fee-owned real property not constituting Material Real Property and any leased real property, (b) motor vehicles and other assets subject to certificates of title, to the extent a Lien thereon cannot be perfected by filing a UCC financing statement, (c) assets to the extent a security interest in such assets would result in material adverse Tax consequences (including, without limitation, as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), (d) pledges of, and security interests in, certain assets, in favor of the Collateral Agent that are prohibited by applicable Law; provided that (i) any such limitation described in this clause (d) on the security interests granted hereunder shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable Law (and the absence of any other applicable limitation), a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral, (e) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations or any other property or assets, to the extent security interests in favor of the Collateral Agent in such licenses, franchises, charters, authorizations or other property or assets are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition; provided that (i) any such limitation described in this clause (e) on the security interests granted hereunder shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization (and the absence of any other applicable limitation), a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral, (f) Equity Interests in (A) any Person other than wholly-owned Restricted Subsidiaries of any Borrower to the extent the terms of such Person’s Organization Documents, joint venture agreement, shareholder agreement or other similar agreements with equity holders of such Person do not permit the pledge of such Equity Interests without the consent of one or more third parties other than Holdings, the Borrowers or any Restricted Subsidiary (unless such consent has been received) for so long as such prohibition exists; provided that such prohibition exists on the Closing Date or at the time such Equity Interests are acquired (so long as such prohibition did not arise in contemplation of such acquisition), (B) any not-for-profit Subsidiary, (C) any captive insurance Subsidiary, (D) any special purpose securitization vehicle (or similar entity) formed pursuant to a transaction permitted hereunder, (E) any Unrestricted Subsidiary and (F) (I) any indirect Subsidiary (not directly owned by a Borrower or a Guarantor), or (II) any direct or indirect Subsidiary of a Controlled Foreign Subsidiary or FSHCO; (g) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement in each case permitted to be incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or their wholly-owned Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction notwithstanding such prohibition, (h) U.S. “intent-to-use” trademark applications to the extent that a verified statement of use or an amendment to allege use has not been filed and accepted by the U.S. Patent and Trademark Office with respect thereto, (i) Voting Equity Interests in excess of 65% of the Voting Equity Interests of (A) any Controlled Foreign Subsidiary or (B) any FSHCO and (j) Margin Stock. Other assets shall be deemed to be “Excluded Property” if the Administrative Agent and the Borrowers reasonably agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral. Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Excluded Subsidiary” means any Subsidiary that is (a) an Unrestricted Subsidiary, (b) not wholly-owned directly by a Borrower or one or more of its Restricted Subsidiaries, (c) an Immaterial Subsidiary that is designated in writing to the Administrative Agent as such by the Borrower Representative, (d) a FSHCO or Foreign Subsidiary or a direct or indirect Subsidiary of a Controlled Foreign Subsidiary or FSHCO, (e) established or created pursuant to Section 7.02(x) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (f) a Subsidiary that is prohibited by applicable Law from guaranteeing the Facility, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, in each case so long as the Administrative Agent shall have received a certification from a Responsible Officer of the Borrowers as to the existence of such prohibition or consent, approval, license or authorization requirement, (h) a Subsidiary that is prohibited from guaranteeing the Facility by any Contractual Obligation in existence on the Closing Date and is listed on Schedule 1.01(e) hereto (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof), (h) a Subsidiary with respect to which a guarantee by it of the Facility would result in material adverse Tax consequences to Holdings or one or more of its Restricted Subsidiaries, as reasonably determined by the Borrowers, (i) not-for-profit subsidiaries, (j) Subsidiaries that are special purpose entities, and (k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower Representative), the cost or other consequences (including any adverse tax consequences) of guaranteeing the Facility shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that if a Subsidiary executes the Subsidiary Guaranty as a “Subsidiary Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Subsidiary Guaranty as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) any Taxes that are imposed as a result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document), (b) in the case of a Lender (other than any Lender becoming a party hereto pursuant to a request by any Loan Party under Section 3.07), any U.S. federal withholding Taxes imposed pursuant to a Law in effect on the date on which such Lender becomes a party hereto or changes its lending office, except in each case to the extent that, pursuant to Section 3.01, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), and (d) any Taxes imposed pursuant to FATCA.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 22, 2015(as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date), among Holdings, LD Intermediate, the financial institutions party thereto as lenders and Antares Capital LP, as administrative agent.

“Facility” means the Commitments and Loans and any Specified Refinancing Debt related thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements implementing the foregoing and any legislation or official guidance or other official requirements adopted in accordance with any such intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of November 11, 2016, by and among the Arrangers, the Borrowers and the other persons party thereto.

“First Lien Additional Indebtedness” shall mean, collectively, any First Lien Incremental Loans and any First Lien Incremental Notes.

“First Lien Administrative Agent” shall mean Royal Bank of Canada in its capacity as administrative agent and collateral agent under the First Lien Facility Documentation, or any successor administrative agent and collateral agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” shall mean that certain first lien credit agreement, dated as of the date hereof, among Holdings, the Borrower, the lenders and other persons party thereto from time to time and the First Lien Administrative Agent, as the same may be amended, restated, modified, supplemented, extended, increased, renewed, refunded, replaced, restructured or refinanced from time to time in one or more agreements (in each case with the same or new lenders, investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof with new lenders or a different agent, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.

“First Lien Credit Agreement Refinancing Indebtedness” shall mean “Specified Refinancing Debt” (including Specified Refinancing Loans) and “Refinancing Notes”, each as defined in the First Lien Credit Agreement (as in effect on the Closing Date, as the same may be subsequently amended or restated in accordance with the terms of the Intercreditor Agreement).

“First Lien Facility” shall mean (a) the first lien term loan facility and (b) the revolving credit facility, each under the First Lien Credit Agreement.

“First Lien Facility Documentation” shall mean the First Lien Credit Agreement and all security agreements, guarantees, pledge agreements, notes and other agreements or instruments executed in connection therewith, including all “Loan Documents” (as defined in the First Lien Credit Agreement).

“First Lien Facility Indebtedness” shall mean the First Lien Loans, any First Lien Additional Indebtedness, any First Lien Credit Agreement Refinancing Indebtedness and any Permitted Refinancing in respect thereof.

“First Lien Incremental Loans” shall mean the “New Term Loans”, any “Term Commitment Increase” or “Revolving Credit Commitment Increase”, each as defined in the First Lien Credit Agreement.

“First Lien Incremental Notes” shall mean the “New Incremental Notes” as defined in the First Lien Credit Agreement.

“First Lien Loans” shall have the meaning provided to the terms “Term Loans” and “Revolving Credit Loans”, collectively, in the First Lien Credit Agreement and any modification, replacement, refinancing, refunding, renewal, or extension thereof.

“First Lien Obligations” shall mean the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Net Leverage Ratio” means, on any date of determination, with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Funded First Lien Indebtedness (less the Unrestricted Cash of Holdings and its Restricted Subsidiaries as of such date) of Holdings and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the four fiscal quarter period most recently then ended.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Plan and as could not reasonably be expected to have a Material Adverse Effect, (a) the existence of unfunded liabilities in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions, under any applicable Law, on or before the due date for such contributions, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, (d) the incurrence of any liability by Holdings or any its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by Holdings and any of its Subsidiaries, or the imposition on Holdings or any of its Subsidiaries of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b).

“Foreign Disposition” has the meaning specified in Section 2.05(b).

“Foreign Excess Cash Flow” has the meaning specified in Section 2.05(b).

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program that, under the applicable Law of any jurisdiction other than the United States, is required to be funded through a trust or other funding vehicle (other than a trust or funding vehicle maintained exclusively by a Governmental Authority) by a Loan Party primarily for the benefit of employees employed and residing outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of a Borrower that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any direct or indirect Subsidiary that owns no material assets other than Equity Interests and/or Indebtedness of one or more Controlled Foreign Subsidiaries and/or other FSHCOs (it being understood that Ontrack Data Recovery, LLC satisfies the foregoing requirement as of the Closing Date).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means Indebtedness for borrowed money of such Person that (x) by its terms matures more than one year after the date of its creation or (y) matures within one year from any date of determination but (in the case of this clause (y)) is renewable or extendable, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including Indebtedness in respect of the Loans and the First Lien Loans.

“Funded First Lien Indebtedness” means Funded Indebtedness that is secured by a Lien on any asset or property of Holdings or any Restricted Subsidiary; provided that such Funded Indebtedness (i) is not expressly subordinated pursuant to a written agreement in right of payment to the First Lien Obligations or (ii) is not secured by Liens on the Collateral that are expressly junior to the Liens securing the First Lien Obligations.

“Funded Indebtedness” means all Indebtedness of the type described in clauses (a), (b)(i), (f) and, without duplication, (h) of the definition of “Indebtedness” (to the extent relating to Indebtedness of the type described in clauses (a), (b)(i) or (f) of the definition thereof), of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet (in the case of such clause (h), of the Person whose Indebtedness is guaranteed) prepared as of such date on a consolidated basis in accordance with GAAP (but (x) subject to Section 1.03(c) and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding (i) obligations in respect of letters of credit, except to the extent of unreimbursed amounts thereunder that are not reimbursed within two Business Days after such amount is drawn, (ii) Attributable Indebtedness of the type described in clause (b) of the definition of Attributable Indebtedness and (iii) any Qualified Holding Company Indebtedness. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts and Cash Management Agreements, and (ii) owed by Unrestricted Subsidiaries, do not constitute Funded Indebtedness.

“Funded Senior Secured Indebtedness” means Funded Indebtedness that is secured by a Lien on any asset or property of Holdings or any Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and the Subsidiaries of the Borrowers listed on Schedule 1 and each other Subsidiary of a Borrower (such Subsidiaries not to include any Excluded Subsidiary) that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Holdings Guaranty and the Subsidiary Guaranty, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Holdings Guaranty” means the Holdings Guaranty made by Holdings in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1.

“Immaterial Subsidiary” means any Subsidiary of a Borrower that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) or (b), (x) does not have (a) assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 5.0% of Consolidated Total Assets or (b) revenues (when combined with the revenues of all other Immaterial Subsidiaries, after eliminating intercompany obligations) for the period of four consecutive fiscal quarters ending on such date in excess of 5.0% of the consolidated revenues of Holdings and its Restricted Subsidiaries for such period or (y) whose contribution to Consolidated EBITDA (when combined with the contribution to Consolidated EBITDA of all other Immaterial Subsidiaries, after eliminating intercompany obligations) for the period of four consecutive fiscal quarters ending on such date does not exceed 5.0% of the Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial information of the Borrowers and their Subsidiaries set forth on Schedule 1.01(f) hereto.

“Increase Effective Date” has the meaning specified in Section 2.14(c).

“Incremental Amount” has the meaning specified in Section 2.14(a).

“Incremental Arranger” means the Person that is a financial institution engaged in arranging similar financings in the ordinary course of its business appointed by the Borrowers to arrange New Loan Commitments, who (i) may be the Administrative Agent, if it so agrees, or (ii) any other Person appointed by the Borrowers; provided that such Person may not be an Affiliate of a Borrower.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of (i) all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (w) trade accounts payable in the ordinary course of business, (x) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not yet paid after becoming due and payable, (y) expenses accrued in the ordinary course of business and (z) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, (i) unless such Indebtedness is expressly made non-recourse to such Person or (ii) except to the extent such Person’s liability for such Indebtedness is otherwise limited in recourse or amount, but only up to the amount of the value of the assets to which recourse is limited or the amount of such limit and (B) in the case of the Borrowers and their Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of roll over or extensions of term). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), all Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrowers, qualified to perform the task for which it has been engaged and that is independent of Holdings and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Initial Borrowing” means a borrowing consisting of simultaneous Initial Loans having the same Interest Period made by each of the Initial Lenders pursuant to Section 2.01 on the Closing Date.

“Initial Facility” means the Initial Commitments and Initial Loans.

“Initial Commitment” means, as to each Lender, its obligation, as of the Closing Date, to make Initial Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed $125,000,000.

“Initial Lenders” means each of the Lenders party to this Agreement on the Closing Date.

“Initial Loans” has the meaning specified in Section 2.01.

“Initial Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange; provided that any such costs arising from the costs described above in respect of the ongoing operation of such Person as a listed equity or its listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange shall not constitute Initial Public Company Costs.

“Intellectual Property Security Agreement” means, collectively, the intellectual property security agreement, substantially in the form of Exhibit B to the Security Agreement, entered into by and among the Collateral Agent and the applicable Loan Parties dated the date of this Agreement, together with each other intellectual property security agreement or intellectual property security agreement supplement executed and delivered pursuant to Section 6.12 or 6.14.

“Intellectual Property Security Agreement Supplement” means, collectively, any intellectual property security agreement supplement entered into in connection with, and pursuant to the terms of, any Intellectual Property Security Agreement.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit H hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent, the First Lien Administrative Agent and the Loan Parties, substantially in the form of Exhibit M.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loans, the period commencing on the date any Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date (x) one, two, three or six months thereafter, or to the extent consented to by all Appropriate Lenders, twelve months thereafter or (y) if agreed by the Administrative Agent in its sole discretion, such other period not to exceed one-month, each as selected by the Borrower Representative in a Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made.

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan;

provided that if any Interpolated Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution (excluding accounts receivable, credit card and debit card receivables, trade credit, and advances to customers, in each case made in the ordinary course of business) to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but, giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment and less any such amounts which increase the Cumulative Credit).

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Person that is not a Subsidiary of a Borrower that would constitute an “equity method investee” of a Borrower or any of the Restricted Subsidiaries and (b) any Person other than an individual or a Subsidiary of a Borrower (i) in which a Borrower or any Restricted Subsidiary holds or acquires a beneficial ownership interest (by way of ownership of Equity Interests or other evidence of ownership) in such Person and (ii) which is engaged in a business not prohibited by Section 7.07.

“Junior Financing” has the meaning specified in Section 7.12.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Tranche at such time under this Agreement, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LDisc Acquisition Agreement” has the meaning specified in the definition of LDiscovery Acquisition Earnout Payment.

“LDiscovery Acquisition Earnout Payment” means those certain earn-out payments for up to $12,500,000 due in each of 2017 and 2018 which may be required pursuant to that certain Equity Purchase Agreement (the “LDisc Acquisition Agreement”), dated as of November 23, 2015, by and among the LD Intermediate, LDisc Holdings, LLC, WVLD Acquisition Corp. Westview Capital Partners II, L.P. and the Selling Members (as defined therein). The amount of such earn-out payments shall be calculated (and for the avoidance of doubt, reduced in whole or in part) in a manner as set forth in the LDisc Acquisition Agreement and as agreed to between the Borrowers and the Administrative Agent.

“LDiscovery Transactions” means those transactions as contemplated by the LDisc Acquisition Agreement.

“LD Intermediate” has the meaning specified in the introductory paragraph to this Agreement.

“LD Lower” has the meaning specified in the introductory paragraph to this Agreement.

“Lender” has the meaning specified in the introductory paragraph to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Representative and the Administrative Agent.

“LIBOR” means, in relation to any Loan other than a Base Rate Loan:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c) if no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, the rate determined in accordance with Section 3.03,

As of, in the case of clauses (a) and (c) above, the 11:00 a.m. London time on the date that is two Business Days before the first day of such period, for a period equal in length to the Interest Period of that Loan.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance having the effect of security, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Borrowers and their Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by such Borrower or such Restricted Subsidiary in writing to the Administrative Agent and Lenders.

“Loan” means an extension of credit by a Lender to one or more of the Borrowers under Article II.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) [reserved], (vi) the Intercompany Subordination Agreement, (vii) the Intercreditor Agreement and any other intercreditor agreement required to be entered into pursuant to the terms of this Agreement, (viii) any Refinancing Amendment and (ix) any joinder or amendment to any of the foregoing that is designated as a “Loan Document.”

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Majority Lenders” means those Non-Defaulting Lenders that would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, property, liabilities (actual or contingent), financial condition or results of operations of the Borrowers and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents, (c) a material adverse effect on the legality, validity or enforceability of the Loan Documents or (d) a material adverse effect on the rights and remedies of the Agents or the Lenders under the Loan Documents.

“Material Real Property” means any parcel of real property (other than a parcel with a fair market value of less than $5,000,000 at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrowers in good faith) owned in fee by a Loan Party and located in the United States; provided, however, that one or more parcels owned in fee by a Loan Party and located adjacent to, contiguous with, or in close proximity to, and comprising one property with a common street address, may, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.

“Maturity Date” means with respect to the Initial Loans, the earlier of (i) the seventh anniversary of the Closing Date and (ii) the date that the Initial Loans are declared due and payable pursuant to Section 8.02; provided that the reference to Maturity Date with respect to (i) Loans that are the subject of a loan modification offer pursuant to Section 10.01 and (ii) Loans that are incurred pursuant to Section 2.14 or 2.18 shall, in each case, be the final maturity date as specified in the loan modification documentation, incremental documentation, or specified refinancing documentation, as applicable thereto.

“Maximum Senior Secured Net Leverage Requirement” means, with respect to any request made in reliance on this definition under Article II for an increase in any Tranche, for a New Facility or for the issuance of New Incremental Notes, the requirement that, on a Pro Forma Basis, after giving effect to such increase, such new Facility (assuming all commitments thereunder are fully drawn) or such New Incremental Notes (including, in each case, any acquisition consummated concurrently therewith), the Senior Secured Net Leverage Ratio as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) or (b) does not exceed 5.25:1.00; provided that solely for the purpose of calculating the Senior Secured Net Leverage Ratio pursuant to this definition, any (i) Indebtedness incurred pursuant to Sections 2.14 and 2.15, and any Refinancing Notes (in the case of Refinancing Notes, to the extent that such Refinancing Notes refinance Indebtedness incurred pursuant to Sections 2.14 and 2.15) and, in each case, whether or not such Indebtedness is unsecured or is secured (it being understood that if any portion of such Indebtedness is reclassified pursuant to the last paragraph of Section 7.03 to any other exception to Section 7.03, following its initial date of incurrence, such portion of such Indebtedness shall no longer be deemed secured if unsecured), such indebtedness shall be deemed to constitute Funded Senior Secured Indebtedness and (ii) any identifiable proceeds of Indebtedness incurred pursuant to Sections 2.14 and 2.15 shall not qualify as “cash or Cash Equivalents of the Borrower and its Restricted Subsidiaries” for the purposes of calculating any net obligations or liabilities for purposes of this definition (however, to the extent the proceeds thereof are used to repay Indebtedness, Pro Forma Effect shall be given to such repayment of Indebtedness).

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages in respect of Mortgaged Properties in the U.S. made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Administrative Agent, in each case as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Mortgage Policies” has the meaning specified in Section 6.16(a)(ii).

“Mortgaged Properties” means the parcels of real property identified on Schedule 5.08(b) and any other Material Real Property with respect to which a Mortgage is required pursuant to Section 6.12.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by a Borrower or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of a Borrower or any of its Restricted Subsidiaries and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents and, if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking junior to the Liens securing the Obligations and (y) in the case of any New Incremental Notes and Refinancing Notes that are secured by Collateral on an “equal and ratable” basis with Liens securing the Obligations, if such asset constitutes Collateral any amounts in excess of the ratable portion (based on any then outstanding Tranches and any then outstanding New Incremental Notes and Refinancing Notes that are secured by Collateral on an “equal and ratable” basis with the Liens securing the Obligations) attributable to such New Incremental Notes and Refinancing Notes, as applicable), (B) the out-of-pocket expenses incurred by such Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) income Taxes reasonably estimated to be payable in connection with such Disposition or Casualty Event (or any Tax distribution the Borrowers make as a result of such Disposition or Casualty Event) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds, (D) any costs associated with unwinding any related Swap Contract in connection with such transaction, (E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by a Borrower or any of its Restricted Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (F) any customer deposits required to be returned as a result of such Disposition, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by a Borrower or any of its Restricted Subsidiaries in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above;

(b) with respect to the issuance of any Equity Interest by Holdings (or Parent Holding Company) or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts, premiums, commissions, Taxes, other out-of-pocket expenses and other customary expenses and fees related thereto, incurred by Holdings (or Parent Holding Company) or such Restricted Subsidiary in connection with such issuance and any costs associated with unwinding any related Swap Contract in connection therewith; and

(c) with respect to the incurrence or issuance of any Indebtedness by a Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, Taxes reasonably estimated to be payable and other out-of-pocket expenses and other customary expenses, incurred by such Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any Foreign Subsidiary, deductions in respect of withholding Taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“Net Working Capital” means, with respect to Holdings and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities; provided that increases or decreases in Net Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts.

“New Commitment” has the meaning specified in Section 2.14(a).

“New Facility” has the meaning specified in Section 2.14(a).

“New Incremental Notes” has the meaning specified in Section 2.15(a).

“New Incremental Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any New Incremental Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“New Loan” has the meaning specified in Section 2.14(a).

“New York Time” means with respect to any matters, including Agency Matters, the local time in New York City.

“No Undisclosed Information Statement” means, with respect to any Person, (i) a representation that such Person is not in possession of any material non-public information with respect to Holdings or any of its Subsidiaries that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to Holdings or any of its Subsidiaries), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan or, alternatively, (ii) a statement that such representation cannot be made.

“Non-Consenting Lender” has the meaning specified in Section 3.07(c).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Northwestern” means Northwestern Mutual Investment Management Company, LLC.

“Not Otherwise Applied” means, with reference to any proceeds of any Permitted Equity Issuance or equity contribution that is proposed to be applied to a particular use or transaction (including incurring Indebtedness in reliance on Section 7.03(xix)), that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction (including any application thereof as a Cure Right (as defined in the First Lien Credit Agreement).

“Note” means any promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Loans under the Facility.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing pursuant to Section 10.04.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Affiliate” means the Sponsor and any Affiliate of the Sponsor, other than Holdings, any Subsidiary of Holdings and any natural person.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment or transfer of any Recipient’s rights (other than an assignment made pursuant to Section 3.07) (an “Assignment Tax”), but only to the extent such Assignment Taxes are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than a connection arising from such assignor or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document).

“Outstanding Amount” means with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loans occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Holding Company” means any direct or indirect parent entity of Holdings that does not hold Equity Interests in any other Person (except for any other Parent Holding Company).

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(m).

“Party” means a party to this Agreement.

“PATRIOT Act” has the meaning specified in Section 10.22.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Perfection Certificate” means a certificate substantially in the form of Exhibit L, as may be amended or supplemented from time to time by a Perfection Certificate Supplement (as defined in the Security Agreement) or otherwise.

“Perfection Exceptions” means that no Loan Party shall be required to (i) enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over securities accounts, deposit accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of such Loan Party, (ii) perfect the security interest in the following other than by the filing of a UCC financing statement: (1) letter-of-credit rights (as defined in the UCC), (2) commercial tort claims (as defined in the UCC) and (3) Fixtures (as defined in the UCC), except to the extent that the same are Equipment (as defined in the UCC) or are related to real property covered or intended by the Loan Documents to be covered by a Mortgage, (iii) so long as no Event of Default shall have occurred and be continuing, send notices to account debtors or other contractual third-parties, (iv) enter into any security documents to be governed by the law of any jurisdiction in which assets are located (other than the United States or any state thereof), or (v) deliver landlord waivers, estoppels or collateral access letters.

“Perfection Requirements” means the making of appropriate registrations, filings, endorsements, notarizations, stamping and/or notifications of the Collateral Documents and/or the Collateral created under any other document required by the Collateral Documents.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Acquisition Provisions” has the meaning specified in Section 2.14(d).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Equity Issuance” means any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of Holdings, the proceeds of which are contributed to the ordinary equity of a Borrower.

“Permitted Holders” means the collective reference to (a) Permitted Transferees and (b) the Sponsor and their respective Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing), managers and members of management of Holdings (or any Parent Holding Company) and its Subsidiaries that have ownership interests in Holdings (or such Parent Holding Company), and one or more third-party co-investors identified to the Arrangers by the Sponsor prior to the Closing Date (it being understood any such managers or members of management and third-party co-investors shall only constitute “Permitted Holders” to the extent that the ownership interests held by any such managers or members of management and third-party co-investors collectively are less than the ownership interests held by the Sponsor, with any excess ownership interests being excluded from the ownership deemed held by Permitted Holders for purposes of determining whether a Change of Control has occurred).

“Permitted Ratio Debt” means (i) unsecured Indebtedness, (ii) secured Indebtedness secured by a Lien ranking pari passu to the Liens securing the First Lien Obligations of a Borrower or any Restricted Subsidiary, (iii) secured Indebtedness secured by a Lien junior to the Liens securing the First Lien Obligations of a Borrower or any Restricted Subsidiary and either junior to or pari passu with the Liens securing the Obligations or (iv) Indebtedness of a Borrower or any Restricted Subsidiary that is subordinated in right of payment to the Obligations; provided, in each case, that immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof, (i) (A) in the case of Permitted Ratio Debt incurred to finance a Permitted Acquisition, other permitted Investment or other acquisition, no Event of Default shall exist on the date that the applicable Borrower or the applicable Restricted Subsidiary enters into a binding agreement with respect to such transaction and no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) shall be continuing or result therefrom or (B) in all other cases, no Event of Default shall be continuing or result therefrom and (ii) (A) in the case of unsecured Permitted

Ratio Debt, the Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) is no greater than 5.25 to 1.00 or (B), in the case of secured Permitted Ratio Debt, (x) the First Lien Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) is no greater than 3.75 to 1.00 if such secured Permitted Ratio Debt is not ranked pari passu with or junior to the Obligations or (y) the Senior Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) no greater than 5.25 to 1.00 for all other secured Permitted Ratio Debt and (iv) with respect to any incurrence of Permitted Ratio Debt, any identifiable proceeds of Indebtedness incurred pursuant to Section 7.03(b)(xx) shall not qualify as “cash or Cash Equivalents of Holdings and its Restricted Subsidiaries” for the purposes of calculating any net obligations or liabilities for purposes of such incurrence. Additionally, any Permitted Ratio Debt that is secured by a Lien ranking pari passu to the Liens securing the Obligations of a Borrower or any Restricted Subsidiary (x) if such Indebtedness is in the form of loans, shall be subject to the “MFN” requirements in Section 2.14(f)(iii) (mutatis mutandis) and (y) shall be subject (mutatis mutandis) to the applicable limitations on terms applicable to New Facilities in Section 2.14 (if such Permitted Ratio Debt is in the form of loans) or shall be subject (mutatis mutandis) to the applicable limitations on terms applicable to New Incremental Notes in Section 2.15 (if such Permitted Ratio Debt is in the form of bonds or other securities).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including original issue discount and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to Section 7.03(b)(v), such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or otherwise acceptable to the Administrative Agent; (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, or (ii) if secured by Liens on the Collateral, such modification, refinancing, refunding, replacement, renewal or extension is secured to the same extent, including with respect to any subordination provisions, and in each case, subject to Applicable Intercreditor Arrangements; (e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended (other than to the extent permitted by any other clause of this definition or with respect to interest rate, optional prepayment premiums and optional redemption provisions) Indebtedness are, either (i) substantially identical to or less favorable to the investors providing such Permitted Refinancing, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (ii) when taken as a whole (other than interest rate, prepayment premiums and redemption premiums), not more restrictive to Holdings, the Borrowers and their Restricted Subsidiaries than those set forth in this Agreement or are customary for similar indebtedness in light of current market conditions (provided that a certificate of a Responsible Officer of the Borrowers delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower Representative of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects)), in each case, except for terms and conditions only applicable to periods after the Latest Maturity Date; (f) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged); and (g) at the time thereof, other than with respect to a Permitted Refinancing in respect of Indebtedness pursuant to Sections 7.03(b)(v) and (b)(vii), no Event of Default shall have occurred and be continuing.

“Permitted Surviving Debt” means certain Indebtedness set forth on Schedule 7.03 that the Arrangers and the Borrowers have agreed may remain outstanding as of the Closing Date with respect to the Borrowers and their Subsidiaries.

“Permitted Transferee” means, in the case of any member of management, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a member of management and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants (in each case, for so long as the ownership interests held by such persons are less than the ownership interests held by Sponsor).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” means “Pledged Debt” (or equivalent term) as defined in each applicable Collateral Document.

“Pledged Interests” means “Pledged Interests” or “Pledged Equity” (or equivalent term) as defined in each applicable Collateral Document.

“Prepayment Amount” has the meaning specified in Section 2.05(c).

“Prepayment Date” has the meaning specified in Section 2.05(c).

“Prepay Incremental Amount” has the meaning specified in Section 2.14(a).

“Prime Rate” means the rate of interest per annum determined by Royal Bank from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that Royal Bank is charging any corporate customer.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b): (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction shall be (i) excluded (in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary or any division, product line or facility used for operations of a Borrower or any Restricted Subsidiary or a designation of a Subsidiary as an Unrestricted Subsidiary) and (ii) included (in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary), (b) in the event that a Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable measurement period; provided that (A) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrowers and (B) any such calculation shall be subject to the applicable limitations set forth in Section 1.09; provided, further, that at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the pro forma financial information of the Borrowers and their Subsidiaries set forth on Schedule 1.01(f) hereto.

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities or any Tranche or all the Tranches (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.17), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities or Tranche or Tranches (and, in the case of any Tranche after the applicable borrowing date and without duplication, the outstanding principal amount of Loans under such Tranche, of such Lender, at such time) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities or Tranche or Tranches at such time (and, in the case of any Tranche and without duplication, the outstanding principal amount of Loans under such Tranche, at such time); provided that if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Holding Company Indebtedness” means unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any Subsidiary of Holdings, (B) that will not mature prior to the date that is 91 days after the Latest Maturity Date of any Tranche in effect on the date of issuance or incurrence thereof, (C) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (D) below) and (D) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior notes (or no more restrictive than is customary) of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior notes of a holding company, including (x) customary assets sale, change of control provisions and customary acceleration rights after an event of default and (y) customary “AHYDO” payments); provided that the Borrowers shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers have reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower Representative within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees)); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Indebtedness only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualified IPO” means the issuance by Holdings or any Parent Holding Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8), resulting in such Equity Interests being listed on a nationally recognized stock exchange in the applicable jurisdiction.

“Ratio-Based Incremental Facility” has the meaning specified in Section 2.14(a).

“Recipient” means the Administrative Agent and any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, as applicable.

“Refinancing” has the meaning given to such term in the definition of “Transactions”.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Specified Refinancing Agent, among the Borrowers, the Specified Refinancing Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.18.

“Refinancing Notes” means one or more series of senior unsecured notes, or senior secured notes secured by the Collateral on an “equal and ratable” basis with the Liens securing the Obligations, or on a junior basis to the Obligations, in each case issued by one or more Borrower in respect of a refinancing of outstanding Indebtedness of such Borrower or Borrowers under any one or more Tranches; provided that (a) if such Refinancing Notes shall be secured, (i) then such Refinancing Notes shall only be secured by a security interest in the Collateral that secured the Tranche being refinanced, and (ii) then such Refinancing Notes shall be issued subject to the Applicable Intercreditor Arrangements; (b) no Refinancing Notes shall (i) mature prior to the Latest Maturity Date with respect to Loans then in effect immediately after giving effect to such refinancing or (ii) be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except (x) customary assets sale, change of control or event of loss or similar event provisions and a customary acceleration right after an event of default or (y) “AHYDO” payments); (c) the covenants, events of default, guarantees, collateral and other terms of such Refinancing Notes are customary for similar debt securities in light of then-prevailing market conditions at the time of issuance (it being understood that no Refinancing Notes shall include any financial maintenance covenants (including indirectly by way of a cross-default to this Agreement), but that customary cross-acceleration provisions may be included and that any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based) and in any event are not more favorable to the investors providing such Refinancing Notes, when taken as a whole, than the terms of the Indebtedness being refinanced by such Refinancing Notes (other than with respect to interest rate, prepayment premiums and optional redemption provisions), except for covenants or other provisions (x) applicable only to periods after the Latest Maturity Date then in effect immediately after giving effect to such refinancing or (y) otherwise acceptable to the Administrative Agent (provided that a certificate of a Responsible Officer of the Borrowers delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Refinancing Notes or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (c), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower Representative of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects)); (d) such Refinancing Notes may not have obligors and Liens that are more extensive than those which apply to the Loans under this Agreement (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged); and (e) the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans under the applicable Tranche being so refinanced and the payment of fees, expenses and premiums, if any, payable in connection therewith.

“Refinancing Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Register” has the meaning specified in Section 10.07(c).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Transaction” has the meaning specified in Section 2.05(b)(ii).

“Replaceable Lender” has the meaning specified in Section 3.07(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, (x) any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (y) any Affiliate Lenders (other than Debt Fund Affiliates) shall be deemed to have voted in the same proportion as Lenders that are not Affiliate Lenders vote on such matter.

“Responsible Officer” means the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of Holdings or the Borrowers), or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of Holdings that is not an Unrestricted Subsidiary, which for the avoidance of doubt shall include the Borrowers.

“Royal Bank” has the meaning specified in the introductory paragraph to this Agreement.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions Laws and Regulations” means (i) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the PATRIOT Act, the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the date of this Agreement and (ii) any sanctions or requirements imposed under similar laws or regulations enacted by the European Union, any member state thereof or the United Kingdom (including, without limitation, by Her Majesty’s Treasury) that apply to a Borrower or the Restricted Subsidiaries.

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR1 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters; provided that, if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning specified in the applicable Collateral Document.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article IX.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means, collectively, the Security Agreement dated as of the Closing Date executed by the Loan Parties party thereto, substantially in the form of Exhibit G, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12, 6.14 or 6.16.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Seller” has the meaning specified in the Acquisition Agreement.

“Senior Secured Net Leverage Ratio” means, on any date of determination, with respect to Holdings and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) Funded Senior Secured Indebtedness (less the Unrestricted Cash of Holdings and its Restricted Subsidiaries as of such date) of Holdings and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries.

“Shared Debt Cap” means, at any time, (a) the greater of (i) $36,000,000 and (ii) 42% of Consolidated EBITDA, less (b) the amount of any Indebtedness then outstanding and incurred in reliance on the Shared Debt Cap.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the sum of the debt (including contingent liabilities) of such Person and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair value of the assets of the Person and its Restricted Subsidiaries, taken as a whole, (ii) the sum of the debt (including contingent liabilities) of such Person and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Person and its Restricted Subsidiaries, taken as a whole; (iii) the capital of such Person and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Restricted Subsidiaries, taken as a whole, contemplated as of such date; and (iv) such Person and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning specified in Section 10.07(g).

“Specified Acquisition Agreement Representations” means the representations in the Acquisition Agreement made with respect to the Company and its Subsidiaries that are material to the interests of the Lenders, but only to the extent that Holdings, a Borrower or any Affiliate thereof has the right to terminate its obligations under the Acquisition Agreement, or the right to decline to consummate the Acquisition, as a result of a breach of such representations in the Acquisition Agreement.

“Specified Refinancing Agent” has the meaning specified in Section 2.18(a).

“Specified Refinancing Debt” has the meaning specified in Section 2.18(a).

“Specified Refinancing Loans” means Specified Refinancing Debt constituting term loans.

“Specified Representations” means those representations and warranties of the Borrowers and Holdings and of the other Guarantors (solely with respect to the Subsidiary Guarantee) set forth in Sections 5.01, 5.02(a), 5.04, 5.13, 5.17, 5.18 and 5.19 (limited, in the case of clauses (b) and (c) of such Section 5.19 to the provisions thereof relating to the use of proceeds of the Loans).

“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Investment that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of a Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of a Borrower or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrowers or implementation of any initiative (including cost saving, operating expense reduction not in the ordinary course of business.

“Sponsor” means CEOF II DE AIV, L.P., a Delaware limited partnership or each of its Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing).

“Sponsor Model” means the model delivered to each of the Arrangers on or about October 6, 2016 (together with any updates or modifications thereto reasonably agreed between the Sponsor and the Arrangers or as necessary to reflect an exercise of “market flex” pursuant to the Fee Letter and, to the extent not reflected in the Sponsor Model, any original issue discount).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors, managers or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or (b) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of Holdings that are Guarantors.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Successor Company” has the meaning specified in Section 7.04(h).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease as determined pursuant GAAP.

“Target Companies” means each of the Company and the Company Subsidiaries, as defined in the Acquisition Agreement.

“Target Company Material Adverse Effect” means any event, change, occurrence, circumstance or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse change in, or effect on, the business, assets, properties, financial condition or results of operations of the Company Entities, taken as a whole; provided that any such change or effect to the extent resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (ii) any industry wide change in the industry in which the Business operates or in which products of the Business are used or distributed, (iii) any change in Laws or GAAP, or the enforcement or interpretation thereof, applicable to the Business after the date hereof, (iv) political conditions in jurisdictions in which the Business operates, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any change resulting from the execution, announcement or consummation of the transactions contemplated by, or the performance of express obligations under, this Agreement or the Ancillary Agreements, including any such change resulting from the identity of, or facts and circumstances relating to, Buyer; provided that this clause (v) does not apply to any representation or warranty made in Section 2.2, Section 2.3, Section 2.15(c)(ii) or Section 2.15(c)(iii) (in each case, of the Acquisition Agreement) (or any condition to Closing as it relates to either such representation or warranty), (vi) any action taken by Buyer and any of its Affiliates, agents or representatives, (vii) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event, (viii) any actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements, (ix) the failure of the Business to achieve any financial projections or forecasts (provided that the cause or basis for the Company Entities failing to meet such projections or forecasts may be considered in determining the existence of a Material Adverse Effect unless such cause or basis is otherwise excluded by this definition) or (x) any matter set forth in the Seller Disclosure Letter, other than, in each case, to the extent any such change or item has a disproportionate effect on the Company Entities relative to other participants in the same business as the Company Entities. Capitalized terms used in the definition of Target Company Material Adverse Effect (other than the terms “Acquisition Agreement” and “Target Company Material Adverse Effect”) shall have the meaning given to them in the Acquisition Agreement.

“Tax Group” has the meaning specified in Section 7.06(e)(ii).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means, with respect to each category set forth below, an amount equal to the “Minimum Threshold Amount” set forth opposite such category or a whole multiple in excess thereof of the amount set forth opposite such category under the heading “Incremental Multiples in Excess Thereof.”

Category	Minimum Threshold Amount	Incremental Multiples in Excess Thereof
Auction Amount for Loans	$5,000,000	$1,000,000
Reply Amount for Loans	$1,000,000	$1,000,000
Borrowing/Conversion of Base Rate Loans	$1,000,000	$250,000
Borrowing/Continuation/Conversion of Eurocurrency Rate Loans	$1,000,000	$250,000
Optional Prepayment of Loans	$3,000,000	$1,000,000

Category	Minimum Threshold Amount	Incremental Multiples in Excess Thereof
Specified Refinancing Debt Threshold	$8,000,000	$1,000,000
Incremental Amount	$5,000,000	$1,000,000
Incremental Notes Amount	$8,000,000	$1,000,000
Assignment of Tranche	$1,000,000	$1,000,000

“Total Net Leverage Ratio” means, on any date of determination, with respect to Holdings and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) Funded Indebtedness (less the Unrestricted Cash of Holdings and its Restricted Subsidiaries as of such date) of Holdings and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the four fiscal quarter period most recently then ended for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Tranche” means the respective facility and commitments utilized in making Loans hereunder, including (i) the Initial Facility and (ii) additional Tranches that may be added after the Closing Date, i.e., New Loans, Specified Refinancing Loans, New Commitments and Specified Refinancing Commitments.

“Transactions” means the acquisition of the Equity Interests of the Target Companies by LD Lower pursuant to the Acquisition Agreement, together with each of the following transactions consummated or to be consummated in connection therewith:

(a) the contribution (the “Equity Contribution”) of cash or rollover equity to the Borrowers (including for these purposes equity of Holdings contributed to the Borrowers to facilitate the Acquisition) in an aggregate amount not less than 35% of the total pro forma consolidated gross debt and equity capitalization of the Borrowers and their Subsidiaries on the Closing Date after giving effect to the Transactions (excluding any letters of credit issued on the Closing Date under the First Lien Facilities and amounts funded hereunder or under the First Lien Facility to fund upfront fees or original issue discount in respect of the Facility or the First Lien Facilities) from, directly or indirectly, Holdings, the Sponsor, certain of the Sponsor’s Affiliates, members of management of the Target Companies, the Seller and other Permitted Holders. Any investments made by the Persons described in the preceding sentence in Holdings shall be in the form of (i) common equity and/or (ii) preferred equity with terms reasonably acceptable to the Arrangers; provided that (x) not less than 50.1% of the total Equity Contribution shall be attributable to contributions by the Sponsor; and (y) the contribution by Holdings to the Borrowers of the Equity Contribution shall be in the form of common equity;

(b) the Acquisition;

(c) the execution and delivery of Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date;

(d) the execution and delivery of First Lien Facility Documentation to be entered into on the Closing Date and the funding of the First Lien Loans, to the extent funded, on the Closing Date;

(e) (x) the repayment of all Indebtedness and the termination of any financing commitments under the Existing Credit Agreement and (y) the refinancing or repayment of all existing third party Indebtedness for borrowed money of the Target Companies and their Subsidiaries, other than (i) ordinary course capital leases, purchase money indebtedness, equipment financings, customer financings and related guarantees, hedging obligations and related guarantees and other ordinary short term working capital facilities, (ii) indebtedness permitted to remain outstanding or be incurred prior to the Closing Date under the Acquisition Agreement, (iii) intercompany indebtedness and (iv) Indebtedness described on Schedule 7.03, including certain Indebtedness that the Arrangers and Borrowers agree may remain outstanding on the Closing Date (the “Refinancing”); and

(f) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).

“Transaction Costs” has the meaning given to such term in the definition of “Transactions.”

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Information” means, collectively (a) the unaudited financial statements of LD Intermediate and its Subsidiaries for the fiscal quarters ending March 31, 2016, June 30, 2016 and September 30, 2016 and (b) the unaudited financial statements of the Target Companies for the nine month period ending June 30, 2016.

“Undisclosed Administration” means the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender under or pursuant to the law in the country where such Lender is subject to home jurisdiction supervision, if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Advances/Participations” means with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrowers on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrowers or made available to the Administrative Agent by any such Lender.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of such Plan’s assets, determined in accordance with assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United Kingdom” and “U.K.” mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of Holdings and its Restricted Subsidiaries that is not restricted for purposes of GAAP, in each case, in excess of (a) $25,000,000 less (b) the aggregate amount of LDiscovery Acquisition Earnout Payments (not to exceed $25,000,000) that (i) have been made in cash by Holdings and its Restricted Subsidiaries on or prior to such date of determination or (ii) reduced in whole or in part in accordance with the definition thereof.

“Unrestricted Subsidiary” means (a) any Subsidiary of Holdings designated by the Borrower Representative as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower Representative shall only be permitted to so designate an Unrestricted Subsidiary so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) no such Subsidiary or any of its Subsidiaries owns any Equity Interests, or owns or holds any Lien on any property of, a Borrower or any other Restricted Subsidiary of a Borrower that is not a Subsidiary of the Subsidiary to be so designated, (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by a Borrower or any Restricted Subsidiary) through Investments as permitted by, and in compliance with, Section 7.02 and valued at its fair market value (as determined by the Borrowers in good faith) at the time of such designation, (iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02 and valued at their fair market value (as determined by the Borrowers in good faith) at the time of such designation, (v) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the First Lien Credit Agreement, any Refinancing Notes, any New Incremental Notes and all Permitted Refinancings in respect thereof, and any Permitted Ratio Debt in each case (other than the First Lien Credit Agreement) with an aggregate outstanding principal amount in excess of $24,000,000 and (vi) the Borrowers shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrowers, certifying compliance with the requirements of preceding clauses (i) through (v) and (b) any Subsidiary of an Unrestricted Subsidiary. The Borrower Representative may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (A) no Event of Default has occurred and is continuing or would result therefrom, (B) any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such Subsidiary Redesignation shall be deemed newly incurred or established, as applicable, at such time and (C) the Borrower Representative shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrowers, certifying compliance with the requirements of the preceding clause (A); provided, further, that no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary of a Borrower that (i) is organized under the laws of the United States, any state thereof or the District of Columbia, (ii) is not a Subsidiary of a Controlled Foreign Subsidiary and (iii) is not a FSHCO.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(g)(ii)(B)(III).

“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments or amortization made on such Indebtedness shall be disregarded in making such calculation.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding;”; and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) In connection with any action being taken in connection with a Limited Condition Acquisition, except to the extent expressly set forth herein, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into after giving Pro Forma Effect to such Limited Condition Acquisition and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition and other actions had occurred on such date. For the avoidance of doubt, if the Borrowers have exercised their option under the first sentence of this clause (i), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(j) In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, or the Senior Secured Net Leverage Ratio, or

(ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA),

in each case, at the option of the Borrowers (the Borrowers’ election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrowers are available, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrowers have made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrowers or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrowers have made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Investments or Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrowers, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) shall not include the Consolidated Net Income of the Person or assets to be acquired in any Limited Condition Acquisition until such time as such Limited Condition Acquisition is actually consummated.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

(b) If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower Representative or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) the Borrowers shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Borrowers may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

(c) Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(d) Any reference to any specific pronouncement or principle herein not otherwise operative under GAAP shall be deemed to refer to any such similar pronouncement or principle as may be operative under GAAP.

Section 1.04 Rounding. Any financial ratios required to be maintained by Holdings, or satisfied in order for a specific action to be permitted, under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. Unless otherwise expressly set forth herein, references to specific provisions (or defined terms) in the First Lien Facility Documentation shall be to such provisions (or defined terms) as amended or replaced (to the extent such amendment or replacement is permitted by the Loan Documents), and cross-references shall be deemed amended as necessary to refer to the same provisions that are referenced in the First Lien Facility Documentation as in effect on the Closing Date.

Section 1.06 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.07 Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in clause (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the Exchange Rate; provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized (including in connection with any Permitted Refinancing), such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b) For purposes of determining the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars, at the Exchange Rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Section 1.08 [Reserved].

Section 1.09 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio and Consolidated EBITDA shall be calculated (including for purposes of Sections 2.14 and 2.15) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the First Lien Net Leverage Ratio for purposes of determining the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b), any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of “Consolidated EBITDA”) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect. The calculation of the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio and Consolidated EBITDA on a Pro Forma Basis for the purpose of determining if any action is permitted under an incurrence test hereunder shall be based on the financial statements that have been most recently delivered pursuant to Section 6.01(a) or Section 6.01(b) (or prior to such initial delivery thereunder, the most recent financial statements delivered pursuant to Section 4.01(l)).

(b) Whenever Pro Forma Effect is to be given to a Specified Transaction, the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrowers in good faith to be realized (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period and as if such items were realized during the entirety of such period) as a result of specified actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrowers), with “run-rate” meaning the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent measurement period in which the effects thereof are expected to be realized relating to such Specified Transaction; provided that (A) such cost savings, operating expense reductions, other operating improvements and synergies are factually supportable in the good faith judgment of the Borrowers and as determined in good faith by the Borrowers and are reasonably anticipated to be realized within 18 months after the consummation of any operational change or the acquisition or disposition which is expected to result in such cost savings, expense reductions, operating improvements or synergies, (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period, (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA to the extent occurring more than six full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies and (D) amounts added to Consolidated EBITDA pursuant to this Section 1.09(b) shall not, when combined with amounts added to Consolidated EBITDA pursuant to clause (b)(vi) of the definition thereof (other than to the extent in connection with the Transactions or the LDiscovery Transactions), in the aggregate exceed 25% of Consolidated EBITDA (determined prior to giving effect to such amounts) in any four consecutive fiscal quarter period.

Section 1.10 Calculation of Baskets. If any of the baskets set forth in Article VII of this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.11 Treatment of Subsidiaries Prior to Joinder. Each Subsidiary of Holdings that is required to be joined as a Loan Party pursuant to Section 6.12 shall, until the completion of such joinder, be deemed for the purposes of Article VII of this Agreement to be a Loan Party from and after the Closing Date (or the date of formation or acquisition of such subsidiary).

ARTICLE II

The Commitments and Credit Extensions

Section 2.01 The Loans. Subject to the terms and conditions set forth herein, each Initial Lender severally agrees to make a single loan denominated in Dollars (the “Initial Loans”) to the Borrowers (on a joint and several basis) on the Closing Date in an amount equal to such Initial Lender’s Initial Commitment. The Initial Borrowing shall consist of Initial Loans made simultaneously by the Initial Lenders in accordance with their respective Initial Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Initial Loans may be Base Rate Loans or Eurocurrency Rate Loans as provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon irrevocable notice by the Borrower Representative to the Administrative Agent.

(i) With respect to such Borrowings, conversions or continuations, each such notice must be in writing and must be received by the Administrative Agent not later than 12:00 noon (New York Time) three Business Days prior to the requested date of any Borrowing, conversion to or continuation of Eurocurrency Rate Loans (or such shorter period as the Administrative Agent shall agree in its sole discretion) or by 12:00 noon (New York Time) on the Business Day immediately preceding the requested date of any Borrowing of Base Rate Loans); provided, however, that if the Borrowers wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of Interest Period, the applicable notice from the Borrower Representative must be received by the Administrative Agent not later than 1:00 p.m. (New York Time) five Business Days prior to the requested date of such Borrowing or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m. (New York Time) three Business Days before the requested date of such Borrowing or continuation, the Administrative Agent shall notify the Borrower Representative whether or not the requested Interest Period has been consented to by all the Appropriate Lenders.

(ii) Each notice by the Borrower Representative pursuant to Section 2.02(a)(i) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers. Each Borrowing, conversion or continuation of Eurocurrency Rate Loans shall be in an amount equal to the applicable Threshold Amount for a Borrowing. Each Committed Loan Notice shall specify (i) whether the Borrowers are requesting a Borrowing, a conversion of a Tranche Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Tranche of Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the Threshold Amount set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such Threshold Amount). If with respect to any Eurocurrency Rate Loans, the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation of such Loans, then the applicable Tranche of Loans shall be made as or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Tranche of Loans, and if no timely notice of a conversion or continuation of Eurocurrency Rate Loan is provided by the Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic continuation or conversion to Eurocurrency Rate Loans with an Interest Period of one month or Base Rate Loans, as applicable, as described in Section 2.02(a). Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative

Agent’s Office not later than 12:00 noon (New York Time), in each case, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrowers pay the amount due under Section 3.05 in connection therewith.

(d) The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other and all continuations of Loans of the same Type, there shall not be more than fifteen Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 [Reserved].

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional. (i) The Borrowers may, upon notice by the Borrower Representative substantially in the form of Exhibit K-1 to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty except as set forth in Section 2.05(a)(iv), as applicable, below; provided that (1) such notice must be received by the Administrative Agent not later than, 1:00 p.m. (New York Time), in each case, (x) three Business Days prior to any date of prepayment of such Eurocurrency Rate Loans and (y) one Business Day prior to any date of prepayment of Base Rate Loans; (2) any prepayment of Loans shall be in an amount equal to the applicable Threshold Amount or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and Eurocurrency Rate Loans, absent direction by the Borrower Representative, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount payable by the Borrowers in respect of such prepayment pursuant to Section 3.05). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Tranche). If such notice is given by the Borrower Representative, subject to clause (iii) below, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(iv), as applicable, and Section 3.05. Subject to Section 2.17, each prepayment of outstanding Tranches pursuant to this Section 2.05(a) shall be applied to such Tranche on a pro rata basis. All voluntary prepayments of a Tranche in accordance with this Section 2.05(a) shall be paid to the Appropriate Lenders on a pro rata basis, except as set forth above.

(ii) [Reserved].

(iii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) or (a)(ii) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iv) If the Borrowers, (A) make a voluntary prepayment of any Initial Loans pursuant to Section 2.05(a), (B) make a repayment of any Initial Loans pursuant to Section 2.05(b)(iii) or (C) repays such Initial Loans at acceleration pursuant to Section 8.02(b), in each case, on or prior to the second anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Lenders, a prepayment premium in an amount equal to (1) 3.00% of the principal amount of such Loans prepaid or repaid if such prepayment occurs on or prior to the first anniversary of the Closing Date, (2) 2.00% of the principal amount of such Loans prepaid or repaid if such prepayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date and (3) 1.00% of the principal amount of such Loans prepaid or repaid if such prepayment occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.

(b) Mandatory. (i) Within ten Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) (or, if later, the date on which such financial statements and such Compliance Certificate are required to be delivered), the Borrowers shall prepay an aggregate principal amount of Loans in an amount equal to (A) 75% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow in excess of $5,000,000 for the fiscal year covered by such financial statements commencing with the fiscal year ending on December 31, 2017, minus (B) the sum of (1) the aggregate amount of voluntary principal prepayments of the Loans and First Lien Loans (solely, with respect to First Lien Loans under any Revolving Tranche (as defined in the First Lien Credit Agreement), to the extent accompanied by a corresponding permanent commitment reduction thereof and Loans and First Lien Loans repurchased pursuant to Dutch Auctions or dutch auctions in respect of the First Lien Loans or open market purchases (in the case of Loans, to the extent offered to all Lenders on a pro rata basis) in an amount equal to the discounted purchase price of such Loans or First Lien Loans paid in respect of such Loans or First Lien Loans pursuant to such Dutch Auctions or through open market purchases) in each case other than to the extent that any such prepayment is funded with the proceeds of Specified Refinancing Debt, Refinancing Notes or any other long-term Indebtedness, in each case, occurring during the applicable Excess Cash Flow Period and (2) any amount not required to be applied pursuant to Section 2.05(b)(viii); provided that such percentage in respect of any Excess Cash Flow Period shall be reduced to 50%, 25% or 0% if the Senior Secured Net Leverage Ratio as of the last day of the fiscal year to which such Excess Cash Flow Period relates was equal to or less than 5.25 to 1.00, 4.75 to 1.00 or 4.25 to 1.00, respectively; provided, further, that until the Discharge of First Lien Credit Agreement Obligations (as defined in the Intercreditor Agreement), no mandatory prepayments of Loans shall be required under this Section 2.05(b)(i) except to the extent of mandatory prepayments pursuant to Section 2.05(b)(i) of the First Lien Credit Agreement declined by the lenders thereunder in accordance with Section 2.05(c) of the First Lien Credit Agreement.

(ii) (A) If (x) a Borrower or any Restricted Subsidiary Disposes of any property or assets pursuant to Section 7.05(e), (m), (n), (p) or (s) or (y) any Casualty Event occurs, and any transaction or series of related transactions described in the foregoing clauses (x) and (y) results in the receipt by such Borrower or such Restricted Subsidiary of aggregate Net Cash Proceeds such that proceeds realized in any fiscal year exceed $5,000,000 (such annual amount, the “Annual Net Cash Proceeds Threshold”) (any such transaction or series of related transactions resulting in Net Cash Proceeds being a “Relevant Transaction”), (1) the Borrower Representative shall give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Cash Proceeds and (2) except to the extent the Borrowers elect in such notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B), the Borrowers shall prepay, subject to Section 2.05(b)(viii) an aggregate principal amount of Loans in an amount equal to 100% (as may be adjusted pursuant to the second proviso below) of all Net Cash Proceeds in excess of the Annual Net Cash Proceeds Threshold received from such Relevant Transaction within fifteen Business Days of receipt thereof by the Borrowers or such Restricted Subsidiary; provided that the Borrowers may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any other Indebtedness that is secured by the Collateral on an “equal and ratable” basis with Liens securing the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.07) and the denominator of which is the aggregate outstanding principal amount of Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Article I); provided, further, that prepayments of First Lien Term Loans pursuant to Section 2.05(b)(ii) of the First Lien Credit Agreement (to the extent then outstanding) shall reduce the prepayment requirements under this Section 2.05(b)(ii) on a dollar-for-dollar basis.

(B) With respect to any Net Cash Proceeds realized or received with respect to any Relevant Transaction at the option of the Borrowers, the Borrowers or any Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in the business within 365 days following receipt of such Net Cash Proceeds (or, if the Borrowers or the relevant Restricted Subsidiary, as applicable, has contractually committed within 365 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 545 days following receipt of such Net Cash Proceeds); provided, however, that if any of such Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the Relevant Transaction (or are not reinvested within such 365 days or 545 days, as applicable), an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of Loans (subject to the proviso set forth in clause (A) above) as set forth in this Section 2.05.

(iii) Upon the incurrence or issuance by a Borrower or any Restricted Subsidiary of any Refinancing Notes, any Specified Refinancing Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrowers shall prepay an aggregate principal amount of Tranches in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the applicable Borrower or such Restricted Subsidiary.

(iv) [Reserved].

(v) [Reserved].

(vi) Subject to Section 2.17, each prepayment of Loans pursuant to this Section 2.05(b) shall be applied to each Tranche on a pro rata basis (or, if agreed to in writing by the Majority Lenders of a Tranche, in a manner that provides for more favorable prepayment treatment of other Tranches, so long as each other such Tranche receives its Pro Rata Share of any amount to be applied more favorably, except to the extent otherwise agreed by the Majority Lenders of each Tranche receiving less than such Pro Rata Share) (other than a prepayment of (x) Loans with the proceeds of Indebtedness incurred pursuant to Section 2.18, which shall be applied to the Tranche being refinanced pursuant thereto or (y) Loans with the proceeds of any Refinancing Notes issued to the extent permitted under Section 7.03(b)(i), which shall be applied to the Tranche being refinanced pursuant thereto). Each prepayment of Loans under a Facility pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and Eurocurrency Rate Loans under such Facility; provided that, with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under such Facility to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount payable by the Borrowers in respect of such prepayment pursuant to Section 3.05, subject to the rights of the Declining Lenders to not be paid.

(vii) All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05 and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iv). Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(viii) Notwithstanding any other provisions of this Section 2.05, (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Borrower Party (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Borrower Party (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow attributable to a Borrower Party (“Foreign Excess Cash Flow”) giving rise to a prepayment event pursuant to Section 2.05(b)(i) are or is prohibited, restricted or delayed by applicable local law from being repatriated to the Borrowers that would be required to make such a prepayment, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.05 but may be retained by the applicable Borrower Party so long, but only so long, as the applicable local law will not permit repatriation to the Borrowers (the Borrowers hereby agreeing to use commercially reasonable efforts to cause the applicable Borrower Party to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and an amount equal to such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.05 to the extent provided herein and (B) to the extent that the Borrowers have determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Foreign Excess Cash Flow would have a material adverse Tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Foreign Excess Cash Flow, the Net Cash Proceeds or Foreign Excess Cash Flow so affected may be retained by the applicable Borrower Party; provided that no amounts retained by a Borrower Party pursuant to this Section 2.05(b)(viii) shall, in any event, increase the Cumulative Credit pursuant to clause (b) of the definition thereof; provided, further, that, in the case of this clause (B), on or before the date on which an amount equal to any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05 (or twelve months after the date such Excess Cash Flow would have been so required to be applied if it were Net Cash Proceeds), (x) the Borrowers shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrowers rather than such Borrower Party, less the amount of additional Taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Borrower Party) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of the applicable Borrower Party.

(c) Lender Opt-Out. With respect to any prepayment of Initial Loans and, unless otherwise specified in the documents therefor, other Tranches pursuant to Section 2.05(b)(i) or (ii), any Appropriate Lender, at its option (but solely to the extent the Borrowers elect for this clause (c) to be applicable to a given prepayment), may elect not to accept such prepayment as provided below. The Borrower Representative may notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(i) or (ii) at least ten Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(i) or (ii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrower Representative, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Appropriate Lender may (but solely to the extent the Borrowers elect for this clause (c) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than 5:00 p.m. (New York Time) one Business Day after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment (all such Lenders, together with all other Lenders who are not an Declining Lenders, the “Accepting Lenders”). The Administrative Agent shall give notice to the Accepting Lenders of the aggregate amount declined by the Declining Lenders (the “Reoffered Amount”). Any Accepting Lender may decline to accept all (but not less than all) of its share of any Reoffered Amount (any such Lender, a “Secondary Declining Lender”) by providing written notice to the Administrative Agent no later than 5:00 p.m. (New York Time) one Business Day after the date of such notice from the Administrative Agent regarding the Reoffered Amount. If any Accepting Lender does not give a notice to the Administrative Agent prior to such time informing the Administrative Agent that it declines to accept the Reoffered Amount, then such Accepting Lender will be deemed to have accepted the Reoffered Amount (all such Lenders, the “Secondary Accepting Lenders”). On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion of the Reoffered Amount that is declined shall be paid to the Administrative Agent by the Borrowers and applied by the Administrative Agent ratably to prepay Loans under the Tranches owing to Accepting Lenders in the manner described in Section 2.05(b) for such prepayment (provided that if there are no Accepting Lenders, no such prepayments shall be required). Any amounts declined from the Reoffered Amount (or if there are no Accepting Lenders, the Prepayment Amount) shall be retained by the Borrowers (such amounts, “Declined Amounts”).

(d) All Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in Dollars.

Section 2.06 Termination or Reduction of Commitments.

The Aggregate Commitments under a Tranche of Loans shall be automatically and permanently reduced to zero on the date of the initial incurrence of Loans under such Tranche.

Section 2.07 Repayment of Loans.

(a) Initial Loans. The Borrowers shall, jointly and severally, repay to the Administrative Agent for the ratable account of the Appropriate Lenders holding Initial Loans on the applicable Maturity Date for the Initial Loans the aggregate principal amount of all Initial Loans outstanding on such date.

(b) [Reserved].

(c) All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in Dollars.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate for such Interest Period plus (B) the Applicable Rate for Eurocurrency Rate Loans and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans. The Borrowers shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Interest on each Loan shall be payable in Dollars.

(d) All computations of interest hereunder shall be made in accordance with Section 2.10 of this Agreement.

Section 2.09 Fees.

(a) The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter or other agreements between one or more Borrower and any of the Arrangers or the Administrative Agent in connection with this Agreement.

(b) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans based on clause (b) of the definition thereof shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender and the interest thereon shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a), and by each Lender in its accounts or records pursuant to Sections 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be joint and several and shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 1:00 p.m.

(New York Time) on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Tranche (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. (New York Time), shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (New York time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender, on the one hand, and the Borrowers, on the other hand, severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If both the Borrowers and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(c) Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrowers do not in fact make such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(e) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, or to make its payment under Section 9.07.

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(h) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans then owing to such Lender.

Section 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain, either directly or indirectly, on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (A) the assignments and participations (including by means of a Dutch Auction and open market debt repurchases) described in Section 10.07, (B) (i) the incurrence of any New Loans in accordance with Section 2.14 or (ii) any Specified Refinancing Debt in accordance with Section 2.18, (C) any loan modification offer described in Section 10.01, or (D) any applicable circumstances contemplated by Section 2.05(b), 2.14, 2.17 or 3.07.

Section 2.14 Incremental Facilities.

(a) The Borrowers may, from time to time after the Closing Date, upon notice by the Borrower Representative to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying the proposed amount thereof, request (i) an increase in any Tranche then outstanding (which shall be on the same terms as, and become part of, the Tranche proposed to be increased hereunder) (each, a “Commitment Increase”) and (ii) the addition of one or more new term loan facilities to the Facility (each, a “New Facility”; and any advance made by a Lender thereunder, a “New Loan”; and the commitments thereof, the “New Commitment”) by an amount not to exceed (after giving effect to any applicable usage of such amount under this Agreement) the sum of (x) $45,000,000, minus the aggregate principal amount of (1) Incremental Notes incurred pursuant to Section 2.15 in reliance on the Cash-Capped Incremental Facility, (2) First Lien Additional Indebtedness utilizing Section 2.14(a)(x) of the First Lien Credit Agreement and (3) Incremental Notes (as defined in the First Lien Credit Agreement) incurred pursuant to Section 2.15of the First Lien Credit Agreement in reliance on the Cash-Capped Incremental Facility (as defined in the First Lien Credit Agreement) (such aggregate amount, the “Cash-Capped Incremental Facility”) plus (y) an unlimited amount (the “Ratio-Based Incremental Facility”) so long as the Maximum Senior Secured Net Leverage Requirement is satisfied plus (z) an amount equal to all voluntary prepayments of Loans made pursuant to Section 2.05(a) or Section 10.07(j)(i)(A) other than such voluntary prepayments financed with the proceeds of other Indebtedness (the “Prepay Incremental Amount”) (such sum, at any such time, the “Incremental Amount”); provided that any such request for an increase shall be in a minimum amount equal to the lesser of (x) the applicable Threshold Amount and (y) the entire amount of any increase that may be requested under this Section 2.14; provided, further, that (1) if at the time of any such incurrence or issuance, there is capacity under the foregoing clause (z), such capacity must be utilized before utilizing any available capacity under the foregoing clauses (x) and (y), (2) any capacity available under the foregoing clause (y) shall be deemed to be utilized prior to utilizing any capacity available under the foregoing clause (x) and (3) loans may be incurred under the Cash-Capped Incremental Facility, the Ratio-Based Incremental Facility and the Prepay Incremental Amount, and proceeds from any such incurrence under the Cash-Capped Incremental Facility, the Ratio-Based Incremental Facility and the Prepay Incremental Amount may be utilized in a single transaction by first, calculating the incurrence of the Prepay Incremental Amount, if any, second calculating the incurrence under the Ratio-Based Incremental Facility and third calculating the incurrence under the Cash-Capped Incremental Facility; provided, further, that solely for the purpose of calculating the Maximum Senior Secured Net Leverage Requirement to determine the availability under the New Commitments at the time of incurrence, (a) any New Commitments that are unsecured or secured on a junior basis shall nevertheless be deemed to be secured on a pari passu basis to the Obligations and (b) any cash proceeds from any Commitment Increase or addition of a New Facility pursuant to this Section 2.14 at such test date in calculating such Maximum Senior Secured Net Leverage Requirement shall be excluded for purposes of cash netting (however, to the extent the proceeds thereof are used to repay Indebtedness, Pro Forma Effect shall be given to such repayment of Indebtedness). At the time of sending such notice to the applicable Lenders, the Borrower Representative shall specify the time period within which each applicable Lender is requested to respond (which, unless the Incremental Arranger otherwise agrees, shall in no event be less than ten Business Days from the date of delivery of such notice).

(b) The Borrowers may appoint an Incremental Arranger in connection with a New Commitment. Each applicable Lender shall notify the Incremental Arranger within such time period whether or not it agrees to participate in such new facility or increase of the existing Tranche and, if so, whether by a percentage of the requested increase equal to, greater than, or less than its Pro Rata Share of any then-existing Tranche. Any Lender approached may elect or decline, in its sole discretion, to provide such increase or new facility. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment with respect to such Tranche or to provide a new Tranche. The Incremental Arranger shall notify the Borrower Representative of the Lenders’ responses to each request made under this Section 2.14. To achieve the full amount of a requested increase or issuance of a New Facility, as applicable, the Borrowers may also invite additional Eligible Assignees reasonably satisfactory to the Administrative Agent to become Lenders pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Incremental Arranger and, to the extent required by clause (iii) in the first proviso after 10.01(i), the Administrative Agent.

(c) If (i) a Tranche is increased in accordance with this Section 2.14 or (ii) a New Facility is added in accordance with this Section 2.14, the Incremental Arranger and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or New Facility among the applicable Lenders. The Incremental Arranger shall promptly notify the applicable Lenders of the final allocation of such increase or New Facility and the Increase Effective Date. In connection with (i) any increase in a Tranche or (ii) any addition of a New Facility, in each case, pursuant to this Section 2.14, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Borrowers and the Incremental Arranger (and the Lenders hereby authorize such Incremental Arranger to execute and deliver any such documentation)) in order to establish the New Facility or to effectuate the increases to a Tranche and to reflect any technical changes necessary or appropriate to give effect to such increase or new facility in accordance with its terms as set forth herein. If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.14 (including amendments to this Agreement), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein. The Borrowers and Lenders agree that the Administrative Agent shall have no liability for the actions of any Incremental Arranger (if other than the Administrative Agent) and this sentence shall survive the termination of this Agreement.

(d) With respect to any Commitment Increase or addition of a New Facility pursuant to this Section 2.14, (i) except as set forth below, no Event of Default would exist after giving effect to such increase, (ii) (A) in the case of any increase or addition of a Tranche, the final maturity of the Loans, New Loans or Specified Refinancing Loans increased or added pursuant to this Section 2.14 shall be no earlier than the Latest Maturity Date for, and such additional Loans shall not have a Weighted Average Life to Maturity shorter than the longest remaining weighted average life of, any other outstanding Loans, New Loans or Specified Refinancing Loans, as applicable, and (B) in the case of any New Facility, such New Facility shall have a final maturity no earlier than the then Latest Maturity Date of any Tranche and the Weighted Average Life to Maturity of such New Facility shall be no shorter than that of any existing

Tranche, (iii) except with respect to all-in yield and as set forth in subclause (B) above with respect to final maturity and Weighted Average Life to Maturity, or otherwise as shall be reasonably satisfactory to the Administrative Agent, any such New Facility shall have the same terms as the Facility; provided that (x) to the extent such terms and documentation are not consistent with the existing Facility (except to the extent permitted above), such terms (if favorable to the existing Lenders) shall be incorporated into this Agreement for the benefit of all existing Lenders without further amendment requirements other than consultation with the Administrative Agent pursuant to Section 2.14(c), including, for the avoidance of doubt, at the option of the Borrowers, any increase in the Applicable Rate relating to the existing Facility to bring such Applicable Rate in line with the New Facility to achieve fungibility with such existing Facility and (y) otherwise, may be incorporated if reasonably satisfactory to the Incremental Arranger and the Administrative Agent and (iv) to the extent reasonably requested by the Incremental Arranger, the Incremental Arranger shall have received legal opinions, resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12 and/or Section 6.16 with respect to Holdings, the Borrowers and each Subsidiary Guarantor (in a manner generally consistent with those delivered at the Closing Date, as modified to reflect changes subsequent thereto) (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Incremental Arranger). Notwithstanding the foregoing, the conditions precedent to each such increase or New Facility shall be agreed to by the Lenders providing such increase or New Facility, as applicable, and the Borrowers; provided, further, in connection with the incurrence of any New Loans, if the proceeds of such New Loans are, substantially concurrently with the receipt thereof, to be used, in whole or in part, by the Borrowers or any other Loan Party to finance, in whole or in part, a Permitted Acquisition, then (A) the only representations and warranties hereunder that will be required to be true and correct in all material respects as of the applicable Increase Effective Date shall be (x) the Specified Representations (conformed as necessary for such Permitted Acquisition) and (B) the only Events of Default, the absence of which shall be a condition to such incurrence, shall be those under Section 8.01(a), (f) or (g) (“Permitted Acquisition Provisions”).

(e) The additional Loans made under the Tranche subject to the increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such new Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such new Loans shall be added to (and form part of) each Borrowing of outstanding Loans under such Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Tranche will participate proportionately in each then outstanding Borrowing of Loans under the Tranche.

(f) (i) Any New Facility shall rank pari passu in right of payment, have the same guarantees as, and be unsecured, secured either on an “equal and ratable” basis with the other Facilities or on a junior lien basis to the Facility, in each case over the same Collateral that secures the Facilities (or less Collateral as may be agreed by the Lenders providing such New Facility), and in each case, the application of any proceeds of the Collateral securing such New Facility shall be subject to Applicable Intercreditor Arrangements, (ii) the New Facility shall share ratably in any prepayments of the Loans pursuant to Section 2.05 (or otherwise provide for more favorable prepayment treatment for the then outstanding Tranches than the Loans under such New Facility) and (iii) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or Eurocurrency Rate or Base Rate floors paid by either Borrower (but not arrangement or underwriting fees paid to arrangers for their own account, structuring fees, ticking fees, commitment fees, unused line fees, any amendment and similar fees (regardless of whether paid in whole or in part to any or all lenders) and any fees not paid generally to all lenders to such applicable Facility) and equating original issue discount and upfront fees paid by either Borrower to interest rate for purposes of this calculation, assuming a four-year life to maturity) (such yield, “All-In Yield”) applicable to such New Facility shall be determined by the Borrowers and the

Lenders providing such New Facility and, for any New Facility secured on a pari passu basis, shall not be more than 50 basis points higher than the corresponding All-In Yield for the applicable Tranches of the same currency unless the All-In Yield with respect to such applicable Tranches is increased to the amount necessary so that the difference between the All-In Yield with respect to such New Facility and the corresponding All-In Yield on such applicable Tranches is equal to 50 basis points.

Section 2.15 New Incremental Notes.

(a) The Borrowers may from time to time after the Closing Date, upon notice by the Borrower Representative to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, request to issue one or more series of senior secured, senior unsecured, senior subordinated or subordinated notes (which notes, if secured by the Collateral, are secured on an “equal and ratable” basis with the Liens securing the Obligations or on a junior lien basis to the Facility, and guaranteed only by the entities which are or who become Loan Parties (such notes, collectively, “New Incremental Notes”) in an amount not to exceed the Incremental Amount (at the time of issuance); provided that (i) no Event of Default would exist after giving Pro Forma Effect to any such request, subject to the Permitted Acquisition Provisions, and (ii) any such issuance of New Incremental Notes shall be in a minimum amount equal to the lesser of (x) the applicable Threshold Amount and (y) the entire amount that may be requested under this Section 2.15; provided, further, that any New Loan Commitments established pursuant to Section 2.14 and New Incremental Notes issued pursuant to this Section 2.15, will count towards the Ratio-Based Incremental Facility, Cash-Capped Incremental Facilities and Prepay Incremental Amount as set forth in Section 2.14.

(b) As a condition precedent to the issuance of any New Incremental Notes pursuant to this Section 2.15, (i) the Borrowers shall deliver to the Administrative Agent a certificate dated as of the date of issuance of the New Incremental Notes signed by a Responsible Officer of the Borrowers, certifying and attaching the resolutions adopted by each Borrower approving or consenting to the issuance of such New Incremental Notes, and certifying that the conditions precedent set forth in the following subclauses (ii) through (ix) have been satisfied (which certificate shall include supporting calculations demonstrating compliance, if applicable, with the Maximum Senior Secured Net Leverage Requirement), (ii) such New Incremental Notes shall not be Guaranteed by any Person that is not a Loan Party, (iii) to the extent guaranteed by any Loan Party or secured by any Collateral, such New Incremental Notes shall be subject to Applicable Intercreditor Arrangements); (iv) such New Incremental Notes shall have a final maturity no earlier than the then Latest Maturity Date, (v) the Weighted Average Life to Maturity of such New Incremental Notes shall not (A) be shorter than that of any then-existing Tranche, or (B) to the extent unsecured, be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except (x) customary assets sale, change of control or event of loss or similar event provisions and a customary acceleration right after an event of default or (y) AHYDO payments), (vi) such New Incremental Notes shall not be subject to any mandatory redemption or prepayment provisions or rights (except to the extent any such mandatory redemption or prepayment is required to be applied pro rata to the Loans and other Indebtedness that is secured on a pari passu basis with the Obligations), (vii) the covenants and events of default (excluding pricing and optional prepayment and redemption terms) of such New Incremental Notes, when taken as a whole, are no more restrictive than those under the Facility (except for covenants or other provisions (x) applicable only to periods after the Latest Maturity Date of the then outstanding Facility or (y) as are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished without further amendment voting requirements) (it being understood that no New Incremental Notes shall include any financial maintenance covenants (including indirectly by way of a cross-default to this Agreement), but that customary cross-acceleration provisions may be included)), (viii) if secured, such New Incremental Notes shall only be secured by Collateral, and (ix) guarantees, collateral and other terms of such New Incremental Notes are (A) customary for similar debt securities in light of then-prevailing market conditions at the time of issuance) and (B) otherwise reasonably satisfactory to the Administrative Agent (provided that a certificate of a Responsible Officer of the Borrowers delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such New Incremental Notes, together with a reasonably detailed description of the material terms and conditions of such New Incremental Notes or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (b), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower Representative of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects)). Notwithstanding the foregoing, the conditions precedent to each such increase shall be agreed to by the Lenders providing such increase and the Borrowers.

(c) The issuance of any New Incremental Notes shall also be subject, to the extent reasonably requested by the Administrative Agent, to receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Collateral Documents to account for such New Incremental Notes. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary or appropriate in order to secure any New Incremental Notes with the Collateral and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the issuance of such New Incremental Notes, in each case on terms consistent with this Section 2.15.

Section 2.16 [Reserved].

Section 2.17 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, , as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any applicable Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any non-appealable judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default pursuant to Sections 8.01(a), (f) or (g) exists, to the payment of any amounts owing to the Borrowers as a result of any non-appealable judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting

Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) under any such Tranche such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders under such Tranche on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrowers and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their ratable shares in respect of that Lender, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.18 Specified Refinancing Debt.

(a) The Borrowers may, from time to time after the Closing Date, add one or more new term loan facilities to the Facility (“Specified Refinancing Debt”; and the commitments in respect of such new facilities, the “Specified Refinancing Commitment”) pursuant to procedures reasonably specified by any Person that is a financial institution engaged in arranging similar financings in the ordinary course of its business (that is not an Affiliate of a Borrower) appointed by the Borrowers, after consultation with the Administrative Agent, as agent under such Specified Refinancing Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Specified Refinancing Agent”) and reasonably acceptable to the Borrowers, to refinance all or any portion of any Tranches then outstanding under this Agreement pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not have obligors other than the Loan Parties; (iii) will be either (x) unsecured or (y) secured by the Collateral on an “equal and ratable” basis with the Liens securing the Obligations or on a “junior” basis with the Liens securing the Obligations (in each case pursuant to Applicable Intercreditor Arrangements); (iv) will have such pricing and optional prepayment terms as may be agreed by the Borrowers and the applicable Lenders thereof; (v) will have a maturity date that is not prior to the date that is after the scheduled Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Loans being refinanced; (vi) in the case of any voluntary or mandatory prepayment of any Specified Refinancing Loan, such prepayments may be made on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis, except (I) in connection with Specified Refinancing Debt with respect thereto or (II) as requested by the Borrower Representative by written notice, to any Class or Class of Loans with an earlier Maturity Date as compared with the remaining Classes of Loans then outstanding) with all other Loans; and (vii) subject to clauses (iv), (v) and (vi) above, will have terms and conditions (other than pricing and optional prepayment and redemption terms) that are substantially identical to, or less favorable, when taken as a whole, to the lenders providing such Specified Refinancing

Debt than, the terms and conditions of the Facility and Loans being refinanced (as reasonably determined by the Borrowers in good faith, which determination shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower Representative of an objection (including a reasonable description of the basis upon which it objects) within five Business Days after being notified of such determination by the Borrowers); and the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Sections 2.05 and 2.06, as applicable; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrowers and the Lenders thereof and applicable only during periods after the then Latest Maturity Date in effect or, if favorable to the existing Lenders, as are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished without further amendment requirements) and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans (or commitments as applicable) being refinanced (excluding accrued interest, fees, discounts, premiums or expenses).

(b) The Borrowers shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. Any Lender not responding within such time period shall be deemed to have declined to participate in providing such Specified Refinancing Debt. The Administrative Agent shall notify the Borrowers and each applicable Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), the Borrowers may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Specified Refinancing Agent.

(c) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Specified Refinancing Agent, receipt by the Specified Refinancing Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements with respect to the Borrowers, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12 and/or Section 6.16 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Specified Refinancing Agent). The Lenders hereby authorize the Specified Refinancing Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Specified Refinancing Agent and the Borrowers in connection with the establishment of such new Tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.18.

(d) Each class of Specified Refinancing Debt incurred under this Section 2.18 shall be in an aggregate principal amount that is not less than the Threshold Amount.

(e) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment (if applicable, after the Specified Refinancing Agent has notified the Administrative Agent thereof). Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrowers, the Specified Refinancing Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Specified Refinancing Agent and the Borrowers, to effect the provisions of or consistent with this Section 2.18; provided that if the Specified Refinancing Agent is not the Administrative Agent, any amendment to any Loan Document other than this Agreement shall require the consent of the Administrative Agent). If the Specified Refinancing Agent is not the Administrative Agent, the actions authorized to be taken by the Specified Refinancing Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.18 (including amendments to this Agreement), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein. The Borrowers and Lenders agree that the Administrative Agent shall have no liability for the actions of any Specified Refinancing Agent (if other than the Administrative Agent) and this sentence shall survive the termination of this agreement.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from or in respect of any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, the sum payable by the Borrowers or other applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings of Indemnified Taxes have been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition but without duplication, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01, but excluding Indemnified Taxes compensated under Section 3.01(a)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Within 30 days after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund (for this purpose, including credits that a Recipient receives in lieu of a cash refund) of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender, it will, if requested by the Borrowers, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office or account for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Sections 3.01(a) and (c). The Borrowers hereby agree, jointly and severally, to pay all reasonable costs and expenses incurred by any Lender as a result of a request by the Borrowers under this Section 3.01(f).

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, (1) on or before the date that any such previously provided documentation, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent documentation, certificate or evidence previously delivered by it to the Borrower Representative and the Administrative Agent, and (3) if reasonably requested by the Borrowers or the Administrative Agent, each Lender and Agent shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(g)(ii)(A), (ii)(B), (ii)(D), (iii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of Section 3.01(g)(i):

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Person becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(B) any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax;

(II) executed copies of IRS Form W-8ECI (or any successor form);

(III) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms); or

(IV) to the extent a Non-U.S. Lender is not the beneficial owner (e.g., where the Non-U.S. Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower Representative or the Administrative Agent, executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Loan Parties or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA to determine whether such Person has complied with such Person’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to the Borrower Representative and the Administrative Agent or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal ineligibility to do so.

(iv) On or before the date any Person becomes the Administrative Agent hereunder, (i) if such Person is a U.S. Person, it shall deliver to the Borrower Representative duly completed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding; or (ii) if such Person is not a U.S. Person, it shall deliver to the Borrower Representative a duly executed original U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrowers to be treated as a U.S. Person, with the effect that the Loan Parties will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

(v) Notwithstanding any other provision of this Section 3.01(g), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

Section 3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Adjusted Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (i) any obligation of such Lender to make of continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, convert all of such Lender’s Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Administrative Agent or the Required Lenders reasonably determine that for any reason, adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (including by means of an Interpolated Screen Rate), or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower Representative and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion of or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any material increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or a material reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including Taxes on or in respect of its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes indemnifiable under Section 3.01, (ii) Excluded Taxes, and (iii) reserve requirements reflected in the Eurocurrency Rate), then within 15 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of materially reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity requirements and such Lender’s desired return on capital), then within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves or liquidity with respect to liabilities or assets consisting of or including Eurocurrency Rate funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any liquidity requirement, reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrowers shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such notice.

(d) For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements, agreements, standards and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (other than foreign regulatory authorities in Switzerland), in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued.

Section 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrowers shall, jointly and severally, promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan or pursuant to a conditional notice) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrowers;

(c) any failure by the Borrowers to make payment of any Loan (or interest due thereon) on its scheduled due date or any payment of any Loan (or interest due thereon) in a different currency from such Loan; or

(d) any mandatory assignment of such Lender’s Eurocurrency Rate Loans pursuant to Section 3.06 on a day other than the last day of the Interest Period for such Loans,

including foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, or from the performance of any foreign exchange contract (but excluding anticipated profits). For the purposes of calculating the amounts payable under this Section 3.05, any “floor” requirement reflected in the Adjusted Eurocurrency Rate shall be disregarded. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods. With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Loan Parties shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower Representative of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender will, if requested by the Borrowers and at the Borrowers’ expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as applicable, in the future and (ii) would not, in the judgment of such Lender be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (b) shall not affect or postpone any Obligations of the Borrowers or rights of such Lender pursuant to Section 3.04.

(c) If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(e) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d) If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(c) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(e) If any Lender gives notice to the Borrower Representative (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to Section 3.06(d) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

(f) A Lender shall not be entitled to any compensation pursuant to the foregoing sections to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities.

Section 3.07 Replacement of Lenders Under Certain Circumstances.

(a) If at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 (other than with respect to Other Taxes) as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.07) (collectively, a “Replaceable Lender”), then the Borrowers may, on three Business Days’ prior written notice (or such shorter time as the Administrative Agent may determine) from the Borrower Representative to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement (or, in the case of a Non-Consenting Lender, all of its rights and obligations under this Agreement with respect to the Facility or Facilities for which its consent is required) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender and repay all Obligations of the Borrowers owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans held by such Lender as of such termination date; provided that (i) in the case of any such replacement of, or termination of Commitments with respect to a Non-Consenting Lender such replacement or termination shall be sufficient (together with all other consenting Lenders including any other Replacement Lender) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents and (ii) in the case of any such replacement as a result of Borrowers having become obligated to pay amounts described in Section 3.01 or 3.03, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.03, as applicable, in the future. Any Lender being replaced pursuant to this Section 3.07(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Borrowers (for return to the Borrowers) or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all Obligations relating to the Loans (and the amount of all accrued interest, fees and premiums in respect thereof) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to this Section 3.07(a), the Borrowers shall pay to such Lender such amounts as may be required pursuant to Section 3.05.

(b) Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(c) In the event that (i) a Borrower or the Administrative Agent has requested the Lenders to consent to a waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the waiver, amendment or modification in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification, in each case, shall be deemed a “Non-Consenting Lender”; provided that the term “Non-Consenting Lender” shall also include (x) any Lender that rejects (or is deemed to reject) a loan modification offer under Section 10.01, which loan modification has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such loan modification and (y) any Lender that does not elect to become a lender in respect of any Specified Refinancing Debt pursuant to Section 2.18. If any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign or have prepaid all or any portion of its Initial Loans pursuant to Section 3.07(a), (x) if such assignment or prepayment occurs on or after the Closing Date but on or prior to the one-year anniversary of the Closing Date (including, for the avoidance of doubt, on or prior to the first anniversary of the Closing Date), an amount equal to 2.00% of the principal amount of the Initial Loans so assigned by such Non-Consenting Lender or prepaid, and (y) if such assignment or prepayment occurs after the one-year anniversary of the Closing Date but on or prior to the two-year anniversary of the Closing Date, an amount equal to 1.00% of the principal amount of the Initial Loans so assigned by such Non-Consenting Lender or prepaid.

(d) All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, any assignment by or replacement of a Lender and any resignation or removal of the Administrative Agent.

ARTICLE IV

Conditions Precedent

Section 4.01 Conditions to Credit Extensions on the Closing Date. The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to the satisfaction as to form and substance in the opinion of the Administrative Agent (acting reasonably) or due waiver in accordance with Section 10.01 of each of the following conditions precedent on or prior to the Closing Date:

(a) Credit Agreement; Other Loan Documents. The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated on or prior to the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments:

(i) (A) this Agreement from Holdings and the Borrowers, (B) the Guaranty from Holdings, the Borrowers and each Subsidiary Guarantor, (C) the Intercompany Subordination Agreement from Holdings, the Borrowers and each Subsidiary Guarantor, and (D) the Perfection Certificate from each Loan Party;

(ii) [reserved];

(iii) the Security Agreement, duly executed by the Borrowers and the other Loan Parties party thereto, together with copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of the Borrowers and such other Loan Parties created under the Security Agreement, covering the Collateral described in the Security Agreement; and

(iv) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted under Section 7.01);.

(b) Committed Loan Notice. The Administrative Agent shall have received a Committed Loan Notice relating to the initial Credit Extensions to be made on the Closing Date, to be provided at least (A) three Business Days prior to the Closing Date for any Borrowings of Eurocurrency Rate Loans or (B) one Business Day prior to the Closing Date for any Borrowings of Base Rate Loans;

(c) Representations and Warranties. All Specified Acquisition Agreement Representations shall be true and correct in all material respects on the Closing Date, and all Specified Representations made by any Loan Party shall be true and correct in all material respects on the Closing Date;

(d) Legal Opinions. The Administrative Agent shall have received executed legal opinions of (i) Latham & Watkins LLP, special New York counsel to the Loan Parties, and (ii) Robins Kaplan LLP, special Minnesota counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(e) Pledged Interests, Pledged Debt; Pledged Instruments of Transfer. Subject to the last paragraph of this Section 4.01, the Collateral Agent shall have received evidence that the First Lien Administrative Agent has received the certificates, if any, representing Pledged Equity and instruments evidencing the Pledged Debt, in each case, together with an undated stock power or other appropriate instrument of transfer for each such certificate or instrument executed in blank by a duly authorized officer of the pledgor thereof;

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by a senior financial officer on behalf of the Borrowers, substantially in the form of Exhibit J, after giving effect to the Transactions;

(g) Refinancing. The Refinancing shall have been, or shall substantially concurrently with the initial borrowings under the Initial Facility be, consummated, and all security interests in respect of, and Liens securing, the Indebtedness and other obligations thereunder created pursuant to the security documentation relating thereto shall have been terminated and released (or arrangements therefor reasonably satisfactory to the Administrative Agent shall have been made), and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent;

(h) Target Company Material Adverse Effect. Since the last Balance Sheet Date (as defined in the Acquisition Agreement on the date hereof), there has not occurred a Target Company Material Adverse Effect, and this condition shall not be qualified by any disclosure set forth in the Disclosure Letter (as defined in the Acquisition Agreement on the date hereof);

(i) Acquisition. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Initial Facility shall be consummated, in all material respects in accordance with the terms of the Acquisitions Agreement, without giving effect to any modifications, amendments, consents or waivers thereto or thereunder that are material and adverse to the Lenders or the Arrangers without the prior consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), it being hereby understood and agreed that (A) any change to the definition of “Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be material and adverse to the Lenders and Arrangers and (B) any change in the purchase price payable in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Arrangers; provided, that (x) any increase in the purchase price so payable is funded solely by an increase in the aggregate amount of the Equity Contribution and (y) any reduction in the purchase price so payable is allocated (I) first, to reduce the Equity Contribution to an amount that is equal to 35% of the total pro forma consolidated gross debt and equity capitalization of the Borrowers and its Subsidiaries on the Closing Date (excluding any letters of credit issued under the First Lien Credit Agreement on the Closing Date and amounts funded under the Revolving Credit Facility (as defined in the First Lien Credit Agreement) to fund upfront fees or original issue discount pursuant to the “market flex” provisions in the Fee Letter in respect of the Facility or the First Lien Facilities) after giving effect to the Transactions and (II) second, (a) 65% to pro rata reductions in the aggregate principal amounts of the Initial Loans and the First Lien Loans funded on the Closing Date and (b) 35% to a reduction to the Equity Contribution;

(j) First Lien Facility. The First Lien Facility Documentation required by the terms of the First Lien Credit Agreement shall have been duly executed and delivered by each Loan Party thereto to the First Lien Administrative Agent and shall be in full force and effect, and substantially contemporaneously with the funding of the Facility, the First Lien Facility (as applicable) shall be funded;

(k) Intercreditor Agreement. On the Closing Date, the Intercreditor Agreement shall have been duly executed and delivered by each party thereto and shall be in full force and effect;

(l) Financial Statements. The Arrangers shall have received the Audited Financial Statements and the Unaudited Financial Information;

(m) Pro Forma Financial Statements. The Arrangers shall have received a pro forma consolidated balance sheet of Holdings and its Subsidiaries based on the historical balance sheet of the Company as of the last day of the most recently completed fiscal quarter ended at least 45 days prior to the Closing Date, prepared so as to give effect to the Transactions as if the Transactions had occurred as of such date, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting;

(n) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated as of the Closing Date, each substantially in the form of Exhibit C, with appropriate insertions and attachments;

(o) USA PATRIOT Act. No later than at least three Business Days prior to the Closing Date, the Borrowers shall have provided the documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least ten days prior to the Closing Date by the Arrangers as they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act;

(p) Filings. Subject to the last paragraph of this Section 4.01, each intellectual property security agreement and each other action required by the Collateral Documents to be filed or taken in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a second priority perfected Lien (subject to Liens permitted under Section 7.01) on the Collateral described therein shall have been delivered to the Collateral Agent in proper form for filing or shall have been taken;

(q) Equity Contribution. The Equity Contribution shall have been or, substantially concurrently with the funding of the Facility shall be, made in at least the amount not less than that contemplated by the definition of “Transactions” (or such lesser amount permitted by clause (y) of the proviso to Section 4.01(i)) and not less than 50.1% of such proceeds shall have been attributable to contributions by the Sponsor); and

(r) Fees. All fees required to be paid on the Closing Date pursuant to this Agreement and the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to this Agreement and the Fee Letter, to the extent invoiced at least three Business Days prior to the Closing Date (or such later date as the Borrowers may reasonably agree) shall, upon the initial Borrowing under the Facility, have been paid (which amounts may be offset against the proceeds of the Initial Loan).

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Each of the requirements set forth in clauses (e) and (p) above (except (a) to the extent that a Lien on such Collateral may under applicable law be perfected on the Closing Date by the filing of financing statements under the Uniform Commercial Code of any applicable jurisdiction, (b) pledge and perfection of the Equity Interests of the Borrowers and their respective material, wholly-owned U.S. Subsidiaries and (c) the delivery of stock certificates of the Borrowers and the wholly-owned U.S. Subsidiaries of each Borrower (other than (x) Immaterial Subsidiaries and (y) Subsidiaries of a Borrower to the extent stock certificates issued by such entities are not delivered to the Borrowers on the Closing Date) (provided, however, that the Borrowers shall use commercially reasonable efforts to obtain such certificates from the Seller on or prior to the Closing Date to the extent in existence prior to the Closing Date) to the extent included in the Collateral, with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock certificate) shall not constitute conditions precedent under this Section 4.01 after the Borrowers’ use of commercially reasonable efforts to satisfy such requirements without undue burden or expense; provided that the Borrowers hereby agree to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions, in each case, as may be required to perfect such security interests within the time specified on Schedule 6.16.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date (other than as contemplated by Section 2.14 or 2.15, and other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) Subject in the case of any Borrowing in connection with a New Loan Commitment to the limitations in Section 2.14(d) and in the case of Borrowings in connection with a Limited Condition Acquisition to the limitations in Section 1.02(i), the representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and (b), respectively, prior to such proposed Credit Extension.

(b) Subject in the case of any Borrowing in connection with a New Loan Commitment to the limitations in Section 2.14(d) and in the case of Borrowings in connection with a Limited Condition Acquisition to the limitations in Section 1.02(i), no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Each of Holdings and the Borrowers, on the Closing Date and at the time of each Credit Extension, represents and warrants to the Administrative Agent and the Lenders (after giving effect to the Transaction) that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of the Restricted Subsidiaries (a) is a Person duly organized, formed or incorporated, validly existing and in good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is authorized to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Borrowers), (b)(i), (b)(ii) (other than with respect to the Borrowers), (c) and (d), to the extent that any failure to be so or to have such could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) violate any Law or (c) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment (other than for Indebtedness to be repaid on the Closing Date in connection with the Transaction) to be made under any Contractual Obligation to which such Person is a party, except, in the case of subclauses (b) and (c) to the extent that such violation, conflict, breach or contravention could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required and no stamp, registration, notarial or similar Taxes or fees are payable in connection with (a) the execution, delivery, performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (w) filings, registrations and taxes and fees necessary to perfect the Liens on the Collateral granted by the Loan Parties or any Restricted Subsidiary in favor of the Secured Parties consisting of UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages and all other Perfection Requirements, (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (y) those approvals, consents, exemptions, authorizations or other actions, notices, filings and payments set out in the Collateral Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices, filings and payments, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, administration, administrative receivership, winding-up, insolvency, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), receivership, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and Unaudited Financial Information fairly present in all material respects the combined financial condition of the Target Companies as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated financial statements of the Borrowers and their Subsidiaries most recently delivered pursuant to Section 6.01(b)(i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal and recurring year-end audit adjustments.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrowers and their Subsidiaries most recently delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that no assurance can be given that any particular projections will be realized, that actual results may vary from such forecasts and that such variations may be material.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Borrowers or any Restricted Subsidiary, or against any of their properties or revenues that would reasonably be expected to have a Material Adverse Effect.

Section 5.07 Use of Proceeds. The Borrowers (a) will only use the proceeds of the Initial Loans to finance a portion of the Transactions (including paying any fees, commissions and expenses associated therewith and, if applicable, to be retained on the Borrowers’ balance sheet) and (b) will use the proceeds of all other Borrowings to finance the working capital needs of the Borrowers and the Restricted Subsidiaries and for general corporate purposes of the Borrowers and the Restricted Subsidiaries (including Permitted Acquisitions and other acquisitions permitted hereunder).

Section 5.08 Ownership of Property; Liens.

(a) Each Loan Party and each of the Restricted Subsidiaries has fee simple or other comparable valid title to, or leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01, except where the failure to have such title or interests could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of any Material Real Property or any real property necessary for the ordinary conduct of the Borrowers’ business, taken as a whole.

(b) Set forth on Schedule 5.08(b) hereto is a complete and accurate list, in all material respects, of all Material Real Property owned by any Loan Party as of the Closing Date (after giving effect to the Transaction), showing as of the Closing Date, the street address (to the extent available), county or other relevant jurisdiction, state and record owner; and as of the Closing Date (after giving effect to the Transaction) no Loan Party owns any Material Real Property except as listed on Schedule 5.08(b).

Section 5.09 Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Borrowers and the Restricted Subsidiaries and their respective operations and properties, are in compliance with all applicable Environmental Laws and Environmental Permits and no Borrower nor any of the Restricted Subsidiaries are subject to or aware of any basis for any Environmental Liability.

(b) Hazardous Materials have not been released, discharged or disposed of on or from any property currently or, to the knowledge of the Borrowers, formerly owned, leased or operated by the Borrowers or any of the Restricted Subsidiaries, except for such releases, discharges and disposals that were in compliance with, or would not reasonably be expected to give rise to liability under, Environmental Laws.

(c) None of the Borrowers or any of the Restricted Subsidiaries has received notice of or is subject to any claim, action, proceeding or suit alleging liability pursuant to any Environmental Law.

Section 5.10 Taxes. Holdings, the Borrowers and each of the Restricted Subsidiaries have filed or have caused to be filed all Tax returns and reports required to be filed, and have paid all Taxes (including in its capacity as a withholding agent) levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment would not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.11 Employee Benefits Plans.

(a) To the knowledge of any Loan Party, no ERISA Event has occurred and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event, (b) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (c) there exists no Unfunded Pension Liability and (d) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, except with respect to each of the foregoing clauses (a) through (d) of this Section 5.11, as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12 Subsidiaries; Equity Interests. As of the Closing Date, after giving effect to the Transaction, there are no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Restricted Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non-assessable (other than for those Restricted Subsidiaries that are limited liability companies and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) those created under the First Lien Facility Documentation, (iii) any nonconsensual Lien that is permitted under Section 7.01 and (iv) if such representation is made after the Closing Date, Liens related to New Incremental Notes and Refinancing Notes and Permitted Ratio Debt secured by Liens permitted hereunder.

Section 5.13 Margin Regulations; Investment Company Act.

(a) None of the Loan Parties is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Credit Extension hereunder nor the use of proceeds thereof will violate any Regulations of the FRB, including the provisions of Regulations T, U or X of the FRB.

(b) None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14 Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projected and pro forma financial information, Holdings and the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material.

Section 5.15 Compliance with Laws. Holdings, the Borrowers and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Intellectual Property; Licenses, Etc. The Borrowers and each Subsidiary Guarantor owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its respective businesses, as currently conducted, except to the extent such failure to own, license or possess such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not deem to constitute a representation that the Borrowers and the Subsidiary Guarantors do not infringe or violate the IP Rights held by any other Person. Set forth on Schedule 5.16 is a complete and accurate list of all material U.S. registrations or applications for registration of patents, trademarks, and copyrights owned or, in the case of copyrights, exclusively licensed by the Borrowers and Subsidiary Guarantors as of the Closing Date, after giving effect to the Transaction. To the knowledge of the Borrowers, the conduct of the business of the Borrowers and the Subsidiary Guarantors as currently conducted does not infringe upon or violate any IP Rights held by any other Person, except for such infringements and violations that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No material claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened in writing that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.17 Solvency. On the Closing Date, after giving effect to the Transaction, Holdings and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18 Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded as applicable in the United States Copyright Office or the United States Patent and Trademark Office and all other Perfection Requirements have been taken and (b) upon the taking of possession or control by the Collateral Agent (or, if applicable, the First Lien Administrative Agent in accordance with the Intercreditor Agreement) of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall, subject to the Intercreditor Agreement, be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document) the Liens created by the Collateral Documents shall constitute fully perfected second priority Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

Section 5.19 Anti-Terrorism Laws; OFAC; FCPA.

(a) Anti-Terrorism Laws. The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by Holdings, the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions Laws and Regulations and Laws related to bribery or anti-corruption. Each of Holdings, the Borrowers and each of their respective Subsidiaries and their respective directors, officers, employees and agents is in compliance with the Sanctions Laws and Regulations and with all applicable Laws concerning bribery or anti-corruption. No Borrowing, or use of proceeds, will violate or result in the violation of any Sanctions Laws and Regulations or bribery or anti-corruption Laws applicable to any party hereto.

(b) OFAC. None of (I) Holdings, the Borrowers or any other Loan Party and (II) their respective Subsidiaries or, to the knowledge of Holdings and the Borrowers, any director, manager, officer, agent or employee of Holdings, the Borrowers or any of their respective Restricted Subsidiaries, in each case, is a person on the list of “Specially Designated Nationals and Blocked Persons” or any other Sanctions Laws and Regulations-related list of designated persons maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control. To the knowledge of Holdings and the Borrowers, Holdings, the Borrowers, all other Loan Parties and their respective Subsidiaries, and all directors, managers, officers, agents and employees of Holdings, the Borrowers and all of their respective Restricted Subsidiaries, in each case, are in compliance with Sanctions Laws and Regulations. The Borrowers will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any Person in violation of applicable Sanctions Laws and Regulations.

(c) FCPA. No part of the proceeds of any Loan will be used for any improper payments, directly or indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of

2010, as amended and any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Borrower (collectively, the “Anti-Corruption Laws”). The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and the Borrowers, their Subsidiaries and their respective officers and employees and, to the knowledge of the Borrowers, their directors and agents, are in compliance with Anti-Corruption Laws.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied), the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within 90 days (or 150 days with respect to the fiscal year ending December 31, 2016) after the end of each fiscal year of the Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and, commencing with the fiscal year ending December 31, 2016, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of CohnReznick LLP, a “Big Four” accounting firm or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such qualification, exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Facility or the First Lien Facility that is scheduled to occur within one year from the time such report and opinion are delivered or (ii) any potential inability to satisfy any financial maintenance covenant under the First Lien Credit Agreement or (to the extent applicable) this Agreement on a future date or in a future period), together with a customary management’s discussion and analysis of financial information in a form provided to the Sponsor;

(b) as soon as available, but in any event within 45 days (or 90 days with respect to the first fiscal quarter ending after the Closing Date and 75 days with respect to the next two fiscal quarters ending after the Closing Date (in each case, other than the last fiscal quarter of a year)) after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, and, commencing with the fiscal quarter ending one year after the first full fiscal quarter ending after the Closing Date, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management’s discussion and analysis of financial information;

(c) prior to the occurrence of a Qualified IPO, as soon as available, but in any event no later than 90 days after the end of each fiscal year (or 150 days with respect to the fiscal year beginning January 1, 2017), reasonably detailed consolidated forecasts along with written assumptions prepared by management of the Borrowers (including projected consolidated balance sheets, income statements, Consolidated EBITDA and cash flow statements of Holdings and its Subsidiaries) on a quarterly basis for the fiscal year following such fiscal year then ended, which forecasts shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation thereof; and

(d) concurrently with the delivery of any financial statements pursuant to Sections 6.01(a) and (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, (A) the obligations in clauses (a), (b) and (c) of this Section 6.01 may be satisfied by furnishing, at the option of the Borrowers, the applicable financial statements or, as applicable, forecasts of any Parent Holding Company and its Subsidiaries; provided that to the extent such information relates to a Parent Holding Company, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Holding Company, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a standalone basis, on the other hand, and (B) (i) in the event that the Borrowers deliver to the Administrative Agent an annual report on Form 10-K for any fiscal year, as filed with the SEC or in such form as would have been suitable for filing with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of clause (a) of this Section 6.01 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such clause (a) and such report and opinion does not contain any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of audit (other than any such exception or explanatory paragraph, but not a qualification, expressly permitted to be contained therein under clause (a) of this Section 6.01) and (ii) in the event that the Borrowers deliver to the Administrative Agent a quarterly report on Form 10-Q for any fiscal quarter, as filed with the SEC or in such form as would have been suitable for filing with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of clause (b) of this Section 6.01 with respect to such fiscal quarter to the extent that it contains the information required by such clause (b); in each case to the extent that information contained in such Form 10-K or Form 10-Q satisfies the requirements of clause s (a) or (b) of this Section 6.01, as the case may be.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five days after the delivery of (i) the financial statements referred to in Section 6.01(a) or (ii) an annual report on Form 10-K (delivered pursuant to the last paragraph of Section 6.01), but only to the extent permitted by accounting industry policies generally followed by independent certified public accountants, a certificate of Holdings’ independent certified public accountants certifying such financial statements;

(b) no later than five days after the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b) for any fiscal period ending after the Closing Date or (ii) an annual report on Form 10-K or a quarterly report on Form 10-Q for any fiscal period ending after the Closing Date (in either case, delivered pursuant to the last paragraph of Section 6.01), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower Representative (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrowers may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any notices received by any Loan Party (other than in the ordinary course of business) and copies of any statement or report furnished to any holder of debt securities or loans of any Loan Party or of any of its Subsidiaries, in each case pursuant to the terms of the First Lien Credit Agreement or any Junior Financing in a principal amount greater than $24,000,000 (other than any immaterial correspondence in the ordinary course of business or any regularly required quarterly or annual certificates) and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(f) promptly after the assertion or occurrence thereof, notice of any action arising under any Environmental Law against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(g) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), a report supplementing Schedule 5.12 hereto to the extent necessary so that the related representation and warranty would be true and correct if made as of the date of such Compliance Certificate; and

(h) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary thereof as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (c) or (d) or Section 6.02(c) or (d) (or to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrowers’ behalf on the Platform or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrowers shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of United States federal and state securities laws or any other applicable jurisdiction’s securities laws) with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC SIDE” which, at a minimum, shall mean that the word “PUBLIC SIDE” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC SIDE,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their Affiliates, or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC SIDE” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) any Borrower Materials that are not marked “PUBLIC SIDE” shall be deemed to contain material non-public information (within the meaning of United States federal and state securities laws) and shall not be suitable for posting on a portion of the Platform designated “Public Side Information”. Notwithstanding anything herein to the contrary, financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(a) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information.”

Section 6.03 Notices. Promptly, after a Responsible Officer of the Borrowers or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the institution of any material litigation not previously disclosed by the Borrowers to the Administrative Agent, or any material development in any material litigation that is reasonably likely to be adversely determined, and would, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect; and

(d) of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that could be reasonably expected to have a Material Adverse Effect;

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.

Section 6.04 Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all Taxes (including in its capacity as withholding agent) imposed upon it or its income, profits, properties or other assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP (or, with respect to any Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization) are being maintained by the Borrowers or such Restricted Subsidiary; except to the extent the failure to pay, discharge or satisfy the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) use commercially reasonable efforts to preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder; provided that nothing in this Section 6.05 shall require the preservation, renewal or maintenance of, or prevent the abandonment by, the Borrowers or any Restricted Subsidiary of, any registered copyrights, patents, trademarks, trade names and service marks that the Borrowers or such Restricted Subsidiary reasonably determines is not useful to its business or no longer commercially desirable.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07 Maintenance of Insurance.

(a) Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the Borrowers believe (in the good faith judgment of the management of the Borrowers) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrowers believe (in the good faith judgment of management of the Borrowers) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Borrowers and their Restricted Subsidiaries. Subject to the Intercreditor Agreement, the Borrowers shall use commercially reasonable efforts to ensure that at all times the Collateral Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than directors and officers policies and workers compensation) maintained by the Borrowers and each Subsidiary Guarantor and the

Collateral Agent for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by the Borrowers and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to the Borrowers, or the applicable Subsidiary Guarantor, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Borrowers any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrowers and its Subsidiaries, and (C) the Collateral Agent agrees that the Borrowers and/or their applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance.

(b) If (x) any improved portion of any Mortgaged Property located in the United States is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto) and (y) the Collateral Agent shall have delivered notice(s) to the relevant Borrower Party pursuant to Section 208.25(i) of Regulation H of the FRB stating that such mortgaged property is located in the United States and in such special flood hazard area with respect to which such flood insurance has been made available, then the Borrowers shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 6.08 Compliance with Laws. Comply with the requirements of all applicable Laws (including, without limitation, ERISA, Sanctions Laws and Regulations and Environmental Laws) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrowers with applicable bribery or anti-corruption Laws and Sanctions Laws and Regulations.

Section 6.09 Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the Borrowers or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

Section 6.10 Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, of each Lender to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to a Borrower or such Restricted Subsidiary is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrowers; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (iii) such exercise shall be at the Borrowers’ expense; provided, further, that when an Event of Default exists the Administrative Agent (or any of its respective representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrowers or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement (provided that any such confidentiality obligations pursuant to a binding agreement were not entered into in contemplation of the requirements of this Section 6.10) or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.11 Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 5.07. The Borrowers will not request, and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, any part of the proceeds of any Loan (i) for any improper payments, directly or indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, as amended or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Borrowers; (ii) for the purpose of funding, financing or facilitating any activities, business or transaction in violation of applicable Sanctions Laws and Regulations; or (iii) in any manner that would result in the violation of any Sanctions Laws and Regulations applicable to any party hereto.

Section 6.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon the acquisition of any property (other than Excluded Property and real property that is not Material Real Property) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected (or the equivalent under applicable foreign Law) Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected (or the equivalent under applicable foreign Law) Lien would be required in accordance with the terms of the Collateral Documents) or in connection with the formation or acquisition of a Subsidiary, in each case, within 60 days (or such longer period as the Collateral Agent may agree in its sole discretion) after such formation or acquisition, subject to the Intercreditor Agreement, cause each applicable Subsidiary (as applicable that is not an Excluded Subsidiary) and applicable Loan Party:

(i) to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the Obligations and a joinder or supplement to the applicable Collateral Documents, this Agreement and the Intercompany Subordination Agreement,

(ii) (if not already so delivered) to deliver certificates (or the foreign equivalent thereof, as applicable) representing the Pledged Interests of each such Subsidiary (if any) (other than any Unrestricted Subsidiary) held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt owing by such Subsidiary to any Loan Party indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Security Agreement or other pledge or other security agreements with respect to the pledge of any Equity Interests or Indebtedness; provided that any Excluded Property shall not be required to be pledged as Collateral,

(iii) to duly execute and deliver, to the Collateral Agent one or more Mortgages (and other documentation and instruments referred to in Section 6.14) (with respect to Material Real Properties only), Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other security agreements (relating to each relevant type of assets), as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent, to the extent applicable, with the Security Agreement, the Intellectual Property Security Agreement, the Mortgages and the other Collateral Documents (and Section 6.14)), securing payment of all the Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and establishing Liens on all such properties or property; provided that such properties or property shall not be required to be pledged as Collateral, and no Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other security agreements or pledge agreements shall be required to be delivered in respect thereof, to the extent that any such properties or property constitute Excluded Property,

(iv) to take, whatever action (including the recording of Mortgages (with respect to Material Real Properties only), the filing of UCC financing statements, the giving of notices and delivery of stock and membership interest certificates or foreign equivalents representing the applicable Equity Interests) or take other perfection or customary steps as may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the Collateral purported to be subject to the Mortgages, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, supplements to other Collateral Documents and other security agreements delivered pursuant to this Section 6.12, in each case subject to the Perfection Exceptions enforceable against all third parties in accordance with their terms, and

(v) deliver to the Collateral Agent Organization Documents, resolutions and a signed copy of one or more opinions, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request (limited, in the case of any opinions of local counsel to the Loan Parties relating to Mortgaged Properties in jurisdictions in which such Mortgaged Property is located, to opinions relating to the Mortgage with respect to such Material Real Property (and any other Mortgaged Properties located in the same jurisdiction as any such Material Real Property)).

Section 6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, with all Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14 Further Assurances. Promptly upon request by the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12 (and subject to the Intercreditor Agreement), (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents.

Section 6.15 Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (but not obtain or maintain a specific rating) (i) a public corporate family rating of the Borrowers and a rating of the Facility, in each case from Moody’s and (ii) a public corporate credit rating of the Borrowers and a rating of the Facility, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrowers of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

Section 6.16 Post-Closing Undertakings.

(a) By the date that is 90 days after the Closing Date, as such time period may be extended in the Collateral Agent’s reasonable discretion, the Borrowers shall, and shall cause each applicable Loan Party to, deliver to the Collateral Agent (subject to the Intercreditor Agreement):

(i) a Mortgage with respect to each Mortgaged Property, together with evidence each such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto on or before such date in a form suitable for filing and recording in all appropriate local filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) with respect to each Mortgaged Property, fully paid American Land Title Association Lender’s title insurance policies or marked up unconditional binder for such insurance (the “Mortgage Policies”) in form and substance reasonably requested by Collateral Agent, with endorsements reasonably requested by Collateral Agent, in amounts reasonably acceptable to the Collateral Agent (not to exceed the value of the Mortgaged Properties covered thereby and subject to any tie-in coverage available), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent in connection with any Material Real Property located in the United States;

(iii) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Collateral Agent; provided that new or updated surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and survey coverage is available for the Mortgage Policies without the need for such new or updated surveys; provided, further, the foregoing requirement shall only be in connection with any Material Real Property located in the United States;

(iv) in each case with respect to any Mortgaged Properties, customary opinions of local counsel to the Loan Parties in jurisdictions in which the Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and, if applicable any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent;

(v) customary opinions of counsel to the Loan Parties in the states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the validly existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent;

(vi) with respect to each improved Mortgaged Property, a “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and, if the area in which any improvements located on any Mortgaged Property is designated a “special flood hazard area” by the Federal Emergency Management Agency (or any successor agency), evidence of flood insurance satisfying the requirements of Section 6.07(b) hereof;

(vii) evidence that all other actions reasonably requested by the Administrative Agent, that are necessary in order to create valid and subsisting Liens on the property described in the Mortgage, have been taken; and

(viii) evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters described in this Section 6.16 and as otherwise required to be paid in connection therewith under Section 10.04.

(b) Within the time periods specified on Schedule 6.16 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16 hereto.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, the Borrowers shall not and shall not permit any Restricted Subsidiary to (and with respect to Section 7.13, Holdings shall not), directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or authorize the filing under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrowers or any Restricted Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, other than the following:

(a) (i) Liens pursuant to any Loan Document, and (ii) Liens securing Indebtedness and other obligations permitted under Section 7.03(a), including cash management obligations and hedging obligations secured ratably pursuant to the First Lien Facility Documentation;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 hereto (or to the extent not listed on such Schedule 7.01, where the fair market value of all property to which such Liens under this clause (b) attach is less than $3,000,000 in the aggregate), and, in each case, any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the

Lien does not encumber any property other than (A) property encumbered on the Closing Date, (B) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and (C) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes, assessments or governmental charges which are not overdue for more than thirty days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or, with respect any Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrowers or any Restricted Subsidiary or under self-insurance arrangements in respect of such obligations or (iii) securing obligations in respect of letters of credit that have been posted by the Borrowers or any of its Restricted Subsidiaries to support the payment of items set forth in clauses (i) and (ii);

(f) Liens to secure the performance of tenders, bids, trade contracts, utilities, governmental contracts, leases and other contracts (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, customer guarantees, performance and completion guarantees and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations, (ii) those required or requested by any Governmental Authority and (iii) letters of credit or bank guarantees issued in lieu of any such bonds or guarantees to support the issuance thereof), in each case, incurred in the ordinary course of business;

(g) easements, covenants, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the Borrowers and their Restricted Subsidiaries, taken as a whole, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties;

(h) Liens (i) securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h), (ii) arising out of judgments or awards against the Borrowers or any of their Restricted Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(i) Liens securing Indebtedness permitted under Section 7.03(b)(v); provided that (i) such Liens (other than any Liens securing any Permitted Refinancing of the Indebtedness secured by such Liens) attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender on customary terms;

(j) leases, licenses, subleases, sublicenses or other occupancy arrangements and terminations thereof granted to others in respect of real property in the ordinary course of business on which facilities owned or leased by the Borrowers or any of their Restricted Subsidiaries are located;

(k) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash or Cash Equivalents advances in favor of the seller of any property to be acquired in an Investment pursuant to Section 7.02(f), (i), (o), (q), (s), or (hh) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Restricted Subsidiary that is not a Loan Party securing Indebtedness and other obligations in respect of Indebtedness of a non-Loan Party ;

(o) Liens in favor of the Borrowers or any Restricted Subsidiary securing Indebtedness permitted under Section 7.03(b)(iv); provided that any such Lien on any Collateral securing such Indebtedness shall be expressly junior in priority to the Liens on the Collateral securing the Obligations pursuant to one or more agreements reasonably satisfactory to the Administrative Agent;

(p) Liens (A) existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the Closing Date and any modifications, replacements, renewals and extensions thereof (including Liens securing Permitted Refinancings of Indebtedness secured by such Liens) but, in each case, other than Liens on the Equity Interests of any Person that becomes a Subsidiary (that is not an Excluded Subsidiary); provided that (i)

such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not encumber any property other than property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and (iii) the Indebtedness secured thereby is permitted under Section 7.03(b)(v), Section 7.03(b)(vi), Section 7.03(b)(xiii)(x) or Section 7.03(b)(xv); and (B) securing Indebtedness incurred under Section 7.03(b)(xiii)(y); provided that any Indebtedness secured by Liens on the Collateral shall be subject to Applicable Intercreditor Arrangements;

(q) Liens arising from (i) any Uniform Commercial Code financing statement or filing filed against the Borrowers or any Restricted Subsidiary not authorized by such Borrower or such Restricted Subsidiary (provided that such Borrower or such Restricted Subsidiary will promptly upon obtaining knowledge thereof use commercially reasonable efforts to have such financing statement terminated or corrected to the extent permitted by the UCC) and (ii) precautionary UCC financing statement filings (or other similar filings in non-U.S. jurisdictions) regarding leases, subleases, licenses or consignments entered into by the Borrowers or any Restricted Subsidiary;

(r) any interest or title, and all encumbrances and other matters affecting such interest or title, of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrowers or any Restricted Subsidiary in the ordinary course of business;

(t) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;

(u) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v) Permitted Encumbrances;

(w) Liens on cash collateral granted in favor of any lenders and/or issuers of letters of credit created in accordance with the terms of the First Lien Facility Documentation;

(x) Liens that are customary contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrowers or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrowers or any Restricted Subsidiary in the ordinary course of business;

(y) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Borrowers and their Restricted Subsidiaries complies, and (ii) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrowers or any Restricted Subsidiary taken as a whole;

(z) Liens solely on any cash earnest money deposits made by the Borrowers or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(aa) Liens on Equity Interests of Joint Ventures securing obligations of such Joint Venture;

(bb) (i) deposits made in the ordinary course of business to secure liability to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;

(cc) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(dd) so long as no Default has occurred and is continuing at the time of granting such Liens, Liens on cash deposits securing any Swap Contract permitted hereunder in an aggregate amount not to exceed the greater of the greater of (i) $12,000,000 and (ii) 15% of Consolidated EBITDA;

(ee) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(ff) [Reserved];

(gg) (A) Liens on property constituting Collateral securing obligations issued or incurred under (i) any Refinancing Notes and the Refinancing Notes Indentures related thereto, (ii) any New Incremental Notes and the New Incremental Notes Indentures related thereto or (iii) any Permitted Ratio Debt secured on a basis ranking pari passu or junior to the Liens securing the Obligations and any documentation related thereto and, in each case, any Permitted Refinancings thereof (or successive Permitted Refinancings thereof); provided that such Indebtedness is subject to Applicable Intercreditor Arrangements and (B) Liens on any property of any Restricted Subsidiary that is not a Subsidiary Guarantor securing obligations of non-Loan Parties in respect of Permitted Ratio Debt and any documentation related thereto and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(hh) Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Refinancing Notes, any New Incremental Notes, any Permitted Ratio Debt and, in each case, any Permitted Refinancing thereof;

(ii) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed the greater of the greater of (i) $30,000,000 and (ii) 36% of Consolidated EBITDA, which Liens, if on the Collateral, shall be subject to Applicable Intercreditor Arrangements;

(jj) Liens arising out of any license, sublicense or cross license of, or other contractual obligation with respect to, intellectual property to or from the Borrowers or any Restricted Subsidiary permitted under Section 7.05;

(kk) Liens in respect of sale-leasebacks permitted under Section 7.05(e) and general intangibles relevant thereto so long as such Liens attach only to the property sold and being leased in such transaction and related property;

(ll) [Reserved];

(mm) [Reserved];

(nn) [Reserved];

(oo) [Reserved];

(pp) in the case of any non-wholly-owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement; and

(qq) Liens consisting of contractual restrictions permitted under Section 7.09.

Section 7.02 Investments.

Make or hold any Investments, except:

(a) Investments held by the Borrowers or any Restricted Subsidiary in the form of Cash Equivalents or that were Cash Equivalents when made;

(b) loans or advances to officers, managers, directors and employees of Holdings, any Parent Holding Company, the Borrowers or any Restricted Subsidiary (i) for travel, entertainment, relocation and analogous ordinary business purposes, in an aggregate amount not to exceed, other than for travel, relocation, entertainment, each in the ordinary course of business, and analogous ordinary business purposes, $12,000,000 at any time outstanding and (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any Parent Holding Company; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;

(c) Investments (i) by the Borrowers or any Restricted Subsidiary in any Loan Party (or any Person that becomes a Loan Party in connection with such Investment) other than Holdings, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Restricted Subsidiaries that are Loan Parties and (iv) by the Borrowers or any Restricted Subsidiary made for tax planning reorganization purposes, so long as the Borrowers provide to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving Pro Forma Effect to such Investments, the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, taken as a whole, is not impaired in any material respect by such Investment;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and Investments consisting of prepayments to suppliers in the ordinary course of business;

(e) to the extent constituting Investments, transactions expressly permitted (other than by reference to this Section 7.02 or any clause thereof) under Sections 7.01, 7.03, 7.04, 7.05 (including the receipt of non-cash consideration for the Dispositions of assets permitted thereunder), 7.06 and 7.12;

(f) Investments in existence on, or that are made pursuant to legally binding written commitments that are in existence on, the Closing Date and are set forth on Schedule 7.02, and any modification, replacement, renewal or extension thereof; provided that no such modification, replacement, renewal or extension shall increase the amount of Investments then permitted under this Section 7.02(f) except pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) (i) any acquisition or other Investment made solely with the Net Cash Proceeds of any substantially concurrent Permitted Equity Issuance (other than Cure Amounts) or any direct contribution to the ordinary equity of Holdings, in each case, that is Not Otherwise Applied or (ii) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person (or all of the remaining Equity Interests of a non-wholly-owned Restricted Subsidiary) that, upon the consummation thereof, will be a Restricted Subsidiary that is wholly-owned directly by the Borrowers and/or one or more other wholly-owned Restricted Subsidiaries (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i):

(i) each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 6.12 or made arrangements reasonably satisfactory to the Administrative Agent for compliance after the effectiveness of such Permitted Acquisition, as applicable;

(ii) immediately after giving Pro Forma Effect to any such purchase or other acquisition and any incurrence of Indebtedness in connection therewith, no Event of Default shall have occurred and be continuing;

(iii) any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business or reasonably related, ancillary or complementary businesses in which the Borrowers and/or their Subsidiaries are then engaged; and

(iv) the aggregate amount of consideration paid or provided by a Borrower or another Loan Party (including the aggregate principal amount of all Indebtedness assumed in connection with such Permitted Acquisition and the fair market value of any non-cash consideration provided in connection therewith) under this clause (i) with respect to (x) any Person or Persons that shall not be or, after giving effect to such Permitted Acquisition, shall not become a Guarantor or shall not transfer all or substantially all of its assets to a Borrower or another Loan Party and/or (y) in the case of an asset acquisition, assets that shall not be, or after giving effect to such Permitted Acquisition, shall not become Collateral, shall not exceed in the aggregate, when combined with Investments made pursuant to clause (j)(iii) below, the greater of (x) $36,000,000 and (y) 42% of Consolidated EBITDA;

(j) (i) Investments by any Restricted Subsidiary that is not a Loan Party in any Joint Venture or Unrestricted Subsidiary, (ii) Investments by a Loan Party in any Joint Venture, as long as such Investments do not exceed in the aggregate the greater of (x) $24,000,000 and (y) 30% of Consolidated EBITDA, and (iii) Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party, to the extent that the aggregate amount of all Investments made pursuant to this Section 7.02(j)(iii) shall not exceed in the aggregate, when combined with Permitted Acquisitions made pursuant to clause (i)(iv) above, the greater of (x) $36,000,000 and (y) 42% of Consolidated EBITDA (provided that, in each case, intercompany current liabilities incurred in the ordinary course of business and consistent with past practice in connection with the cash management operations of Holdings, the Borrowers and their Restricted Subsidiaries shall not be included in calculating such limitation) plus any amounts of Investments then permitted to be made under Section 7.02(s) (provided, that any usage of such amounts hereunder shall reduce the Cumulative Credit by a corresponding amount);

(k) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise) of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) the licensing, sublicensing or contribution of IP Rights in the ordinary course of business;

(n) loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments made to Holdings), Restricted Payments permitted to be made to Holdings in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable subsection of Section 7.06 contains a maximum amount);

(o) other Investments not exceeding the greater of (i) $36,000,000 and (ii) 42% of Consolidated EBITDA;

(p) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings (or any Parent Holding Company) to the seller of such Investments;

(r) Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into the Borrowers or any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 7.02 and/or Section 7.04, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s) Investments made with the portion, if any, of the Cumulative Credit on the date that the Borrowers elect to apply all or a portion thereof to this Section 7.02(s), and, upon the request of the Administrative Agent, such election to be specified in a written notice of a Responsible Officer of the Borrowers calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that with respect to any Investment made pursuant to this clause (s), immediately before and immediately after giving Pro Forma Effect to such Investment, no Event of Default has occurred and is continuing or would result therefrom;

(t) any Investments in a Restricted Subsidiary that is not a Loan Party or in a Joint Venture, in each case, to the extent such Investment is substantially contemporaneously repaid with a dividend or other distribution from such Restricted Subsidiary or Joint Venture;

(u) the forgiveness or conversion to equity of any Indebtedness owed to a Borrower or a Restricted Subsidiary and permitted by Section 7.03;

(v) Investments made on or prior to the Closing Date to consummate the Transaction;

(w) advances of payroll payments and business expenses to employees in the ordinary course of business;

(x) additional Restricted Subsidiaries of the Borrowers may be established or created if the Borrowers and such Subsidiary comply with the requirements of Section 6.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 7.02, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(y) [Reserved];

(z) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment, maintenance, filing and renewal fees or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(aa) Guarantees of Holdings, the Borrowers or any Restricted Subsidiary of leases entered into in the ordinary course of business;

(bb) Guarantees of Indebtedness incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(cc) Investments arising as a result of sale-leasebacks permitted by Section 7.05(e);

(dd) [Reserved];

(ee) [Reserved];

(ff) prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business;

(gg) Investments made by a Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary by a Loan Party permitted under this Section 7.02; and

(hh) in addition to the foregoing Investments, the Borrowers and the Restricted Subsidiaries may make additional Investments; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Net Leverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.09) is less than or equal to 4.25 to 1.00.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the First Lien Credit Agreement of the Borrowers or any Guarantor (i) in an aggregate outstanding principal amount at any time outstanding not to exceed $370,000,000, plus the aggregate principal amount of any First Lien Incremental Loans or First Lien Incremental Notes incurred after the Closing Date and permitted to be incurred under the First Lien Credit Agreement (as in effect on the date hereof), in each case as in effect on the Closing Date, and any Permitted Refinancing thereof and (ii) in respect of Secured Cash Management Agreements and Secured Hedge Agreements (each as defined in the First Lien Credit Agreement) incurred in accordance with the terms of the First Lien Credit Agreement (as in effect on the date hereof);

(b) in the case of the Borrowers and the Restricted Subsidiaries:

(i) (x) Indebtedness of the Loan Parties under or pursuant to the Loan Documents including any refinancing thereof in accordance with Section 2.18, (y) Indebtedness of the Loan Parties evidenced by Refinancing Notes and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) and (z) Indebtedness of the Loan Parties evidenced by New Incremental Notes and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(ii) Permitted Surviving Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(iii) Guarantees (i) incurred by the Borrowers and any Restricted Subsidiary in respect of Indebtedness of the Borrowers or any other Restricted Subsidiary that is permitted to be incurred under this Agreement; provided that in the case of any Guarantees by a Loan Party of the obligations of a non-Loan Party, the related Investment is permitted under Section 7.02 and (ii) of any Loan Party in respect of Indebtedness of the Borrowers (including any Permitted Refinancing thereof) or any other Loan Party otherwise permitted hereunder;

(iv) Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Restricted Subsidiary that is not a Loan Party owed to (1) any other Restricted Subsidiary that is not a Loan Party or (2) any Loan Party in respect of an Investment permitted under Section 7.02 and (C) any Loan Party to any Restricted Subsidiary which is not a Loan Party; provided that all such Indebtedness of any Loan Party in clauses (iv)(C) must be expressly subordinated to the Obligations on the terms of the Intercompany Subordination Agreement;

(v) (i) (A) Attributable Indebtedness (including Capitalized Leases) and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase or other acquisition, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and (B) any Permitted Refinancing in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (x) $18,000,000 and (y) 21% of Consolidated EBITDA, and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(e) and any Permitted Refinancing of such Attributable Indebtedness;

(vi) [Reserved];

(vii) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(viii) [Reserved];

(ix) Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrowers and their Restricted Subsidiaries;

(x) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any Parent Holding Company permitted by Section 7.06;

(xi) Indebtedness in respect of indemnification, purchase price adjustments or other similar adjustments incurred by the Borrowers or any Restricted Subsidiary in a Permitted Acquisition, any other Investments or other acquisition permitted hereunder or Disposition under agreements that provide for the adjustment of the indemnification, purchase price or for similar adjustments;

(xii) Indebtedness consisting of obligations of the Borrowers or any Restricted Subsidiary under deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Acquisition or other acquisition permitted under Section 7.02;

(xiii) Indebtedness of the Borrowers or any Restricted Subsidiary (x) assumed in connection with any Permitted Acquisition (provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or any Permitted Refinancing thereof) or (y) incurred to finance any Permitted Acquisition; provided that after giving Pro Forma Effect to such Permitted Acquisition and the assumption or incurrence of such Indebtedness, as applicable, (A) the Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) is no greater than 5.25 to 1.00, (B) if such Indebtedness is secured by a Lien on any asset or property of the Borrowers or any Restricted Subsidiary on a pari passu basis with the obligations under the First Lien Facility Documentation, the First Lien Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) is no greater than 3.75 to 1.00 and (C) if such Indebtedness is secured by a Lien on any asset or property of the Borrowers or any Restricted Subsidiary, the Senior Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) is no greater than 5.25 to 1.00; provided that any such Indebtedness assumed or incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Section 7.03(b)(xx), does not exceed in the aggregate at any time outstanding the Shared Debt Cap, in each case determined at the time of assumption or incurrence; provided, further, that in the case of clause (y), (A) such Indebtedness does not mature prior to the date that is the Latest Maturity Date of, or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of, any Loan outstanding at the time such Indebtedness is incurred or issued, and does not require any scheduled amortization or other scheduled payments of principal prior to, the final Maturity Date with respect to the Loans, (B) no Event of Default shall exist or result therefrom (other than a Permitted Acquisition, a permitted Investment or other acquisition permitted pursuant to this Agreement and made pursuant to a legally binding commitment entered into at a time when no Event of Default exists or would result therefrom) and, in each case, any Permitted Refinancing of such Indebtedness, (C) with respect to any incurrence of Indebtedness under this clause (xiii), any identifiable proceeds of Indebtedness incurred pursuant to this clause (xiii) shall not qualify as “cash or Cash Equivalents of the Borrowers and their Restricted Subsidiaries” for the purposes of calculating any net obligations or liabilities for purposes of such incurrence and (D) such indebtedness, if secured on a pari passu basis with the Obligations, is subject to the restrictions for loans or securities (as applicable) set forth in the last sentence of the definition of “Permitted Ratio Debt”;

(xiv) Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements, other cash management arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness is extinguished within 30 days;

(xv) Indebtedness in an aggregate principal amount not to exceed the greater of (x) $30,000,000 and (y) 36% of Consolidated EBITDA, at any time outstanding;

(xvi) Indebtedness incurred by the Borrowers or any Restricted Subsidiary in respect of bank guarantees, letters of credit, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims;

(xvii) Obligations (including bank guarantees, letters of credit issued or similar investments) in respect of performance, bid, appeal and surety bonds, customer guarantees and performance and completion guarantees and similar obligations provided by the Borrowers or any Restricted Subsidiary in the ordinary course of business;

(xviii) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xix) Indebtedness of the Borrowers or any Restricted Subsidiary in an aggregate principal amount not to exceed the amount of cash that is contributed to the common equity of Holdings (or any Parent Holding Company) after the Closing Date (other than (x) by the Borrowers or any Restricted Subsidiary and (y) any Cure Amount); provided that the cash so contributed to Holdings (or any Parent Holding Company) is promptly further contributed to the common equity of one or more Borrowers;

(xx) Indebtedness incurred by the Borrowers and their Restricted Subsidiaries constituting Permitted Ratio Debt and any Permitted Refinancings thereof; provided that the amount of Indebtedness that may be incurred pursuant to this Section 7.03(b)(xx) in each case by Restricted Subsidiaries that are not Loan Parties shall not exceed the Shared Debt Cap, at any time outstanding;

(xxi) [Reserved];

(xxii) Indebtedness supported by a letter of credit issued under the First Lien Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(xxiii) Indebtedness of the Borrowers or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(xxiv) [Reserved];

(xxv) Guarantees incurred in the ordinary course of business in respect of obligations of or to suppliers, customers, franchisees, lessors, licensees and sublicensees;

(xxvi) unsecured Indebtedness in respect of intercompany obligations of the Borrowers or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xxvii) (i) Indebtedness incurred in connection with any sale leaseback permitted pursuant to Section 7.05(e) and (ii) any Permitted Refinancing in respect thereof;

(xxviii) [Reserved];

(xxix) [Reserved];

(xxx) Indebtedness incurred as a result of the cancellation of Loans in accordance with Section 10.07(j)(i);

(xxxi) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(xxxii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxi) above.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrowers dated such date prepared in accordance with GAAP.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in Sections 7.03(b)(iii) through 7.03(b)(xxxi), the Borrowers shall, in their sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(b)(i) and for the avoidance of doubt, Indebtedness under Section 7.03(a) may not be reclassified under such other clauses; provided, further, that, for the avoidance of doubt, Indebtedness incurred pursuant to one or more prongs of the Incremental Amount shall not be permitted to be reclassified.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) so long as no Event of Default would result therefrom, the Borrowers (including a merger, the purpose of which is to reorganize a Borrower into a new jurisdiction in any State of the United States); provided that a Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the applicable Borrower pursuant to documents reasonably acceptable to the Administrative Agent or (ii) any one or more other Restricted Subsidiaries; provided that (x) any Restricted Subsidiary that is not a Controlled Foreign Subsidiary or a FSHCO may not merge with any Restricted Subsidiary that is a Controlled Foreign Subsidiary or a FSHCO if such Controlled Foreign Subsidiary or such FSHCO shall be the continuing or surviving Person and (y) when any Guarantor is merging with another Restricted Subsidiary that is not a Loan Party (A) the Guarantor shall be the continuing or surviving Person, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively and (C) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or the Borrowers or any Restricted Subsidiary may change its legal form if the Borrowers determine in good faith that such action is in the best interest of the Borrowers and their Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Restricted Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Borrower or a Guarantor unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrowers or to any Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must either be the Borrowers or a Guarantor and (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) any Restricted Subsidiary may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12 and (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02 and (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(e) the Borrowers and the other Restricted Subsidiaries may consummate the Transaction;

(f) so long as no Event of Default has occurred and is continuing or would result therefrom, any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(d)(A));

(g) so long as no Event of Default has occurred and is continuing or would result therefrom, any Investment permitted by Section 7.02 may be structured as a merger, consolidation or amalgamation; and

(h) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrowers may merge or consolidate with any other Person; provided that (i) a Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not a Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of any state of the United States or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of the applicable Borrower or Borrowers under this Agreement and the other Loan Documents to which each applicable Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent,

(C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a Security Agreement Supplement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) the Borrowers shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the applicable Borrower under this Agreement.

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, surplus, used or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful or economically practicable to maintain in the conduct of the business of the Borrowers and the other Restricted Subsidiaries (including allowing any registrations or applications for registration of any intellectual property to lapse or go abandoned);

(b) Dispositions of inventory, goods held for sale and immaterial assets in the ordinary course of business (including allowing any registrations or applications for registration of any intellectual property to lapse or go abandoned in the ordinary course of business) and termination of leases and licenses in the ordinary course of business, including but not limited to a voluntary or mandatory recall of any product;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the net proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) (A) Dispositions permitted by Section 7.04, (B) Investments permitted by Section 7.02, (C) Restricted Payments permitted by Section 7.06 and (D) Liens permitted by Section 7.01 (in each case, other than by reference to this Section 7.05 (or any clause under this Section 7.05));

(e) Dispositions by the Borrowers or any Restricted Subsidiary of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $30,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Borrowers or such Restricted Subsidiary, as applicable, for not less than 75% cash consideration;

(f) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(g) [Reserved];

(h) licensing or sublicensing of IP Rights in the ordinary course of business on customary terms;

(i) sales, Dispositions or contributions of property (A) between Loan Parties (other than Holdings), (B) between Restricted Subsidiaries (other than Loan Parties), (C) by Restricted Subsidiaries that are not Loan Parties to the Loan Parties (other than Holdings) or (D) by Loan Parties to any Restricted Subsidiary that is not a Loan Party; provided that (1) the portion (if any) of any such Disposition made for less than fair market value and (2) any non-cash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Restricted Subsidiary and, if the transferor of such property is a Loan Party and the transferee thereof is a non-Loan Party, such sale, Disposition or contribution of property shall otherwise comply with Section 7.02;

(j) leases, subleases, licenses, sublicenses or other occupancy arrangements of property (other than IP Rights) in the ordinary course of business and which do not materially interfere with the business of the Borrowers and their Restricted Subsidiaries;

(k) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(l) Dispositions made (i) on the Closing Date to consummate the Transactions and (ii) as contemplated pursuant to the Acquisition Agreement as in effect on the Closing Date;

(m) Dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 7.02(j), (o), (s), (t) or (hh);

(o) the unwinding of Swap Contracts permitted hereunder pursuant to their terms;

(p) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(q) any Disposition of any asset between or among the Borrowers and the Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 7.05;

(r) [Reserved];

(s) Dispositions by the Borrowers or any Restricted Subsidiary not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition and (ii) the purchase price for such property in excess of $9,000,000 shall be paid to the Borrowers or such Restricted Subsidiary, as applicable, for not less than 75% cash consideration or Cash Equivalents; provided, however, that for the purposes of this clause (s)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrowers’ or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the

Borrowers or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are (x) assumed by the transferee with respect to the applicable Disposition or (y) are otherwise unconditionally cancelled or terminated (other than customary indemnity, reimbursement, and similar obligations and subject to customary statutory provisions related to reinstatement of cancelled or terminated liabilities in the event of bankruptcy or insolvency) in connection with the transaction with such transferee (other than intercompany debt owed to the Borrowers or their Restricted Subsidiaries) and, in the case of clause (x), for which the Borrowers and their Restricted Subsidiaries shall have been validly released (other than customary indemnity, reimbursement, and similar obligations and subject to customary statutory provisions related to reinstatement of released liabilities in the event of bankruptcy or insolvency) by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by the Borrowers or such Restricted Subsidiary from such transferee that are converted by the Borrowers or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition; (C) any Designated Non-Cash Consideration in respect of such Disposition having an aggregate fair market value, taken together with the Designated Non-Cash Consideration in respect of all other Dispositions, not in excess of the greater of $18,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured as of the time received) and 21% of Consolidated EBITDA and (D) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Borrowers or any Restricted Subsidiary), to the extent that the Borrowers and each Restricted Subsidiary are unconditionally released from all obligations (other than customary indemnity, reimbursement, and similar obligations and subject to customary statutory provisions related to reinstatement of released obligations in the event of bankruptcy or insolvency) with respect to such Indebtedness in connection with such Disposition;

(t) the Disposition of any Unrestricted Subsidiary;

(u) the Disposition of assets acquired pursuant to or in order to effectuate a Permitted Acquisition or any other acquisition permitted under Section 7.02 which assets are (i) obsolete or (ii) not used or useful to the core or principal business of the Borrowers and the Restricted Subsidiaries;

(v) [Reserved];

(w) [Reserved];

(x) [Reserved];

(y) any Subsidiary may issue Equity Interests to qualified directors where required by applicable law or to satisfy other requirements of applicable law with respect to ownership of Equity Interests in Foreign Subsidiaries; and

(z) the sale or issuance of the Equity Interests of any Foreign Subsidiary or any Subsidiary of the type described in clause (d) or (e) of the definition of Excluded Subsidiary to any other Foreign Subsidiary or any Subsidiary of the type described in clause (d) or (e) of the definition of Excluded Subsidiary, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited hereunder;

provided, however, that any Disposition of any property pursuant to Section 7.05(b) (other than with respect to immaterial assets Disposed of in the ordinary course of business), (c), (e), (n), (s) or (t) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is authorized to and shall take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrowers and to other Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrowers and any such other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(b) the Borrowers and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person (and in the case that one or more Borrower receives Equity Interests of any of its direct or indirect parent company as a result of foreclosing on such Equity Interests pledged to secure loans or advances as described in Section 7.02(b), any dividends or distributions of such Equity Interests);

(c) the Borrowers may make Restricted Payments with the cash proceeds contributed to its ordinary equity from the Net Cash Proceeds of any Permitted Equity Issuance or any direct contribution to the ordinary equity of the applicable Borrower, in each case, that is Not Otherwise Applied, so long as, with respect to any such Restricted Payments, no Event of Default shall have occurred and be continuing or would result therefrom;

(d) to the extent constituting Restricted Payments, the Borrowers and the Restricted Subsidiaries may take actions expressly permitted by Section 7.02 (other than Sections 7.02(e) and (n)), 7.04, 7.05, 7.08(b), (c), (d), (e), (h), (i), (j), (o) or (q) or 7.12 (in each case, other than by reference to this Section 7.06 (or any clause under this Section 7.06));

(e) any Restricted Subsidiary may make Restricted Payments to the Borrowers, and the Borrowers may make Restricted Payments, in each case:

(i) the proceeds of which shall be used by the Borrowers to pay (or to make a Restricted Payment to or Investment in Holdings or a Parent Holding Company to enable it to pay) (a) its, Holdings’ or such Parent Holding Company’s operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), that are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, managers or officers of the Borrowers or Holdings not to exceed the ratable share of the amount to which such Restricted Payment relates that is related to the ownership or operations of the Borrowers and the Restricted Subsidiaries or (b) the fees and other amounts described in Sections 7.08(c), (d), (e), (i) and (j) to the extent that the Borrowers would be then permitted under such Sections 7.08(c), (d), (e), (i), (j), (o) and (q) to pay such fees and other amounts directly;

(ii) for any taxable period for which the Borrowers and/or any of its Subsidiaries are members of a consolidated, combined, unitary, affiliated or similar income, franchise or other tax (imposed in lieu of income tax) group of which the Borrowers or a direct or indirect parent of Borrowers is the common parent (a “Tax Group”), the portion of any income taxes (and any consolidated, combined, unitary, affiliated or similar franchise or similar taxes imposed in lieu of such income taxes of such Tax Group) due by the parent company of the relevant Tax Group for such taxable period, that is attributable to the Borrowers and/or their Subsidiaries; provided that (A) Restricted Payments under this Section 7.06(e)(ii) for any taxable period shall not exceed the amount of such Taxes that the Borrowers and/or such Subsidiaries, as applicable, would have paid had the Borrowers and/or such Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group), taking into account any prior use by the Tax Group of any operating losses of the Borrowers and their Subsidiaries and (B) Restricted Payments under this Section 7.06(e)(ii) in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to Holdings or any of its Restricted Subsidiaries for such purpose;

(iii) the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of the Borrowers (or to make a Restricted Payment to or an Investment in Holdings or a Parent Holding Company or a direct or indirect equity holder thereof to enable it to repurchase, retire or otherwise acquire its Equity Interest) from future, former or present directors, managers, consultants, employees or members of management of Holdings or any Restricted Subsidiary (or their estate, family members, spouse and/or former spouse or successors, executors, administrators, heirs, legatees or distributees of the foregoing), in an aggregate amount not in excess of (A) at any time prior to a Qualified IPO, $6,000,000 in any calendar year plus any unutilized portion of such amount in any preceding fiscal years (with such sum, however, not exceeding $18,000,000 at any time) and (B) at any time after a Qualified IPO, $12,000,000 in any calendar year plus any unutilized portion of such amount in any preceding fiscal years (with such sum, however, not exceeding $30,000,000 at any time); provided, further, that the amounts set forth in this clause (e)(iii) may be further increased by (A) the proceeds of any key-man life insurance received by Holdings (or a Parent Holding Company), the Borrowers or any Restricted Subsidiary less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies plus (B) the Net Cash Proceeds of any substantially concurrent Permitted Equity Issuance (other than Cure Amounts) or any direct contribution to the ordinary equity of the Borrowers, in each case, that is Not Otherwise Applied (provided that in no event shall any such contributed amounts increase the Cumulative Credit) plus (C) amounts that would otherwise increase the Cumulative Credit pursuant to clause (c) of the definition of “Cumulative Credit” as a result of proceeds received from the sale of applicable equity to the Persons set forth in this clause (iii) above; provided that for the avoidance of doubt, any amounts included in this clause (C) may not also increase the Cumulative Credit plus (D) the amount of any cash bonuses or other cash compensation otherwise payable to any future, present or former director, manager, employee, member of management or consultant of Holdings or a direct or indirect equity holder thereof, the Borrowers or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests of the Borrowers or a direct or indirect equity holder thereof, or the Borrowers or any Restricted Subsidiary pursuant to a deferred compensation plan of such equity; provided that cancellation of Indebtedness owing to the Borrowers or any Restricted Subsidiary from members of management of Holdings, any of Holdings’ direct or indirect parent companies or any of Holdings’ Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrowers’ direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(iv) the proceeds of which are applied to the purchase or other acquisition by Holdings or any Parent Holding Company of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or more than 50% of the Equity Interests in a Person; provided that, if such purchase or other acquisition had been made by the Borrowers or any Restricted Subsidiary, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 7.02(i); provided, further, that (A) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition and (B) Holdings, the Borrowers or any Parent Holding Company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Borrowers or any Restricted Subsidiary (other than (i) with respect to such assets, to any Foreign Subsidiaries of the Borrowers and (ii) to the extent such Equity Interests constitute Foreign Subsidiaries, to the Borrowers or any of their Subsidiaries) or (2) the merger (to the extent permitted in Section 7.04) into the Borrowers or any Restricted Subsidiary (other than any of its Subsidiaries to the extent constituting a Foreign Subsidiary) of the Person formed or acquired in order to consummate such purchaser or other acquisition;

(v) repurchases of Equity Interests of one or more Borrower deemed to occur upon the non-cash exercise of stock options and warrants or similar equity incentive awards;

(vi) the proceeds of which shall be used by the Borrowers to pay, or to make Restricted Payments to allow Holdings or any Parent Holding Company to pay, other than to Affiliates of a Borrower, a portion of any customary fees and expenses related to any unsuccessful equity offering by the Borrowers, Holdings or any Parent Holding Company or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction permitted by this Agreement, in each case not to exceed the ratable share of the amount to which such Restricted Payment relates that is directly related to the operations of the Borrowers and the other Restricted Subsidiaries; and

(vii) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers, employees, consultants and independent contractors of the Borrowers, Holdings or any Parent Holding Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrowers and their Restricted Subsidiaries;

(f) the Borrowers may make additional Restricted Payments in an aggregate amount not to exceed the Cumulative Credit at such time; provided that with respect to any such Restricted Payment, (x) immediately before and immediately after giving Pro Forma Effect to such Restricted Payment, no Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving Pro Forma Effect to such Restricted Payment, the Borrowers could incur $1.00 of additional unsecured Permitted Ratio Debt;

(g) Restricted Payments made (i) on or after the Closing Date to consummate the Transactions, (ii) in order to satisfy indemnity and other similar obligations under the Acquisition Agreement, any Permitted Acquisition or other permitted Investment or other acquisition permitted pursuant to this Agreement and (iii) to the extent constituting a Restricted Payment, in respect of the LDiscovery Acquisition Earnout Payment;

(h) the Borrowers and any Restricted Subsidiary may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(i) the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.06;

(j) after a Qualified IPO, (i) any Restricted Payment by the Borrowers or any Restricted Subsidiary or any direct or indirect parent of the Borrowers to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) Restricted Payments by the Borrowers to Holdings so that Holdings may make Restricted Payments to its equity holders or the equity holders of any Parent Holding Company in an aggregate amount not exceeding 6.0% per annum of the Net Cash Proceeds received by the Borrowers from such Qualified IPO;

(k) Restricted Payments in an amount equal to any Taxes payable, including, but not limited to, withholding or similar taxes payable or expected to be payable in connection with any payments to any future, present or former employee, director, officer, manager, consultant or independent contractor (or their respective Affiliates, estates, immediate family members, spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) or in connection with any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or grant, vesting or delivery of any Equity Interests;

(l) Restricted Payments made in respect of working capital adjustments, purchase price adjustments or earn out payments pursuant to the Acquisition, any Permitted Acquisition or other permitted Investments or other acquisitions permitted pursuant to this Agreement;

(m) the Borrowers may make additional Restricted Payments in an aggregate amount not to exceed, when aggregated with the amount of prepayments, redemptions, purchases, defeasement or other satisfaction prior to the scheduled maturity thereof of any Junior Financing pursuant to Section 7.12(a)(iv)(x), $15,000,000; and

(n) in addition to the foregoing Restricted Payments, the Borrowers may make additional Restricted Payments; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Net Leverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.09) is less than or equal to 3.75 to 1.00.

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08 Transactions with Affiliates. Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of a Borrower involving aggregate consideration in excess of $12,000,000 (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the relevant Borrower Party than those that could have been obtained in a comparable transaction with an unrelated Person on an arm’s length basis and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $36,000,000, each Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the board of directors of Holdings, each such Borrower or any Parent Holding Company, approving such Affiliate Transaction, together with a certificate signed by a Responsible Officer of the Borrowers certifying that the board of directors of Holdings, the Borrowers or any Parent Holding Company determined or resolved that such Affiliate Transaction complies with clause (i). This provision shall not apply to:

(a) transactions among Loan Parties (other than Holdings) and their Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction);

(b) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions (in the case of any deferred fees payable to the Sponsor, only so long as no Event of Default has occurred and is continuing);

(c) so long as no Event of Default under Section 8.01(f) or (g) shall have occurred and be continuing, the payments pursuant to Consulting Services Agreements (including upon the termination thereof) to the Sponsor plus related indemnities and reasonable expenses; provided that during the period that an Event of Default under Section 8.01(f) or (g) shall have occurred or be continuing, such payments may accrue, but not be paid, and following cure of such Event of Default to the satisfaction of the Administrative Agent, such accrued payments may be paid to the Sponsor;

(d) customary fees and indemnities may be paid to any directors or managers of Holdings (or any Parent Holding Company), the Borrowers and the other Restricted Subsidiaries (and, to the extent attributable to the operations or ownership of the Borrowers and the other Restricted Subsidiaries, of Holdings or any Parent Holding Company) and reasonable out-of-pocket costs of such Persons may be reimbursed;

(e) the Borrowers and the other Restricted Subsidiaries may enter into employment and severance or other compensation arrangements with officers, directors, consultants and employees of the Borrowers or their Restricted Subsidiaries (or any direct or indirect parent company of the Borrowers or their Restricted Subsidiaries) in the ordinary course of business or as otherwise approved by the board of directors, board of managers or other equivalent governing body of the Borrowers or such Restricted Subsidiary and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business or as otherwise approved by the board of directors, board of managers or other equivalent governing body of the Borrowers or such Restricted Subsidiary;

(f) Restricted Payments permitted under Section 7.06 (other than Section 7.06(d));

(g) Investments to the extent permitted under Section 7.02;

(h) payments required to be made pursuant to the Acquisition Agreement (as in effect on the Closing Date);

(i) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not materially adverse, taken as a whole, to the Lenders in any material respect;

(j) transactions between a Borrower Party and any Person that is an Affiliate solely due to the fact that a director or manager of such Person is also a director or manager of the Borrowers, Holdings or any Parent Holding Company; provided, however, that such director or manager abstains from voting as a director of the Borrowers, Holdings or such Parent Holding Company, as the case may be, on any matter involving such other Person;

(k) the issuance of Equity Interests to any Permitted Holder, the Sponsor, any Parent Holding Company, Holdings, or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, distributes or Affiliate of any of the foregoing) of Holdings, any of its Subsidiaries or any direct or indirect parent thereof;

(l) any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors or board of managers of Holdings (or any direct Parent Holding Company) or the Borrowers, as the case may be;

(m) transactions with wholly-owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(n) Investments by Affiliates in Indebtedness or preferred Equity Interests of Holdings, the Borrowers or any of their Subsidiaries (and/or such Affiliate’s exercise of any permitted rights with respect thereto), so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of Holdings, the Borrowers or any of their Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(o) reimbursement of reasonable out-of-pocket costs and expenses of the Sponsor by the Borrowers and any Restricted Subsidiaries incurred in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated) so long as such costs and expenses are approved by a majority of the members of the board of directors or a majority of the disinterested members of the board of directors, in each case, of the Borrowers in good faith;

(p) loans and other transactions among the Borrowers and their Subsidiaries (to the extent any such Subsidiary that is not a Restricted Subsidiary is only an Affiliate as a result of Investments by the Borrowers and their Restricted Subsidiaries in such Subsidiary) to the extent otherwise permitted under this Article VII;

(q) the payment of reasonable out-of-pocket costs and expenses and indemnities pursuant to the stockholders agreement or the registration and participation rights agreement (or amendments to such agreements) entered into on or after the Closing Date in connection therewith or similar equity holder’s agreements or limited liability company agreements;

(r) transactions in which the Borrowers or any of the Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrowers or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.08(b); and

(s) payments to or from, and other transactions with, a Joint Venture (to the extent any such Joint Venture is only an Affiliate as a result of Investments by the Borrowers and their Restricted Subsidiaries in such Joint Venture) in the ordinary course of business and to the extent otherwise permitted under Section 7.02.

Section 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of

(a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrowers or any Guarantor or to otherwise transfer property to or invest in the Borrowers or any Guarantor, except for:

(i) any agreement in effect on the Closing Date and described on Schedule 7.09;

(ii) any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Borrowers or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of a Borrower or the acquisition of assets from such Person;

(iii) any agreement representing Indebtedness of a Restricted Subsidiary of the Borrowers which is not a Loan Party which is permitted by Section 7.03;

(iv) any agreement in connection with a Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets of any Person subject to such Disposition;

(v) customary provisions in joint venture agreements or other similar agreements applicable to Joint Ventures permitted under Section 7.02 and applicable solely to the assets and Equity Interests of such Joint Venture entered into in the ordinary course of business;

(vi) customary provisions restricting assignment of any agreement; provided that if such agreement is not entered into in the ordinary course of business, the granting, perfection, validity and priority of the security interests of the Secured Parties is not impaired in any material respect by such restriction;

(vii) restrictions contained in any Permitted Surviving Debt documents (as amended, so long as such restrictions are not expanded in scope);

(viii) customary net worth provisions contained in real property leases entered into by the Borrowers and the other Restricted Subsidiaries in the ordinary course of business, so long as the Borrowers have determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrowers and the other Restricted Subsidiaries to meet their ongoing obligations;

(ix) any restrictions regarding licenses or sublicenses by the Borrowers and the other Restricted Subsidiaries of IP Rights in the ordinary course of business (in which case such restriction shall relate only to such IP Rights);

(x) restrictions contained in the First Lien Facility Documentation and the First Lien Facility Indebtedness;

(xi) customary restrictions contained in (A) any Permitted Ratio Debt (and any Permitted Refinancing thereof), (B) any Refinancing Notes (and any Permitted Refinancing thereof), (C) New Incremental Notes and (D) Indebtedness permitted pursuant to Sections 7.03(b)(i), (ii), (v), (vi), (xiii), (xiv), (xv), (xviii)(a), (xix) and (xx) and, in each case, any Permitted Refinancing thereof; provided that with respect to Indebtedness permitted pursuant to Sections 7.03(b)(vi), (xiii), (xv), (xix) and (xx), solely to the extent applicable only to the Restricted Subsidiaries that are not Guarantors obligated with respect to such Indebtedness;

(xii) restrictions contained in Indebtedness permitted pursuant to Section 7.03(b)(xxvii) to the extent no more restrictive, taken as a whole, to the Borrowers and their Subsidiaries than the covenants contained in this Agreement;

(xiii) solely to the extent that such Indebtedness is expressly made non-recourse to the Borrowers and their Restricted Subsidiaries (other than otherwise permitted under this Agreement), restrictions contained in Indebtedness permitted pursuant to Section 7.03(b) and (xxx);

(xiv) restrictions imposed by reason of applicable Law; or

(b) the Borrowers or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents except for:

(i) restrictions contained in the First Lien Facility Documentation and the First Lien Facility Indebtedness and any other agreement in effect on the Closing Date and described on Schedule 7.09;

(ii) any agreement in effect at any time any Restricted Subsidiary becomes a Subsidiary of a Borrower, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of a Borrower or of the acquisition of assets from such Person;

(iii) any agreement representing Indebtedness of a Restricted Subsidiary of a Borrower which is not a Loan Party which is permitted by Section 7.03;

(iv) any agreement in connection with a Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets of Person subject to such Disposition;

(v) customary provisions in joint venture agreements or other similar agreements applicable to Joint Ventures permitted under Section 7.02 and applicable solely to the assets and Equity Interests of such Joint Venture entered into in the ordinary course of business;

(vi) restrictions contained in any Permitted Surviving Debt documents (as amended, so long as such restrictions are not expanded in scope);

(vii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(b)(i), (ii), (v), (vi), (vii), (xiii), (xiv), (xv), (xix), (xx) or (xxvii) but, in each case solely to the extent such negative pledge and restrictions on Liens relate to the property financed by, or the subject of which is, such Indebtedness;

(viii) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(ix) customary restrictions contained in any (A) Permitted Ratio Debt (solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness), (B) Refinancing Notes (and any Permitted Refinancing thereof) and (C) New Incremental Notes; provided, in each case that such restrictions do not restrict the Liens securing the Obligations or the senior priority status thereof (it being understood that any such Indebtedness shall be permitted to be secured on a pari passu basis or junior with the Obligations to the extent permitted hereunder);

(x) restrictions arising in connection with cash or other deposits entered into in the ordinary course of business and restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder;

(xi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(xii) restrictions imposed by applicable Law.

Section 7.10 [Reserved].

Section 7.11 Accounting Changes. Make any change in fiscal year; provided, however, that the Borrowers may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Borrowers to reflect such change in fiscal year.

Section 7.12 Prepayments, Etc. of Indebtedness; Amendments. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness that is expressly subordinated by contract in right of payment to the Obligations (other than intercompany Indebtedness so long as no Default or Event of Default shall have occurred and be continuing) or any other Indebtedness that is secured by a junior priority security interest in the Collateral, including, without limitation, the Second Lien Facility (collectively, together with any Permitted Refinancing of the foregoing, “Junior Financing”) that has an aggregate principal amount in excess of

$24,000,000 (it being understood that payments of regularly scheduled principal, interest and AHYDO payments and, in connection with the amendment of any Junior Financing, the payment of fees (other than in connection with any amendment that reduces or forgives the commitments, outstanding principal amount or effective yield of such Junior Financing) shall be permitted), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) a prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing made using the portion, if any, of the Cumulative Credit on the date of such election that the Borrowers elect to apply to this Section 7.12(a)(i), and, upon the request of the Administrative Agent, such election to be specified in a written notice of a Responsible Officer of the Borrowers calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that (A) immediately before and immediately after giving Pro Forma Effect to such prepayment, no Event of Default shall have occurred and be continuing and (B) immediately after giving Pro Forma Effect to such prepayment, the Borrowers could incur $1.00 of additional unsecured Permitted Ratio Debt, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) or the prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing with the proceeds of Permitted Equity Issuances (other than Cure Amounts) or any direct contribution to the ordinary capital of a Borrower, in each case, that is Not Otherwise Applied, (iii) the refinancing of any Junior Financing with any Permitted Refinancing thereof; (iv) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing in an aggregate amount not to exceed the greater of $24,000,000 and 30% of Consolidated EBITDA (less the amount of any Restricted Payments made pursuant to Section 7.06(m)), plus (y) the Net Cash Proceeds of any substantially concurrent Permitted Equity Issuance (other than Cure Amounts) or any direct contribution to the ordinary equity of Holdings plus (z) an unlimited amount so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the Total Net Leverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.09) is less than or equal to 3.75 to 1.00, (b) amend, modify or change any term or condition of any Junior Financing Documentation (including by way of refinancing or otherwise replacing the Indebtedness thereunder), that has an aggregate principal amount in excess of $24,000,000 or any of its Organization Documents in any manner that is materially adverse to the interests of the Administrative Agent or the Lenders.

Section 7.13 Holding Company. Conduct, transact or otherwise engage in any material business or operations; provided that the following shall be permitted in any event: (i) Holdings’ ownership of the Equity Interests of the Borrowers, and any Subsidiary of Holdings (that is not a Borrower) which is formed solely for purposes of acting as a co-obligor with respect to any Qualified Holding Company Indebtedness and which does not conduct, transact or otherwise engage in any material business or operation, and, in each case, and activities incidental thereto; (ii) the entry into, and the performance of its obligations with respect to the Loan Documents (including any Specified Refinancing Debt or any New Facility), the First Lien Facility Documentation, any Refinancing Notes, any New Incremental Notes, the Junior Financing Documentation, any Permitted Ratio Debt documentation, any documentation relating to any Permitted Refinancing of the foregoing or documentation relating to the Indebtedness otherwise permitted by the last sentence in this Section 7.13 and the Guarantees permitted by clause (iv) below; (iii) the consummation of the Transaction; (iv) performing of activities (including, without limitation, cash management activities) and the entry into documentation with respect thereto, in each case, permitted by this Agreement for Holdings to enter into and perform; (v) the payment of dividends and distributions (and other activities in lieu thereof permitted by this Agreement), the making of contributions to the capital of its Subsidiaries and Guarantees of Indebtedness and other obligations permitted to be incurred hereunder by the Borrowers or any of the Restricted Subsidiaries; (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vii) the performing of its obligations with respect to the Acquisition Agreement and the other agreements contemplated thereby and the performance of its obligations with respect thereto; (viii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests) including converting into another type of legal entity; (ix) the participation in tax, accounting and other administrative matters as a member of any applicable consolidated group, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (x) the holding of any cash and Cash Equivalents (but not operating any property); (xi) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees; (xii) the performance of management and administrative services on behalf of, or for the benefit of, its Subsidiaries; and (xiii) any activities incidental to the foregoing. Holdings shall not create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrowers (other than Liens pursuant to any Loan Document, the First Lien Facility Documentation, non-consensual Liens arising solely by operation of Law and Liens pursuant to documentation relating to other secured indebtedness permitted to be incurred hereunder) and shall not incur any Indebtedness (other than in respect of Indebtedness permitted under Section 7.02(n), Disqualified Equity Interests, Qualified Holding Company Indebtedness, or Guarantees permitted by clauses (ii) and (v) above and liabilities imposed by Law, including Tax liabilities).

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. A Borrower or any other Loan Party fails to pay in the currency required hereunder (i) when due and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due and payable, any interest on any Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. A Borrower or any of the Subsidiary Guarantors fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to one or more of the Borrowers) or 6.11 or in any Section of Article VII, or Holdings fails to perform or observe any term, covenant or agreement contained in Section 7.13; or

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Borrower Representative; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of a Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if any such representation or warranty is already qualified by materiality) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any

Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount of more than $24,000,000 or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer or other Disposition (including a Casualty Event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Equity Interest or, in the case of the Borrowers or a Restricted Subsidiary, Disqualified Equity Interest or preferred stock) in accordance with its terms; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02; provided, further, that with respect to the First Lien Facility or any other senior lien indebtedness permitted to be incurred hereunder in accordance with and as required by any similar provision of the First Lien Credit Agreement, in each case, that is secured by a Lien on the Collateral on a senior basis to the Obligations, such failure shall constitute an Event of Default hereunder only if the holders of such Indebtedness have caused the same to become due and payable prior to the scheduled maturity date or if such Indebtedness is not paid at final maturity; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, a winding-up, an administration, a dissolution, or a composition or makes an assignment for the benefit of creditors or any other action is commenced (by way of voluntary arrangement, scheme of arrangement or otherwise); or appoints, applies for or consents to the appointment of any receiver, administrator, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, receiver and manager, controller, monitor or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, administrative receiver, receiver and manager, controller, monitor or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or suspends making payments or enters into a moratorium or standstill arrangement in relation to its Indebtedness or is taken to have failed to comply with a statutory demand (or otherwise be presumed to be insolvent by applicable Law) or (ii) any writ or warrant of attachment or execution or similar process is issued, commenced or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue, commencement or levy, or any analogous procedure or step is taken in any jurisdiction); or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $24,000,000 (to the extent not paid and not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage or (ii) an enforceable indemnity to the extent that such Loan Party or Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. One or more ERISA Events occur or there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) which ERISA Event or Events or Unfunded Pension Liability or Liabilities results or would reasonably be expected to result in liability of any Loan Party in an aggregate amount (determined as of the date of occurrence of such ERISA Event) which would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Collateral Document, any Guaranty, the Intercreditor Agreement and/or the Intercompany Subordination Agreement, or any intercreditor agreement required to be entered into pursuant to the terms of this Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) ceases to be in full force and effect (except that any such failure to be in full force and effect with respect to the documents referred to in clause (viii) of the definition of “Loan Documents” shall constitute an Event of Default only if the Borrower Representative receives notice thereof and the Borrowers fail to remedy the relevant failure in all material respects within ten Business Days of receiving said notice); or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document, any Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement or any other intercreditor agreement required to be entered into pursuant to the terms of this Agreement; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document or the perfected second priority Liens created thereby (except as otherwise expressly provided in this Agreement or the Collateral Documents); or

(k) Change of Control. There occurs any Change of Control.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) [Reserved]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facility has been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under any Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 [Reserved].

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to one or more of the Borrowers under any Debtor Relief Law), any amounts received on account of the Obligations shall, subject to the Intercreditor Agreement, the provisions of Section 2.17 be applied by the Administrative Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III and amounts owing in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent and the Collateral Agent in their respective capacity as such;

(b) second, to payment in full of Unfunded Advances/Participations;

(c) third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (e) held by them;

(f) sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g) last, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Borrowers or as otherwise required by Law or the Intercreditor Agreement.

It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent and Collateral Agent shall have no liability for any determinations made by it in this Section 8.04, in each case except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Administrative Agent and the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints Royal Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents, and designates and authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) [Reserved].

(c) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and in its capacity as Collateral Agent to hold the benefit of any security interest created by the Collateral Documents and/or any asset and proceeds of any asset paid to, held by or received or recovered by it under or in connection with the Loan Documents on trust for itself and the other Secured Parties according to its and their respective interests and upon the terms and conditions set out in the relevant Loan Documents) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent as Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) and Section 10.04 as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article IX shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent as Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Secured Parties.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent, as determined by a final non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.03 Liability of Agents.

(a) No Agent-Related Person shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction), (ii) liable for any action taken or not taken by it (A) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (B) in the absence of its own gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein, (iii) responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, (iv) responsible for or have any duty to ascertain or inquire into the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder, (v) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral or (vi) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(b) The Administrative Agent shall not have any duty to (i) take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and (ii) to disclose, except as expressly set forth herein and in the other Loan Documents, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

(c) Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, Internet or intranet website posting or other distribution statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with, and rely upon (and be fully protected in relying upon), advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date, specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facility, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers; provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto; provided, further, that failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent.

Section 9.08 Agents in Their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity (unless otherwise expressly indicated or unless the context otherwise requires).

Section 9.09 Successor Agents.

The Administrative Agent or Collateral Agent may resign as the Administrative Agent or Collateral Agent, as applicable, upon 30 days’ written notice to the Borrowers and the Lenders. If the Administrative Agent or a Controlling Affiliate of the Administrative Agent is subject to an Agent-Related Distress Event, the Borrowers may remove the Administrative Agent from such role upon ten (10) days’ written notice to the Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (g) (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or Collateral Agent, as applicable, the Administrative Agent or Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders, which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or such successor collateral agent, as applicable, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement.

If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent by the date which is 30 days following the retiring Administrative Agent’s or Collateral Agent’s removal or notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation or removal shall nevertheless thereupon become effective and (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Agent is appointed), (ii) all payments, communications and determinations provided to or be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.09 and (iii) the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Administrative Agent’s or Collateral Agent’s removal or notice of resignation without a successor agent having been appointed, the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents but the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable. At any time the Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Administrative Agent or Collateral Agent may be removed as the Administrative Agent or Collateral Agent hereunder at the request of the Borrowers and the Required Lenders.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, administrative receivership, judicial management, insolvency, liquidation, bankruptcy, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any administrator, administrative receiver, custodian, receiver, assignee, trustee, judicial manager, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent shall to the extent requested by the Borrowers or, solely in the case of clause (d) below, to the extent provided for under this Agreement,

(a) release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), (ii) that is sold, disposed of or distributed or to be sold, disposed of or distributed as part of or in connection with any transaction permitted hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) that constitutes Excluded Property as a result of an occurrence not prohibited hereunder or (v) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e) (other than with respect to self-insurance arrangements), (f), (i), (m), (p)(A), (s), (u), (w), (z), (aa), (bb), (dd), (ee), (hh), (kk) and (pp);

(c) release any Guarantor from its obligations under the applicable Guaranty if in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the First Lien Facility Indebtedness, any Specified Refinancing Debt, any Refinancing Notes, any New Incremental Notes and, to the extent incurred by a Loan Party, any Permitted Ratio Debt of any Loan Party or any Permitted Refinancing of any of the foregoing (or successive Permitted Refinancings thereof), in each case, with an aggregate outstanding principal amount in excess of the Threshold Amount; and

(d) to enter into the Intercreditor Agreement and any other intercreditor arrangements as contemplated by this Agreement, including pursuant to Section 7.01(a)(ii) and to release any Lien on any property to the extent required by the terms thereby and comply with all other applicable provisions thereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that the Borrowers shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrowers certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.

Section 9.12 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

Section 9.13 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and recorded in the Register in accordance with Section 10.07(c). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

Section 9.14 Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent,” “joint lead arranger,” “joint bookrunner” or “co-manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.15 [Reserved].

Section 9.16 Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action that may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by them in their sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Administrative Agent or the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent and the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrowers to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from a Borrower, Holdings or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new Supplemental Agent.

Section 9.17 Intercreditor Agreement. The Administrative Agent and the Collateral Agent are authorized by the Lenders and other Secured Parties to, to the extent required by the terms of the Loan Documents, enter into (i) the Intercreditor Agreement and any other intercreditor agreement contemplated by this Agreement, (ii) any Collateral Document, (iii) or make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.03 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement contemplated by this Agreement, Collateral Document, consent, filing or other action will be binding upon them. Each Lender and each other Secured Party (a) understands, acknowledges and agrees that Liens will be created on the Collateral pursuant to the First Lien Facility Documentation, which Liens shall be subject to the terms and conditions of the Intercreditor Agreement hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement contemplated by this Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement and any other intercreditor agreement contemplated by this Agreement or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.03 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.18 Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the IRS or other Governmental Authority applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to tax or interest and together with any and all expenses incurred, unless such amounts have been indemnified by the Borrowers or other Loan Party. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.18. The agreements in this Section 9.18 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.19 Appointment of Incremental Arrangers and Specified Refinancing Agents. In the event that the Borrowers appoint or designate any Incremental Arranger or Specified Refinancing Agent pursuant to Section 2.14 or Section 2.18, as applicable, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to the establishment of New Loan Commitments or Specified Refinancing Debt, as applicable shall be exercisable by and vest in such Incremental Arranger or Specified Refinancing Agent to the extent, and only to the extent, necessary to enable such Incremental Arranger or Specified Refinancing Agent to establish the New Loan Commitments or Specified Refinancing Debt, as applicable, and to perform such duties with respect to such New Loan Commitments or Specified Refinancing Debt, and every covenant and obligation contained in the Loan Documents and necessary to the establishment thereof by such Incremental Arranger shall run to and be enforceable by either the Administrative Agent, such Incremental Arranger or such Specified Refinancing Agent and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrowers to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall also inure to the benefit of such Incremental Arranger or such Specified Refinancing Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Incremental Arranger and/or such Specified Refinancing Agent, as the context may require. Each Lender hereby irrevocably appoints any Incremental Arranger and/or such Specified Refinancing Agent to act on its behalf hereunder pursuant to Sections 2.14 and 2.18 and designates and authorizes such Incremental Arranger to take such actions on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Incremental Arranger or such Specified Refinancing Agent by the terms of this Agreement, together with such actions and powers as are reasonably incidental thereto.

ARTICLE X

Miscellaneous

Section 10.01 Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent to the extent the Administrative Agent is not a Defaulting Lender, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last paragraph of this Section 10.01), it being understood that the waiver of any obligation to pay interest at the Default Rate, the amendment or waiver and any mandatory prepayment of Loans under the Facility shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or (subject to clause (iii) of the proviso following clause (i) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) modify Section 2.13 or 8.04 without the written consent of each Lender directly and adversely affected thereby;

(e) change (i) any provision of this Section 10.01 (other than the last paragraph of this Section 10.01), or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders or portion of the Loans or Commitments required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than modifications in connection with repurchases of Loans, amendments with respect to New Loan Commitments and amendments with respect to extensions of maturity), without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender;

(h) [Reserved]; or

(i) change the currency in which any Loan or Commitment is denominated or required to be made without the written consent of the Lender holding such Loans or Commitment, as applicable;

provided, further, that (i) [reserved]; (ii) [reserved]; (iii) unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Borrowers and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders or Affiliate Lenders (other than Debt Fund Affiliates), except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected, in each case without the consent of such Defaulting Lender or Affiliate Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender or Affiliate Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender or Affiliate Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender or Affiliate Lender. Notwithstanding anything to the contrary herein, any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliate Lender (other than a Debt Fund Affiliate) hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrowers or any other Loan Party at a time when such Lender is an Affiliate Lender, such Affiliate Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliate Lender with respect to the Loans held by such Affiliate Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliate Lender to vote, in which case such Affiliate Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliate Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any such Affiliate Lender or the Obligations held by it in a manner that is less favorable in any material respect to such Affiliate Lender than the proposed treatment of similar Lenders and the Obligations held by them that are not Affiliates of a Borrower.

This Section 10.01 shall be subject to any contrary provision of Sections 2.14 or 2.18; provided that in no event shall any amendment pursuant to Section 2.14 or 2.18 affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent without the written consent of the Administrative Agent. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within 5 Business Days following receipt of notice thereof, (b) the Administrative Agent and the Borrowers shall be permitted to amend any provision of any Collateral Document or the Guaranty, or enter into any new agreement or instrument, to better implement the intentions of this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, (c) the Administrative Agent and the Borrowers shall be permitted to amend the schedules to this Agreement and any Collateral Document prior to the Closing Date and (d) to the extent the Borrowers elect to change accounting standards from GAAP to IFRS, the Administrative Agent and the Borrowers shall be permitted to amend the Loan Documents to effectuate such changes, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document and if, in the case of amendments contemplated by clause (a), the same is not objected to in writing by the Required Lenders within 5 Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of Required Lenders, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts actually included in determining whether the threshold in the definition of “Required Lenders” has been satisfied. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrowers may make one or more loan modification offers to all the Lenders of the Facility that would, if and to the extent accepted by any such Lender, (a) extend the scheduled Maturity Date of the Loans and Commitments under the Facility and/or change the Applicable Rate and/or fees payable with respect to the Loans and Commitments under the Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under the Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, without its prior written consent.

In connection with any such loan modification offer, the Borrowers and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12 and/or Section 6.16 with respect to Holdings, the Borrowers and each other Subsidiary Guarantor.

Notwithstanding anything to the contrary contained in this Section 10.01, (i) the Borrowers and the Administrative Agent may, without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Sections 2.14 or 2.18; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) the Administrative Agent is hereby authorized by the Lenders to approve the forms of Collateral Documents as contemplated herein, and to enter into any Loan Documents in such forms as approved by it on or prior to the Closing Date (and thereafter as contemplated by the provisions of this Agreement); (iv) the Borrowers and the Administrative Agent may, without the input or consent of the Lenders, effect amendments to the Collateral Documents to effect such customary changes as may be requested by any Person acting as trustee or collateral trustee in respect of any Permitted Refinancing thereof in the form of debt securities and (v) guarantees, collateral security documents and related documents executed by any Person in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent or Collateral Agent, as applicable, at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (a) to comply with or reflect customary practices under local Law or advice of local counsel, (b) to cure ambiguities, omissions, mistakes or defects or (c) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02 Notices; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrowers, the Administrative Agent, the Collateral Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Borrowers’ consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrowers, the Guarantors, the Administrative Agent and the Collateral Agent may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower Representative and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, Collateral Agent and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement.

(a) No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and/or Collateral Agent in accordance with Section 8.02 and the other Loan Documents for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent and/or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent and/or the Collateral Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to

Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender (or any person nominated by them) may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Section 10.04 Expenses and Taxes. The Borrowers jointly and severally agree (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the other Agents for all reasonable and out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one primary counsel to the Agents and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty, and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including, without duplication of Indemnified Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.03 (and, for the avoidance of doubt, not including any Taxes that are Excluded Taxes under this Agreement or under any other Loan Document), any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary taxes associated with the Facility), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of special counsel for each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agents subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include, without duplication of Indemnified Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.03 (and, for the avoidance of doubt, not including any Taxes that are Excluded Taxes under this Agreement or under any other Loan Document), all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least 3 Business Days prior to the Closing Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent after any applicable grace periods have expired, in its sole discretion and the Borrowers shall immediately reimburse the Administrative Agent, as applicable.

Section 10.05 Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender, each of their respective Affiliates and each partner, controlling person, director, officer, employee, counsel, agent and representative of the foregoing and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction material to the interests of the Indemnitees, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions and, solely in the event of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction material to the interests of the affected Persons (or each group of affected Persons) taken as a whole) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing or (B) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent, in each case in their respective capacities as such, or any Initial Lender solely in connection with its syndication activities as contemplated under the Commitment Letter) that a court of competent jurisdiction has determined in a final and non-appealable judgment did not involve actions or omissions of any direct or indirect parent or controlling person of a Borrower or its Subsidiaries; or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by a Borrower, its equity holders, its Affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrowers shall indemnify and hold harmless each Indemnitee in the manner set forth above; provided that the Borrowers shall not be liable for any settlement effected without the Borrowers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor. The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to any claims with respect to Taxes (other than any Taxes imposed on payments received pursuant to this Section 10.05).

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the relevant Eurocurrency Rate from time to time in effect in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than to any Disqualified Institution, to the extent that the list of Disqualified Institutions has been made available (and is permitted to be shared) as set forth in the definition of Disqualified Institutions) in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facility and the Loans at the time owing to it under the Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than the applicable Threshold Amount (or such lesser amount as is acceptable to the Administrative Agent and the Borrowers), in each case unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group)) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.07 and, in addition (A) the consent of the Borrowers (from and after the Closing Date, such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (other than any Disqualified Institution); provided that (1) the Borrowers shall be deemed to have consented to any assignment unless they object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof and (2) during the forty-five (45) day period (or such longer period reasonably acceptable to the Arrangers and the Borrowers) following the Closing Date, the Borrowers shall be deemed to have consented to an assignment to any Lender if such Lender was previously identified and approved in the initial allocations of the Loans provided by the Arrangers to the Borrowers and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless (1) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (2) such assignment is in respect of the Revolving Credit Facility and is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund related thereto (other than any Disqualified Institution);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption manually, together with a processing and recordation fee of $3,500 (except, (x) in the case of assignments by any of the Initial Lenders or any of their Affiliates, only a single processing and recording fee shall be payable for assignments as a part of the primary syndication of the Initial Loans and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment). Each Eligible Assignee that is not an existing Lender shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) to any natural person, (C) to any Disqualified Institution (to the extent that the list of Disqualified Institutions has been made available (and is permitted to be shared) as set forth in the definition of Disqualified Institutions), (D) to Holdings or any of its Subsidiaries except as permitted under clause (j) below or (E) to any Affiliate Lender except as permitted under Section 10.07(i);

(vi) [Reserved];

(vii) the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrowers evidencing such Loans to the Borrowers or the Administrative Agent;

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution) that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding anything to the contrary in any Loan Documents, the entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrowers, any Agent and any Lender (with respect to itself), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Upon receipt of a duly completed Assignment and Assumption executed by the assigning Lender and the assignee Lender, the processing fee referred to in clause (b)(iv) of this Section 10.07, if applicable, and any written consent to such assignment required by clause (b) of this Section 10.07, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Section 10.07 unless it has been recorded in the Register as provided in this Section 10.07(c).

(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, sell participations to any Person (other than a natural person, an Affiliate Lender (other than a Debt Fund Affiliate), a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or a Disqualified Institution (to the extent that the list of Disqualified Institutions has been made available to all Lenders as set forth in the definition of Disqualified Institutions) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (subject to the requirements and the limitations of such Sections and Section 3.07) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided, such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.03 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a change in any Law after the Participant becomes a Participant.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a Disqualified Institution or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment, and no foreclosure or other enforcement action in respect thereof, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (subject to the requirements and the limitations of such Sections and Section 3.07); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including under Section 3.01, 3.03 or 3.04), except to the extent that the SPC’s right to a greater payment results from a change in any Law after the grant to the SPC takes place. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500 assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Loans, Specified Refinancing Loans and New Loans hereunder to any Other Affiliate (including any Debt Fund Affiliate), but only if:

(i) the assigning Lender and Other Affiliate purchasing such Lender’s Loans, Specified Refinancing Loans or New Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(ii) after giving effect to such assignment, Other Affiliates (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Loans, Specified Refinancing Loans and New Loans with an aggregate principal amount in excess of 25% of the principal amount of all Loans then outstanding (calculated as of the date of such purchase); and

(iii) such Other Affiliate (other than Debt Fund Affiliates) shall (A) at the time of such assignment affirm the No Undisclosed Information Statement and (B) all times thereafter be subject to the voting restrictions specified in Section 10.01.

In connection with each assignment pursuant to this Section 10.07(i), each Lender acknowledges and agrees that in connection therewith, if the representation set forth in the definition of “No Undisclosed Information Statement” cannot be made pursuant to clause (ii) thereof (1) the Other Affiliates may have, and later may come into possession of, information regarding the Borrowers, the Sponsor, their respective affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such prepayment (including material non-public information) (“Excluded Information”), (2) such Lender, independently and, without reliance on the Other Affiliates, Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Other Affiliates, Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Other Affiliates, Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

(j) Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Loans, Specified Refinancing Loans and New Loans hereunder to Holdings or any of its Subsidiaries, but only if:

(i) (A) such assignment is made pursuant to a Dutch Auction open to all Lenders, Specified Refinancing Loan lenders or New Loan lenders on a pro rata basis or (B) such assignment is made as an open market purchase;

(ii) Holdings or its Subsidiary, as applicable, shall at the time of such assignment affirm the No Undisclosed Information Statement;

(iii) any such Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings or any of its Subsidiaries; and

(iv) Holdings and its Subsidiaries do not use the proceeds of the revolving credit facility under the First Lien Facility (whether or not such revolving credit facility has been increased or refinanced pursuant to the terms thereof) to acquire such Loans.

(k) Notwithstanding anything to the contrary herein, (i) Affiliate Lenders (other than Debt Fund Affiliates) shall not have any right to attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any other Lender to which representatives of the Borrowers are not then present, (ii) Affiliate Lenders (other than Debt Fund Affiliates) shall not have any right to receive any information or material prepared by the Administrative Agent or any other Lender or any communication by or among the Administrative Agent and one or more other Lenders, except to the extent such information or materials have been made available to the Borrowers or their representatives and (iii) neither the Sponsor nor any Affiliate of the Sponsor (other than Debt Fund Affiliates) may be entitled to receive advice of counsel to the Agents or other Lenders and none of them shall challenge any assertion of attorney-client privilege by any Agent or other Lender.

(l) [Reserved].

(m) The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of (including the principal amount and stated interest of) each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement for purposes of complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the United States Treasury Regulations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary.

(n) In the event that a transfer by any of the Secured Parties of its rights and/or obligations under this Agreement (and/or any relevant Loan Document) occurred or was deemed to occur by way of novation, the Borrowers and any other Loan Parties explicitly agree that all securities and guarantees created under any Loan Documents shall be preserved for the benefit of the new Lender and the other Secured Parties.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliate’s respective partners, directors, officers, employees, trustees, representatives and agents, including accountants, legal counsel and other advisors and numbering administration and settlement service providers on a need to know basis, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices; (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing Agent’s or Lender’s legal counsel (in which case the disclosing Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, to promptly notify the Borrower Representative after disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section

10.08 (or as may otherwise be reasonably acceptable to the Borrowers), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution (to the extent the list thereof has been provided to all Lenders) (and is permitted to be shared); (g) with the written consent of Holdings; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (k) to any national or international numbering service provider appointed by such Agent or Lender to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Loan Parties. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08.

For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning Holdings or any of its Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without prior notice to any Borrower or any other Loan Party, any such notice being waived by the Borrowers (each, on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)), now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)) and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff,

(x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Controlled Foreign Subsidiary or FSHCO constitute security, or shall the proceeds of such assets be available for, payment of the Obligations, it being understood that (a) the Equity Interests of any Controlled Foreign Subsidiary or FSHCO that are directly owned by any U.S. Loan Party may be pledged, to the extent set forth in Section 6.12 (and, for the avoidance of doubt, only to the extent not constituting Excluded Property) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrowers’ obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12 Integration; Effectiveness. This Agreement and the other Loan Documents (in addition to the Fee Letter) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of the Fee Letter shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with their terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. This Agreement shall become effective in accordance with Section 4.01.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification) hereunder shall remain unpaid or unsatisfied.

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT WITH RESPECT TO THE COLLATERAL THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 10.15. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.16 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18 Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and Holdings acknowledge and agree, and each of them acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of Holdings and its Subsidiaries and any Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger has advised or is advising Holdings and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between Holdings and its Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (C) the Borrowers and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrowers and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and Arranger is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings or any of its Affiliates, or any other Person and (B) neither any Agent nor any Arranger has any obligation to Holdings or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrowers and their respective Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests and transactions to Holdings, the Borrowers or their respective Affiliates. To the fullest extent permitted by law, Holdings and the Borrowers hereby (i) agree not to assert any claims that they may have against the Agents, the Arrangers, and the Lenders with respect to any breach or alleged breach of agency and (ii) agree not to assert that any fiduciary or similar duty is owed by the Agents, the Arrangers or the Lenders, in each case, in connection with any aspect of any transaction contemplated hereby.

Section 10.20 Affiliate Activities. The Borrowers and Holdings acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of Holdings and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of Holdings and its Affiliates or (iii) have other relationships with Holdings and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of Holdings and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.20.

Section 10.21 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22 USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first written above.

LD INTERMEDIATE HOLDINGS, INC., as a Borrower

By:	/s/ Douglas S. Strahan
Name:	Douglas S. Strahan
Title:	Secretary and Treasurer

LD LOWER HOLDINGS, INC., as a Borrower

By:	/s/ Douglas S. Strahan
Name:	Douglas S. Strahan
Title:	Secretary and Treasurer:

LD TOPCO, INC., as Holdings

By:	/s/ Douglas S. Strahan
Name:	Douglas S. Strahan
Title:	Secretary and Treasurer

[Signature Page to First Lien Credit Agreement]

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Rodica Dutka
Name:	Rodica Dutka
Title:	Manager, Agency

[Signature Page to First Lien Credit Agreement]

ROYAL BANK OF CANADA, as Lender, L/C Issuer and Swing Line Lender

By:	/s/ Kamran Khan
Name:	Kamran Khan
Title:	Authorized Signatory

[Signature Page to First Lien Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Lender

By:	/s/ ALICE MARE
Name:	ALICE MARE
Title:	AUTHORIZED SIGNATORY

[Signature Page to First Lien Credit Agreement]